EXHIBIT 10.19
______________________________________________________________
LOAN AGREEMENT
Dated as of December 8, 2017
By and Among
Borrowers (as defined herein)
And

SOCIETE GENERALE
and
UBS AG, by and through its branch office
at 1285 Avenue of the Americas, New York, York,
collectively, as Lender
_________________________________________________________________

Page

1.	DEFINITIONS; PRINCIPLES OF CONSTRUCTION 1

1.1	Specific Definitions 1

1.2	Index of Other Definitions 20

1.3	Principles of Construction 23

2.	GENERAL LOAN TERMS 23

2.1	The Loan 23

2.2	Interest; Monthly Payments 24

2.2.1	Generally 24

2.2.2	Default Rate 24

2.2.3	Taxes 24

2.2.4	Status of Lenders 25

2.2.5	Treatment of Certain Refunds 25

2.2.6	Increased Costs 25

2.2.7	New Payment Date 26

2.3	Loan Repayment 26

2.3.1	Repayment 26

2.3.2	Mandatory Prepayments 27

2.3.3	Voluntary Prepayments 27

2.4	Release of Properties 27

2.4.1	Sale of Properties 27

2.4.2	Release Upon Substitution 29

2.4.3	Release on Payment in Full 32

2.5	Payments and Computations 33

2.5.1	Making of Payments 33

2.5.2	Computations 33

2.5.3	Late Payment Charge 33

3.	CASH MANAGEMENT AND RESERVES 33

3.1	Cash Management Arrangements 33

3.2	Required Repairs/Substitution Repairs 34

3.2.1	Completion of Required Repairs 34

3.2.2	Required Repairs Reserves 34

3.2.3	Substitution Repairs 35

3.3	Taxes and Insurance 35

3.4	Capital Expense Reserves 37

3.5	Rollover Reserves 37

3.5.1	Rollover Reserve 38

3.5.2	Rollover Letter of Credit 38

3.5.3	Special Rollover Reserve 39

3.5.4	Special Rollover Letter of Credit 40

3.6	Free Rent/Advance Rent Reserve 41

3.7	Casualty/Condemnation Subaccount 42

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3.8	Security Deposits 42

3.9	Cash Collateral Subaccount 42

3.10	Grant of Security Interest; Application of Funds 43

3.11	Property Cash Flow Allocation 43

3.12	Letters of Credit. 44

4.	REPRESENTATIONS AND WARRANTIES 45

4.1	Organization; Special Purpose 45

4.2	Proceedings; Enforceability 46

4.3	No Conflicts 46

4.4	Litigation 46

4.5	Agreements 47

4.6	Title 47

4.7	No Bankruptcy Filing 48

4.8	Full and Accurate Disclosure 48

4.9	Tax Filings 48

4.10	ERISA; No Plan Assets 49

4.11	Compliance 49

4.12	Major Contracts 50

4.13	Federal Reserve Regulations; Investment Company Act; Bank Holding Company 50

4.14	Easements; Utilities and Public Access 50

4.15	Physical Condition 50

4.16	Leases 51

4.17	Fraudulent Transfer 52

4.18	Ownership of Borrower 52

4.19	Purchase Options 52

4.20	Property Management Agreements 52

4.21	Hazardous Substances 52

4.22	Name; Principal Place of Business 53

4.23	Other Debt 53

4.24	Assignments of Leases and Rents 53

4.25	Insurance 53

4.26	FIRPTA 54

4.27	Fiscal Year 54

4.28	Intellectual Property/Websites 54

4.29	Operations Agreements 54

4.30	Illegal Activity 54

4.31	Patriot Act; Foreign Corrupt Practices Act 54

5.	COVENANTS 55

5.1	Existence 55

5.2	Real Property Taxes and Other Charges 55

5.3	Access to Properties 56

5.4	Repairs; Maintenance and Compliance; Alterations 56

5.4.1	Repairs; Maintenance and Compliance 56

5.4.2	Alterations 57

5.5	Performance of Other Agreements 58

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5.6	Cooperate in Legal Proceedings 58

5.7	Further Assurances 58

5.8	Environmental Matters 58

5.8.1	Hazardous Substances 58

5.8.2	Environmental Monitoring 59

5.8.3	O & M Program 61

5.9	Title to the Properties 61

5.10	Leases 61

5.10.1	Generally 61

5.10.2	Material Leases 61

5.10.3	Minor Leases 62

5.10.4	Additional Covenants With Respect to Leases 63

5.10.5	SNDA 64

5.11	Estoppel Statement 64

5.12	Property Management 64

5.12.1	Property Management Agreement 64

5.12.2	Termination of Manager 65

5.13	Special Purpose Bankruptcy Remote Entity 66

5.14	Assumption in Non-Consolidation Opinion 66

5.15	Change in Business or Operation of Properties 66

5.16	Debt Cancellation 66

5.17	Affiliate Transactions 66

5.18	Zoning 66

5.19	No Joint Assessment 66

5.20	Principal Place of Business 67

5.21	Change of Name, Identity or Structure 67

5.22	Indebtedness 67

5.23	License; Intellectual Property; Website 67

5.23.1	Licenses 67

5.23.2	Intellectual Property 67

5.23.3	Website 68

5.24	Compliance with Restrictive Covenants 68

5.25	ERISA 68

5.26	Prohibited Transfers 69

5.26.1	Generally 69

5.26.2	Transfer and Assumption 69

5.27	Liens 72

5.28	Dissolution 72

5.29	Expenses 72

5.30	Indemnity 73

5.31	Patriot Act Compliance 75

5.32	Approval of Major Contracts 76

6.	NOTICES AND REPORTING 77

6.1	Notices 77

6.2	Borrower Notices and Deliveries 78

6.3	Financial Reporting 78

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6.3.1	Bookkeeping 79

6.3.2	Annual Reports 79

6.3.3	Monthly/Quarterly Reports 80

6.3.4	Other Reports 80

6.3.5	Annual Budget 80

6.3.6	Additional Operating Expenses 82

6.3.7	Breach 82

7.	INSURANCE; CASUALTY; AND CONDEMNATION 82

7.1.1	Insurance 82

7.1.2	Coverage 82

7.1.3	Policies 85

7.2	Casualty 86

7.2.1	Notice; Restoration 87

7.2.2	Settlement of Proceeds 87

7.3	Condemnation 87

7.3.1	Notice; Restoration 87

7.3.2	Collection of Award 88

7.4	Application of Proceeds or Award 88

7.4.1	Application to Restoration 88

7.4.2	Application to Debt 89

7.4.3	Procedure for Application to Restoration 90

8.	DEFAULTS 90

8.1	Events of Default 90

8.2	Remedies 93

8.2.1	Acceleration 93

8.2.2	Remedies Cumulative 93

8.2.3	Severance 94

8.2.4	Delay 94

8.2.5	Lender’s Right to Perform 94

9.	SPECIAL PROVISIONS 95

9.1	Sale of Mortgage and Securitization 95

9.2	Securitization Indemnification 98

9.3	Severance of Loan 101

9.4	Costs and Expenses 102

10.	MISCELLANEOUS 102

10.1	Exculpation 102

10.2	Brokers and Financial Advisors 106

10.3	Retention of Servicer 106

10.4	Survival; Successors and Assigns 107

10.5	Lender’s Discretion; Rating Agency Review Waiver 107

10.6	Governing Law 108

10.7	Modification, Waiver in Writing 109

10.8	Trial by Jury 109

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10.9	Headings/Schedules 109

10.10	Severability 110

10.11	Preferences 110

10.12	Waiver of Notice 110

10.13	Remedies of Borrower 110

10.14	Prior Agreements 111

10.15	Offsets, Counterclaims and Defenses 111

10.16	Publicity 111

10.17	No Usury 111

10.18	Conflict; Construction of Documents; Reliance 112

10.19	No Joint Venture or Partnership; No Third Party Beneficiaries 112

10.20	Yield Maintenance Premium 112

10.21	Assignments and Participations 113

10.22	Waiver of Marshalling of Assets 113

10.23	Creation of Security Interest 113

10.24	Cross Default; Cross Collateralization 113

10.25	Contribution Among Borrowers 114

10.26	Joint and Several 114

10.27	Intentionally Omitted 114

10.28	Acknowledgement and Consent to Bail-In of EEA Financial Institutions 114

10.29	Set-Off 115

10.30	Negation of Implied Right to Cure Events of Default 115

10.31	Counterparts 116

10.32	Co-Lenders 116

10.33	Registered Obligations 116

10.34	Confidentiality 117

Schedule 1    -    Identity of Borrowers and Location of Properties
Schedule 2    -    Required Repairs
Schedule 3    -    Exceptions to Representations and Warranties
Schedule 4    -    Organization of Borrower
Schedule 5    -    Definition of Special Purpose Bankruptcy Remote Entity
Schedule 6    -    Allocated Loan Amounts and Release Amount Percentages
Schedule 7    -    Rent Roll
Schedule 8    -    Secondary Market Transaction Information
Schedule 9    -    Intellectual Property/Websites
Schedule 10    -    REA
Schedule 11        Property Management Agreements
Schedule 12        Physical Conditions Reports
Schedule 13        Ratable Share
Schedule 14        Free Rent Leases
Schedule 15        Tenant’s paying Real Property Taxes Directly
Schedule 16        Zoning Reports

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Schedule 17        Qualified Replacement Managers
Schedule 18        Major Leases
Schedule 19        Environmental Reports
Schedule 20        At Closing TILC
Schedule 21        Notes
Schedule 22        Environmental Insurance Policy

LOAN AGREEMENT
LOAN AGREEMENT dated as of December 8 2017 (as the same may be modified, supplemented, amended or otherwise changed, this “Agreement”) by and among each of the entities listed on Schedule 1 (each a “Borrower” and collectively together with their respective permitted successors and assigns, “Borrowers”), and SOCIETE GENERALE and UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, York (each a “Co-Lender” and collectively, together with their respective successors and/or assigns, “Lender”).
1.DEFINITIONS; PRINCIPLES OF CONSTRUCTION
1.1    Specific Definitions. The following terms have the meanings set forth below:
Acceptable Appraisal:  an appraisal of the Property in its then “as is” condition, prepared not more than sixty (60) days prior to any relevant date hereunder (e.g. prior to a release or Substitution of a Property) by a member of the American Institute of Real Estate Appraisers selected or approved by Lender, which appraisal shall (a) meet the minimum appraisal standards for national banks promulgated by the Comptroller of the Currency pursuant to Title XI of the Financial Institutions Reform, Recovery, and Enforcement Act of 1989, as amended (FIRREA), (b) shall comply with the Uniform Standards of Professional Appraisal Practice (USPAP) and (c) otherwise be in both form and substance satisfactory to Lender in its reasonable discretion.
Acceptable Replacement Guarantor: one or more Persons that satisfy the criteria set forth in clauses (1) through (4) of the defined term “Qualified Transferees” for whom Lender shall have received a credit check reasonably acceptable to Lender and whose identity, experience, financial condition and creditworthiness, is acceptable to Lender in Lender’s reasonable discretion and whose net worth and liquidity meet the requirements of the Guaranty, and for which Lender has received a Rating Comfort Letter from each applicable Rating Agency and, in each case, either Controls Borrowers or owns a direct or indirect interest in Borrowers.
Affiliate: as to any Person, any other Person (i) which directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such Person; or (ii) which, directly or indirectly, beneficially owns or holds twenty-five percent (25%) or more of any class of stock or any other ownership interest in such Person; or (iii) twenty-five percent (25%) or more of the direct or indirect ownership of which is beneficially owned or held by such Person; or (iv) which is a member of the family (as defined in Section 267(c)(4) of the Code) of such Person or which is a trust or estate, the beneficial owners of which are members of the family (as defined in Section 267(c)(4) of the Code) of such Person; or (v) which directly or indirectly is a general partner, controlling shareholder, managing member, officer, director or trustee of such Person.
Allocated Loan Amount: with respect to each Property, the amount set forth with respect to such Property on Schedule 6 hereto.
Anti-Corruption Laws: any laws, rules and regulations of any of any Governmental Authority applicable to Borrower, Guarantor or any of their direct or indirect members, partners or owners concerning bribery or corruption, including the United Stated Federal Corrupt Properties Act of 1997 (15 U.S.C.§8 78d Jan/et seq.).
Anti-Money Laundering Laws: any laws, rules and regulations of any Governmental Authority applicable from time to time to Borrower, Guarantor or any of their direct or indirect partners, members or owners related to money laundering or terrorist financing.
Appraised Value: as to any Property, the “as-is” appraised value of such Property as shown in an Acceptable Appraisal.
Approved Bank shall mean a bank or other financial institution, the long-term unsecured debt rating of which are at least “A” by S&P, Fitch and DBRS and “A2” by Moody’s and the short-term unsecured debt ratings of which are at least “A-1” by S&P, “F1” by Fitch, “R-1” by DBRS and “P-1” by Moody’s.
Approved Capital Expenses: Capital Expenses incurred by a Borrower, which Capital Expenses shall either be (i) included in the Approved Capital Budget for the Property owned by such Borrower for the current calendar month or (ii) approved by Lender in its reasonable discretion.
Approved Leasing Expenses: actual out-of-pocket expenses incurred by a Borrower and payable to third parties that are not Affiliates of any Borrower or Guarantor (or payable to third parties that are Affiliates of any Borrower or Guarantor but only to the extent such expenses are on market terms at market rates comparable with expenses that would have been incurred in an arm’s length transaction) in leasing space at a Property pursuant to Leases entered into in accordance with the Loan Documents, including brokerage commissions and tenant improvements, which expenses are (A) specifically approved by Lender, in its reasonable discretion in connection with approving the applicable Lease, or (B) incurred in the ordinary course of business and on market terms and conditions in connection with Leases which do not require Lender’s approval under the Loan Documents, and Lender shall have received (and approved, if applicable, in its reasonable discretion) a budget for such tenant improvement costs and a schedule of leasing commission payments payable in connection therewith or (C) otherwise approved by Lender, which approval shall not be unreasonably withheld or delayed. Approved Leasing Expenses shall in its reasonable discretion be substantiated by executed Lease documents and/or brokerage agreements, as applicable.
Approved Major Lease Leasing Expenses: actual out-of-pocket expenses incurred by Borrowers and payable to third parties that are not Affiliates of any Borrower or Guarantor in re-leasing space demised under a Major Lease at a Property pursuant to replacement Leases entered into in accordance with the Loan Documents, including brokerage commissions and tenant improvements, which expenses are (A) specifically approved by Lender in its reasonable discretion in connection with approving the applicable Lease or (B) otherwise approved by Lender, which approval shall not be unreasonably withheld or delayed. Approved Major Lease Leasing Expenses shall be substantiated by executed Lease documents and brokerage agreements.
Approved Operating Expenses: during a Cash Management Period, (A) operating expenses incurred by a Borrower that (i) are included in the Approved Operating Budget for the Property owned by such Borrower for the current calendar month, (ii) are for real estate taxes, insurance premiums, electric, gas, oil, water, sewer or other utility service to such Property, (iii) are other similar operating expenses that are non-discretionary in nature, (including, without limitation, expenses necessary to comply with material obligations of Borrower, as landlord under any Leases, or to comply with material agreements and other instruments affecting the Property with respect to which the failure to comply could reasonably be expected to result in a Material Adverse Effect but only to the extent that such expenses are in the nature of operating expenses) or (iv) are Emergency Expenditures or (B) other expenses approved by Lender; provided, however, that Approved Operating Expenses shall not include fees payable to any Property Manager(s) under the applicable Property Management Agreements (inclusive of any fees owed to any Sub-Manager under any Sub-Management Agreement) in excess of four percent (4%) of the Rents from the applicable Property.
Available Cash: as of each Payment Date during the continuance of Cash Management Period, the amount of Rents, if any, remaining in the Deposit Account after the application of all of the payments required under clauses (i) through (vi) of Section 3.11 (a) hereof.
Bankruptcy Code: Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.
Bankruptcy Proceeding: with respect to any Person, (i) consenting in writing to the appointment of a conservator, receiver, trustee, custodian or liquidator in any insolvency, readjustment of debt, marshalling of assets and liabilities or similar proceedings of or relating to it or of or relating to all, or substantially all, of its property, or for the winding-up or liquidation of its affairs, (ii) admitting in writing its inability to pay its debts generally as they become due or (iii) filing a petition, or otherwise instituting, or consenting in writing to the institution against it or, proceedings to take advantage of any law relating to bankruptcy, insolvency or reorganization or the relief of debtors under any federal, state or foreign bankruptcy, insolvency, receivership or similar law.
Business Day: any day other than a Saturday, Sunday or any day on which commercial banks in New York, New York are authorized or required to close.
Calculation Date: the last day of each calendar quarter during the Term.
Capital Expenses: expenses that are required to be capitalized under GAAP.
Cash Management Period: shall commence upon Lender giving notice to the Clearing Bank and Borrowers of the occurrence of any of the following: (i) the Stated Maturity Date, (ii) an Event of Default or (iii) if, as of any Calculation Date, the Debt Service Coverage Ratio is less than 1.80:1 (a “DSCR Cash Management Period”) or (iv) the commencement of a Lease Sweep Period; and shall end upon Lender giving notice to the Clearing Bank that the sweeping of funds into the Deposit Account may cease, which notice Lender shall only be required to give if (1) the Loan and all other obligations under the Loan Documents have been repaid in full or (2) the Stated Maturity Date has not occurred and (A) with respect to the matters described in clause (ii) above, such Event of Default has been cured and no other Event of Default has occurred and is continuing or (B) with respect to the matter described in clause (iii) above, Lender has determined that the Properties have achieved a Debt Service Coverage Ratio of at least 1.80:1 for two (2) consecutive Calculation Dates or (C) with respect to the matter described in clause (iv) above, such Lease Sweep Period has ended.
Co-Lender: shall have the meaning set forth in the introductory paragraph hereto.
Code: the Internal Revenue Code of 1986, as amended, and as it may be further amended from time to time, any successor statutes thereto, and applicable U.S. Department of Treasury regulations issued pursuant thereto in temporary or final form.
Connection Income Taxes: means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
Control: with respect to any Person, either (i) ownership directly or indirectly of forty-nine percent (49%) or more of all equity interests in such Person or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, through the ownership of voting securities, by contract or otherwise, and the terms Controlled, Controlling and Common Control shall have correlative meanings.
Debt: the unpaid Principal, all interest accrued and unpaid thereon, any Yield Maintenance Premium and all other sums due to Lender in respect of the Loan or under any Loan Document.
Debt Service: with respect to any particular period, the scheduled interest payments due under the Note in such period.
Debt Service Coverage Ratio: as of any date, the ratio calculated by Lender of (i) the Net Operating Income for the twelve (12)‑month period ending with the most recently completed calendar month to (ii) the Debt Service with respect to such period.
Default: the occurrence of any event under any Loan Document which, with the giving of notice or passage of time, or both, would be an Event of Default.
Default Rate: a rate per annum equal to the lesser of (i) the maximum rate permitted by applicable law, or (ii) four percent (4%) above the Interest Rate, compounded monthly.
Deposit Bank: Wells Fargo Bank, National Association, or such other bank or depository selected by Lender in its discretion.
Eligible Account: a separate and identifiable account from all other funds held by the holding institution that is either (i) an account or accounts (or subaccounts thereof) (A) maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (B) if a Securitization has occurred, as to which Lender has received a Rating Comfort Letter from each of the applicable Rating Agencies with respect to holding funds in such account, or (ii) a segregated trust account or accounts (or subaccounts thereof) maintained with the corporate trust department of a federal depository institution or state chartered depository institution subject to regulations regarding fiduciary funds on deposit similar to Title 12 of the Code of Federal Regulations §9.10(b), having in either case corporate trust powers, acting in its fiduciary capacity, and a combined capital and surplus of at least $50,000,000 and subject to supervision or examination by federal and state authorities. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.
Eligible Institution: a depository institution insured by the Federal Deposit Insurance Corporation the short term unsecured debt obligations or commercial paper of which are rated at least A-1 by S&P, P-1 by Moody’s and F-1+ by Fitch, in the case of accounts in which funds are held for thirty (30) days or less or, in the case of Letters of Credit or accounts in which funds are held for more than thirty (30) days, the long term unsecured debt obligations of which are rated at least (i) “AA” by S&P, (ii) “AA“ and/or “F1+” (for securities) and/or “AAAmmf” (for money market funds), by Fitch and (iii) “Aa2” by Moody’s; provided, however, for purposes of the Deposit Bank, the definition of Eligible Institution shall have the meaning set forth in the Deposit Account Agreement.
Emergency Expenditures: the incurrence of expenses that were necessary in order to (A) avoid imminent bodily injury, harm or damage to individuals or any Property, (B) avoid the suspension of any necessary service to any Property, or (C) comply with Legal Requirements, and, in each such case, Borrower shall give Lender notice of such Emergency Expenditures as soon as practicable and provided that at no time may management fees payable to Property Manager be considered an Emergency Expenditure.
ERISA: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.
ERISA Affiliate: means any trade or business (whether or not incorporated) which is a member of the same controlled group of corporations or group of trades or businesses under common control with Borrower or Guarantor, or is treated as a single employer together with Borrower or Guarantor under Section 414 of the Code or Title IV of ERISA.
Excluded Taxes: means any of the following Taxes imposed on or with respect to a Lender or required to be withheld or deducted from a payment to a Lender, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Lender being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Commitment or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2.2.3, amounts with respect to such Taxes were payable either to such Lender's assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Lender’s failure to comply with Section 2.2.4 and (d) any withholding Taxes imposed under FATCA.
Environmental Reports: those certain Phase I environmental site assessments described on Schedule 19 hereto.

FATCA: means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreement entered into pursuant to Section 1471(b)(1) of the Code.
Fiscal Year: each twelve (12) month period commencing on January 1 and ending on December 31 during each year of the Term.
Free Rent Leases shall mean the Leases to the tenants identified on Schedule 14 attached hereto.
GAAP: generally accepted accounting principles in the United States of America as of the date of the applicable financial report.
Government Lists: (i) the Specially Designated Nationals and Blocked Persons Lists maintained by the Office of Foreign Assets Control (“OFAC”), (ii) any other list of terrorists, terrorist organizations or narcotics traffickers maintained pursuant to any of the Rules and Regulations of OFAC that Lender notified Borrowers in writing is now included in “Government Lists”, (iii) any similar lists maintained by the United States Department of State, the United States Department of Commerce, the United Nations, the European Union, any European Union member state, the United Kingdom or (iv) any similar lists maintained pursuant to any Executive Order of the President of the United States of America that Lender notified Borrowers in writing is now included in “Government Lists”.
Governmental Authority: any court, board, agency, department, committee, commission, central bank, office or authority of any nature whatsoever (including any political subdivision or instrumentality thereof) for any governmental or quasi-governmental unit (whether federal, state, commonwealth, county, district, municipal, city, parish, provincial or otherwise) (whether of the government of the United States or any other nation) now or hereafter in existence having jurisdiction over Borrower, Guarantor, any Property and/or any Lender (including any supra-national bodies such as the European Union or the European Central Bank and any intergovernmental organizations such as the United Nations).
Guarantor: American Finance Operating Partnership, L.P., a Delaware limited partnership, or any other Person that now or hereafter guarantees any of Borrowers’ obligations hereunder or any other Loan Document.
Indemnified Taxes: means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower or Lender under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes
Interest Period: (i) the period from the date hereof through the first day thereafter that is the last day of a calendar month and (ii) each period thereafter from the 1st day of each calendar month through the last day of each such calendar month; except that the Interest Period, if any, that would otherwise commence before and end after the Maturity Date shall end on the Maturity Date. Notwithstanding the foregoing, if Lender exercises its right to change the Payment Date to a New

Payment Date in accordance with Section 2.2.5 hereof, then from and after such election, each Interest Period shall be the period from the New Payment Date in each calendar month through the day in the next succeeding calendar month immediately preceding the New Payment Date in such calendar month.
Interest Rate: a rate of interest equal to 4.191% per annum (or, when applicable pursuant to this Agreement or any other Loan Document, the Default Rate).
Lease Sweep Period: the period which shall commence and end as hereinafter provided.
A Lease Sweep Period shall commence on the first Payment Date following the occurrence of any of the following:
(i)the date that is twelve (12) months prior to the end of the term of any Major Lease (including any renewal terms); or
(ii)    the date required under a Major Lease by which the applicable Major Tenant is required to give notice of its exercise of a renewal option thereunder (and such renewal has not been so exercised); or
(iii)    any Major Lease (or any material portion thereof) is surrendered, cancelled or terminated prior to its then current expiration date; or
(iv)    any Major Tenant shall discontinue its business at its premises (i.e., “goes dark”) or give notice that it intends to discontinue its business; or
(v)    the occurrence and continuance (beyond any applicable notice and cure periods) of a material default under any Major Lease by the applicable Major Tenant thereunder; or
(vi)    the occurrence of a Major Tenant Insolvency Proceeding.
A Lease Sweep Period shall end upon the earlier to occur of (x) the date that funds in an amount equal to $15 per square foot of the space demised under the Major Lease (or Major Leases) that gave rise to the subject Lease Sweep Period have been accumulated in the Special Rollover Reserve Subaccount (or Borrower has provided Lender with a Special Rollover Letter of Credit in such amount and as set forth in Section 3.5.4 hereof) or (y) the occurrence of any of the following:
(1)    with respect to a Lease Sweep Period caused by a matter described in clauses (i), (ii), (iii) or (iv) above, upon the earlier to occur of (A) the date on which the subject Major Tenant irrevocably exercises its renewal or extension option (or otherwise enters into an extension agreement with Borrowers and acceptable to Lender in its reasonable discretion) with respect to all of the space demised under its Major Lease, and in Lender’s good faith judgment, sufficient funds have been accumulated in the Special Rollover Reserve Subaccount (during the continuance of the subject Lease Sweep Period) to pay for all anticipated Approved Major Lease Leasing Expenses for such Major Lease and any other anticipated expenses in connection with such renewal or extension, or (B) the date on which all of the space demised under the subject Major Lease (or portion thereof) that gave rise to the subject Lease Sweep Period has been fully leased pursuant to a replacement Lease or replacement Leases entered into in accordance with Section 5.10 hereof, and all Approved Major Lease Leasing Expenses (and any other expenses in connection with the re-tenanting of such space) have been paid in full;
(2)    with respect to a Lease Sweep Period caused by a matter described in clause (v) above, if the subject Major Tenant default has been cured, and no other Major Tenant default has occurred for a period of three (3) consecutive months following such cure; or
(3)    with respect to a Lease Sweep Period caused by a matter described in clause (vi) above, if the applicable Major Tenant Insolvency Proceeding has terminated and the applicable Major Lease has been affirmed, assumed or assigned in a manner satisfactory to Lender in the exercise of Lender’s reasonable discretion.
Lease Termination Payments: (i) all fees, penalties, commissions or other payments made to any Borrower in connection with or relating to the rejection, buy-out, termination, surrender or cancellation of any Lease (including in connection with any Bankruptcy Proceeding), (ii) any security deposits or proceeds of letters of credit held by any Borrower in lieu of cash security deposits, which such Borrower is permitted to retain pursuant to the applicable provisions of any Lease and (iii) any payments made to any Borrower relating to unamortized tenant improvements and leasing commissions under any Lease.
Leases: all leases and other agreements or arrangements heretofore or hereafter entered into affecting the use, enjoyment or occupancy of, or the conduct of any activity upon or in, a Property or the Improvements relating thereto, including any guarantees, extensions, renewals, modifications or amendments thereof and all additional remainders, reversions and other rights and estates appurtenant thereunder.
Legal Requirements: statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities (including those regarding fire, health, handicapped access, sanitation, ecological, historic, zoning, environmental protection, wetlands and building laws and the Americans with Disabilities Act of 1990, Pub. L. No. 89-670, 104 Stat. 327 (1990), as amended, and all regulations promulgated pursuant thereto) affecting any Borrower, any Loan Document or all or part of any Property or the construction, ownership, use, alteration or operation thereof, whether now or hereafter enacted and in force, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instrument, either of record or known to any Borrower, at any time in force affecting all or part of any Property.
Lender: shall have the meaning set forth in the introductory paragraph hereto.
Lender’s Consultant: a licensed hydrologist, a licensed engineer or other qualified environmental consulting firm engaged by Lender.

Letter of Credit shall mean an irrevocable, unconditional, transferable (without payment of any transfer fee by the transferring or transferee beneficiary thereof), clean sight draft letter of credit acceptable to Lender in its reasonable discretion (either an evergreen letter of credit or one which does not expire until at least thirty (30) Business Days after the Stated Maturity Date or payment of the subject obligation or completion of the subject activity for which such Letter of Credit was provided) in favor of Lender and entitling Lender to draw thereon, in whole or in part, in New York, New York or such other domestic location approved by Lender in its reasonable discretion or pursuant to procedures of the issuing bank provided that such issuing bank allows for draws (including partial draws by facsimile), issued by a domestic Approved Bank or the U.S. agency or branch of a foreign Approved Bank, to an applicant/obligor that is not the Borrower. Any Letter of Credit delivered to Lender in connection with the Loan shall, in addition to any other requirements set forth herein, be subject to the terms and conditions set forth in Section 3.12 hereof.
Lien: any mortgage, deed of trust, lien (statutory or otherwise), pledge, hypothecation, preference, assignment, security interest, PACE Loan or any other encumbrance, charge or transfer of, or any agreement to enter into or create any of the foregoing, on or affecting all or any part of any Property or any interest therein, or any direct or indirect interest in any Borrower or Sole Member, including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, the filing of any financing statement, and mechanic’s, materialmen’s and other similar liens and encumbrances.
Loan Documents: this Agreement and all other documents, agreements and instruments now or hereafter evidencing and/or securing the Loan which has been delivered to Lender and executed by Borrower and Guarantor, in each case, in connection with the Loan, including the following, each of which is dated as of the date hereof: (i) the Promissory Notes made by Borrowers to Lender in the aggregate principal amount equal to the Loan (collectively, the “Note”) as more particularly described on Schedule 21 hereto, (ii) each Mortgage, Assignment of Leases and Rents and Security Agreement made by a Borrower (or the Deed of Trust, Assignment of Leases and Rents and Security Agreement made by a Borrower to a trustee, as the case may be) in favor of Lender which covers the Property owned by such Borrower (collectively, the “Mortgages”), (iii) each Assignment of Leases and Rents from a Borrower to Lender (collectively, the “Assignments of Leases and Rents”), (iv) each Assignment of Agreements, Licenses, Permits and Contracts from a Borrower to Lender, (v) each Deposit Account Control Agreement (collectively, the “Clearing Account Agreements”) among each Borrower, Lender, Property Manager and the Clearing Banks, (vi) the Deposit Account Agreement (the “Deposit Account Agreement”) among Borrowers, Lender, Property Manager and the Deposit Bank, (vii) each Consent and Subordination of Manager from Borrower and each Property Manager, (vii) each Consent of Sub-Manager from Borrower and each Sub-Manager and (viii) the Guaranty of Recourse Obligations made by Guarantor (the “Guaranty”); as each of the foregoing may be (and each of the foregoing defined terms shall refer to such documents as they may be) amended, restated, replaced, severed, split, supplemented or otherwise modified from time to time (including pursuant to Section 9.3 hereof).
Lockout Date: January 1, 2019.

Major Contract: (i) any management, brokerage or leasing agreement or (ii) any cleaning, maintenance, service or other contract or agreement of any kind (in each case, other than Leases) of a material nature (materiality for these purposes to include, without limitation, contracts which extend beyond one year (unless cancelable on thirty (30) days or less notice without requiring the payment of termination fees or payments of any kind)), in either case entered into by a Borrower relating to the ownership, leasing, management, use, operation, maintenance, repair or restoration of a Property.
Major Lease: (i) any of the Leases on Schedule 18 hereto (or any replacement Leases demising all or substantially all of the space currently demised under a Major Lease), (ii) any Lease (or Leases) to a tenant or replacement tenant that, together with its Affiliates, demises space comprising 50,000 or more rentable square feet of the Improvements at any Property or (iii) any Lease (or Leases) to a tenant that, together with its Affiliates, provides for Rent, in the aggregate, equals 30% or more of the total in-place base rent at any Property.
Major Lease Termination Payments: (i) all fees, penalties, commissions or other payments made to any Borrower in connection with or relating to the rejection, buy-out, termination, surrender or cancellation of any Major Lease (including in connection with any Major Tenant Insolvency Proceeding), (ii) any security deposits or proceeds of letters of credit held by any Borrower in lieu of cash security deposits, which such Borrower is permitted to retain pursuant to the applicable provisions of any Major Lease and (iii) any payments made to any Borrower relating to unamortized tenant improvements and leasing commissions under any Major Lease.
Major Tenant: any tenant under either a Major Lease, or under one or more Leases (leased by such tenant and/or its Affiliates), which when taken together either (i) demises space comprising 50,000 or more rentable square feet of the Improvements at any Property or (ii) provides for Rent, in the aggregate, equals 30% or more of the total in-place base rent at any Property.
Major Tenant Insolvency Proceeding: (A) the admission in writing by any Major Tenant of its inability to pay its debts generally, or the making of a general assignment for the benefit of creditors, or the instituting by any Major Tenant of any proceeding seeking to adjudicate it insolvent or seeking a liquidation or dissolution, or the taking advantage by any Major Tenant of any Insolvency Law (as hereinafter defined), or the commencement by any Major Tenant of a case or other proceeding naming it as debtor under any Insolvency Law or the instituting of a case or other proceeding against or with respect to any Major Tenant under any Insolvency Law or (B) the instituting of any proceeding against or with respect to any Major Tenant seeking liquidation of its assets or the appointment of (or if any Major Tenant shall consent to or acquiesce in the appointment of) a receiver, liquidator, conservator, trustee or similar official in respect of it or the whole or any substantial part of its properties or assets or the taking of any corporate, partnership or limited liability company action in furtherance of any of the foregoing. As used herein, the term “Insolvency Law” shall mean Title 11 of the United States Code (11 U.S.C. §§ 101 et seq.) as the same has been or may be amended or superseded from time to time, or any other applicable domestic or foreign liquidation, conservatorship, bankruptcy, receivership, insolvency, reorganization, or any similar debtor relief laws affecting the rights, remedies, powers, privileges and benefits of creditors generally.

Material Adverse Effect: a material adverse effect on (i) a Property, (ii) the business, profits, operations or condition (financial) of Borrowers, Guarantor or a Property (or, with respect to a Property, its physical condition), (iii) the enforceability, validity, perfection or priority of the lien of the Mortgages or the other Loan Documents, (iv) the ability of Borrowers to perform their material obligations under the Mortgages or the other Loan Documents or (v) the ability of Guarantor to perform its material obligations under the Guaranty.
Material Alteration: any alteration affecting structural elements of a Property the cost of which exceeds five percent (5%) of the Allocated Loan Amount for the applicable Property; provided, however, that in no event shall (i) any Required Repairs, (ii) any tenant improvement work performed pursuant to any Lease existing on the date hereof or entered into hereafter in accordance with the provisions of this Agreement, or (iii) alterations performed as part of a Restoration, constitute a Material Alteration.
Material Lease: all Leases which (A) individually or in the aggregate with respect to the same tenant and its Affiliates cover more than 30,000 square feet of the Improvements, (B) provide the tenant thereunder with an option or other preferential right to purchase all or any portion of any Property, or (C) are entered into with a tenant who is an Affiliate of any Borrower.
Maturity Date: the date on which the final payment of principal of the Note (or the Defeased Note, if applicable) becomes due and payable as therein provided, whether at the Stated Maturity Date, by declaration of acceleration, or otherwise.
Minor Lease: any Lease that is not a Material Lease.
Monthly Operating Expense Budgeted Amount: the monthly amount set forth in the Approved Operating Budget for the Property to which such amount relates, incurred or to be incurred for or as of the calendar month in which such Payment Date occurs (provided, however, that, the Monthly Operating Expense Budgeted Amount shall not include fees payable to a Property Manager under any Property Management Agreements (or to any Sub-Manager under a Sub-Management Agreement) in excess of four percent (4%) of the Rents for the applicable Property with respect to any calendar month).
Net Operating Income: for any period, the actual net operating income of the Properties for such period determined by Lender in its sole and absolute but good faith discretion (based on customary underwriting standards for securitized loans), on a cash basis of accounting, after deducting therefrom deposits to (but not withdrawals from) any reserves required under this Agreement, and without giving credit for non-recurring extraordinary items of income and without deduction for non-recurring extraordinary items of expense (without duplication of amounts deposited into reserves for the payment of operating expenses and the actual payments of such operating expenses from such reserves).
Net Sales Proceeds: with respect to the sale of any Property, the gross proceeds of such sale less all reasonable and customary transaction costs approved by Lender in its reasonable discretion.

NRSRO: any credit rating agency that has elected to be treated as a nationally recognized statistical rating organization for purposes of Section 15E of the Exchange Act, without regard to whether or not such credit rating agency has been engaged by Lender or its designees in connection with, or in anticipation of, a Securitization.
Officer’s Certificate: a certificate delivered to Lender by a Borrower which is signed by a senior executive officer of Borrowers.
Operations Agreements: the REA, and any other covenants, restrictions, easements, declarations or agreements of record relating to the construction, operation or use of a Property, together with all amendments, modifications or supplements thereto.
Other Charges: all ground rents, maintenance charges, impositions other than Taxes, and any other charges, including governmental charges and claims, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Property, now or hereafter levied or assessed or imposed against any Property or any part thereof.
Other Connection Taxes: means, with respect to any Lender, Taxes imposed as a result of a present or former connection between such Lender and the jurisdiction imposing such Tax (other than connections arising from such Lender having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
Other Taxes: means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
PACE Loan: shall mean (i) any “Property-Assessed Clean Energy loan” or (ii) any other indebtedness, without regard to the name given to such indebtedness, which is (a) incurred for improvements to a Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (b) repaid through multi-year assessments against a Property.
Par Prepayment Date: the Payment Date that occurs in November, 2027.
Patriot Act: the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws
Patriot Act Offense: any violation of the criminal laws of any Governmental Authority, or that would be a criminal violation if committed within the jurisdiction of the United States of America, any of the several states or any Governmental Authority, relating to terrorism or the laundering of monetary instruments, including any offense under (a) the criminal laws against terrorism; (b) the criminal laws against money laundering, (c) the Bank Secrecy Act, as amended, (d) the Money Laundering Control Act of 1986, as amended, or the (e) Patriot Act. “Patriot Act Offense” also includes the crimes of conspiracy to commit, or aiding and abetting another to commit, a Patriot Act Offense.
Payment Date: the 1st day of each calendar month or, upon Lender’s exercise of its right to change the Payment Date in accordance with Section 2.2.8 hereof, the New Payment Date (in either case, if such day is not a Business Day, the Payment Date shall be the first Business Day thereafter). The first Payment Date hereunder shall be February 1, 2018.
Permitted Encumbrances: (i) the Liens created by the Loan Documents, (ii) all Liens and other matters disclosed in the Title Insurance Policies, (iii) Liens, if any, for Taxes or Other Charges not yet due and payable or Taxes or Other Charges being contested in good faith in accordance with Section 5.2 hereof, (iv) any workers’, mechanics’ or other similar Liens on a Property provided that any such Lien is bonded or discharged within thirty (30) days after a Borrower first receives notice of such Lien, (v) rights of existing and future tenants pursuant to Leases entered into in accordance with this Agreement, (vi) banker’s liens, rights of setoff and other similar liens existing solely with respect to cash and other investments on deposit in one or more accounts maintained by or on behalf of Borrower, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, solely securing amounts owing to such bank with respect to cash management and operating account arrangements, (vii) liens securing assessments or charges payable to a property owner association or similar entity, which assessments are not yet due or delinquent and (viii) liens on financed equipment to the extent the same constitute Permitted Equipment financing pursuant to Section 5.22 hereof, (ix) liens created by pledges of indirect not controlling equity interests in a Borrower but only to the extent that the foreclosure of such pledge and lien would constitute a Permitted Transfer hereunder such other title and survey exceptions as Lender approves in writing in Lender’s reasonable discretion.
Permitted Transfers:
(i)    a Lease entered into in accordance with the Loan Documents; or
(ii)    a Permitted Encumbrance; or
(iii)    a Transfer and Assumption pursuant to Section 5.26.2 hereof;
(iv)    A release of Property pursuant to Section 2.4.1 or a Substitution pursuant to Section 2.4.2; or
(v)    any Transfer in respect of, or of a direct or indirect interest in, any Person listed on a nationally or internationally recognized stock exchange or stock quotation system; or
(vi)    any offer, sale, listing, transfer or issuance of securities in the REIT, provided that either (A) such securities are listed on a nationally recognized stock exchange or (B) such securities are sold in the ordinary course of business and in accordance with all applicable and legal requirements to retail investors in a manner consistent with previous offerings and sales conducted by the REIT to date:
(vii)    any offer, sale, listing transfer or issuance of securities in any subsidiary of the REIT, provided that:
(A)    such Transfer shall not (x) cause the transferee (other than Sponsor or a Qualified Real Estate Investor), together with its Affiliates, to acquire Control of any Borrower or to acquire or to increase its direct or indirect interest in any Borrower to an amount which equals or exceeds forty-nine (49)% (y) result in any Borrower no longer being Controlled by Sponsor;
(B)    if such Transfer would cause the transferee, together with its Affiliates, to acquire or to increase its direct or indirect interest in any Borrower to an amount which equals or exceeds ten percent (10%),such transferee, and all other Persons that shall then become an owner of ten percent (10%) or more of an indirect interest in any Borrower, shall be a Qualified Transferee;
(C)    after giving effect to such Transfer, (i) Sponsor or a Qualified Real Estate Investor shall continue to Control the day to day operations of each Borrower and (ii) the REIT or a Qualified Real Estate shall continue to Control Sponsor;
(D)    each Borrower shall continue to be a Special Purpose Bankruptcy Remote Entity; and
(E)    if such Transfer shall cause a Qualified Real Estate Investor together with its Affiliates to acquire Control of Borrowers or to increase its direct or indirect interest in Borrowers to an amount which equals or exceeds forty-nine percent (49%), (x) Borrowers shall pay to Lender an assumption fee of 0.50% of the then outstanding Principal (unless a Transfer and Assumption or other Permitted Transfer requiring payment of an assumption fee has previously occurred, in which event the assumption fee shall be 1.00% of the then outstanding Principal) and (y) to the extent that Lender determines that the pairings in the most recently delivered non-consolidation opinion with respect to the Loan no longer apply, Borrowers shall deliver to Lender a non-consolidation opinion in form and substance reasonably satisfactory to Lender and satisfactory to the applicable Rating Agencies.
(viii)    provided that no Event of Default shall then exist, a Transfer of a direct or indirect interest in any Borrower to any Person provided that:
(A)    such Transfer shall not (x) cause the transferee (other than Sponsor or a Qualified Real Estate Investor), together with its Affiliates, to acquire Control of any Borrower or to acquire or to increase its direct or indirect interest in any Borrower to an amount which equals or exceeds forty-nine (49)% (y) result in any Borrower no longer being Controlled by Sponsor;

(B)    other than with respect to a transfer of the type set forth in clause (v) above, if such Transfer would cause the transferee, together with its Affiliates, to acquire or to increase its direct or indirect interest in any Borrower to an amount which equals or exceeds ten percent (10%), (x) Borrowers shall provide to Lender thirty (30) days prior written notice thereof and (y) such transferee, and all other Persons that shall then become an owner of ten percent (10%) or more of an indirect interest in any Borrower, shall be a Qualified Transferee;
(C)    after giving effect to such Transfer, (i) Sponsor (or a Qualified Real Estate Investor) shall continue to Control the day to day operations of each Borrower and (ii) the REIT (or a Qualified Real Estate Investor) shall continue to Control Sponsor; and
(D)    each Borrower shall continue to be a Special Purpose Bankruptcy Remote Entity; and
(E)    if such Transfer shall cause a Qualified Real Estate Investor together with its Affiliates to acquire Control of Borrowers or to increase its direct or indirect interest in Borrowers to an amount which equals or exceeds forty-nine percent (49%), (x) Borrowers shall pay to Lender an assumption fee of 0.50% of the then outstanding Principal (unless a Transfer and Assumption or other Permitted Transfer requiring payment of an assumption fee has previously occurred, in which event the assumption fee shall be 1.00% of the then outstanding Principal) and (y) to the extent that Lender determines that the pairings in the most recently delivered non-consolidation opinion with respect to the Loan no longer apply, Borrowers shall deliver to Lender a non-consolidation opinion in form and substance reasonably satisfactory to Lender and satisfactory to the applicable Rating Agencies.
If any Transfer will result in Guarantor no longer owning a direct or indirect equity interest in any Borrower (or otherwise receiving consideration to act as Guarantor), Guarantor shall (in connection with such Transfer) be replaced with an Acceptable Replacement Guarantor or another replacement guarantor acceptable to Lender in its sole discretion. Such replacement guarantor(s) shall as a condition to a Transfer described in the preceding sentence execute and deliver a guaranty of recourse obligations (in substantially the form as the Guaranty delivered to Lender by Guarantor on the date hereof) on or prior to the date of such Permitted Transfer, pursuant to which, in each case, such replacement guarantor(s) agree(s) to be liable under each such guaranty of recourse obligations from and after the date of such Permitted Transfer; whereupon Guarantor being replaced shall be released from any further liability under the Loan Documents to which it is a party from and after the date of such Transfer and such replacement guarantor(s) shall be a “Guarantor” for all purposes from and after the date of such Transfer.
Person: any individual, corporation, partnership, limited liability company, joint venture, estate, trust, unincorporated association, any other person or entity, and any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

Physical Conditions Reports: collectively, those certain reports described on Schedule 12 hereto.
Plan: (i) an employee benefit or other plan established or maintained by a Borrower or any ERISA Affiliate or to which a Borrower or any ERISA Affiliate makes or is obligated to make contributions and (ii) which is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 of the Code.
Pooling and Servicing Agreement: any pooling and servicing agreement or similar agreement entered into as a result of a Secondary Market Transaction.
Properties: collectively, the parcels of real property and Improvements thereon owned by Borrowers and encumbered by the Mortgages; together with all rights pertaining to such real property and Improvements, and all other collateral for the Loan as more particularly described in the Granting Clauses of the Mortgages and referred to therein as the Mortgaged Property or the Trust Property, as applicable. The location of each Property is identified on Schedule 1 hereto.
Property Management Agreements: each of the management agreements described on Schedule 11 hereto pursuant to which a Property Manager is to manage the Property owned by such Borrower, as same may be amended, restated, replaced, supplemented or otherwise modified from time to time in accordance with Section 5.12 hereof.
Property Manager: American Finance Properties, LLC or any successor, assignee or replacement manager appointed by Borrower in accordance with Section 5.12 hereof.
“Qualified Real Estate Investor” : an investment bank, insurance company, commercial credit corporation, pension plan, pension fund or pension advisory firm, mutual fund, government plan, real estate company, investment fund, real estate investment trust, or an institution substantially similar to any of the foregoing, provided that in each case that such Person
(i) has total assets (in name or under management) in excess of (One Billion Dollars $1,000,000,000) and capital/statutory surplus or shareholder equity in excess of Five Hundred Million Dollars ($500,000,000) (in both cases, exclusive of the Property),
(ii) has Liquid Assets (as defined in the Guaranty) of at least Fifteen Million Dollars ($15,000,000);
(iii) regularly engaged in the business of owning and controlling (either directly or through funds under management) in at least ten (10) shopping centers of not less than 50,000 square feet each (exclusive of the Property) and totaling at least 500,000 square feet; and
(iv) has not within the past seven (7) years:
(A) been the subject of a Bankruptcy Proceeding,

(B) material governmental or regulatory investigation which resulted in a final, nonappealable conviction for criminal activity involving moral turpitude,
(C) shall have been the subject of a final, nonappealable judgment that such person defrauded its creditors,
(D) shall have been the borrower (or shall have Controlled a borrower) under a loan which was accelerated by the lender thereunder (unless such lender accepted a deed-in-lieu of foreclosure in satisfaction of such borrower’s obligations);
provided that, the Property shall be managed at all times by a Qualified Manager and such Qualified Real Estate Investor shall not cause a breach of the representations and warranties contained in Sections 4.10, 4.26, and/or 4.31 hereof. Without limiting Borrowers’ rights with respect to Permitted Transfers, any wholly owned Affiliate of a Qualified Real Estate Investor shall be deemed to constitute a Qualified Real Estate Investor hereunder.
Qualified Replacement Manager: shall mean either:
(A) a property manager identified on Schedule 17 hereto provided that at the time of engagement such property manager is not the subject of a bankruptcy or similar insolvency proceeding; or
(B) a property manager which (i) is a reputable management company having at least seven (7) years’ experience in the management of shopping centers, (ii) has, for at least seven (7) years, managed at least five shopping centers of at least 30,000 square feet each, (iii) at the time of engagement as property manager, is managing at least 3,500,000 square feet, in the aggregate, of shopping centers and (iv) is not the subject of a bankruptcy or similar insolvency proceeding.
Qualified Transferee: a transferee for whom, prior to the Transfer, Lender shall have received evidence that the proposed transferee (1) has never been convicted of, or pled guilty or no contest to, a felony (other than a felony involving a motor vehicle/DUI), (2) has never been convicted for, or pled guilty or no contest to, a Patriot Act Offense and is not on any Government List, (3) has not during the past seven (7) years been the subject of a voluntary or involuntary (to the extent the same has not been discharged) Bankruptcy Proceeding and (4) has no material outstanding judgments or litigations or regulatory actions continuing or threatened against such proposed transferee or its interests.
“Ratable Share” shall mean, with respect to any Co-Lender, its share of the Loan based on the proportion of the outstanding principal of the Loan advanced by such Co-Lender to the total outstanding principal amount of the Loan. The Ratable Share of each Co-Lender on the date of this Agreement after giving effect to the funding of the Loan on the Closing Date is set forth on Schedule 13 attached hereto and made a part hereof.

Rating Agency: prior to the final Securitization of the Loan (or if a Securitization has not occurred), each of Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”), Moody’s Investors Service, Inc. (“Moody’s”), Fitch, Inc., a division of Fitch Ratings Ltd. (“Fitch”), DBRS, Inc., Kroll Bond Rating Agency, Inc. and Morningstar, Inc. or any other nationally-recognized statistical rating organization which has been designated by Lender, and after the final Securitization of the Loan, any of the foregoing that have rated any of the securities issued in connection with the Securitization.
Rating Comfort Letter: a letter issued by each of the applicable Rating Agencies which confirms that the taking of the action referenced to therein will not result in any qualification, withdrawal or downgrading of any existing ratings of Securities created in a Secondary Market Transaction. In the event that no Securities have been created in a Secondary Market Transaction or no Rating Agency exists, notwithstanding anything contained herein or in any other Loan Document, no “Rating Comfort Letter” shall be required.
REA: collectively, those certain agreements more particularly described on Schedule 10 attached hereto and made a part hereof, as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms of this Agreement.
Real Property Taxes: all (i) real estate assessments, water rates or sewer rents, maintenance charges, impositions, vault charges and license fees (collectively, “Real Estate Taxes”) and (ii) personal property taxes, in each case, now or hereafter levied or assessed or imposed against all or part of the Properties.
Regulation AB: Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.
Regulation S-K: Regulation S-K of the Securities Act, as such regulation may be amended from time to time.
Regulation S-X: Regulation S-X of the Securities Act, as such regulation may be amended from time to time.
Regulatory Change: at any time hereafter, (i) any change in any Legal Requirement (including by repeal, amendment or otherwise) or in the interpretation or application thereof by any central bank or other Governmental Authority or (ii) any new or revised request, guidance or directive issued by any central bank or other Governmental Authority and applicable to Lender.
REIT: American Finance Trust, Inc., a Maryland corporation.
Related Loan: a loan to an Affiliate of any Borrower or any Guarantor or secured by a Related Property, that is included in a Securitization with the Loan, and any other loan that is cross-collateralized with the Loan.

Related Property: a parcel of real property, together with improvements thereon and personal property related thereto, that is “related” (within the meaning of the definition of Significant Obligor) to the Property.
Release Amount: with respect to any Property released pursuant to Section 2.4.2 hereof, the greater of (i) 100% of the Net Sales Proceeds with respect to such Property and (ii) the percentage of the Allocated Loan Amount for such Property as set forth on Schedule 6 hereto.
REMIC Trust: a “real estate mortgage investment conduit” within the meaning of Section 860D of the Code that holds the Note.
Rents: all rents, rent equivalents, moneys payable as damages (including payments by reason of the rejection of a Lease in a Bankruptcy Proceeding) or in lieu of rent or rent equivalents, royalties (including all oil and gas or other mineral royalties and bonuses), income, fees, receivables, receipts, revenues, deposits (including security, utility and other deposits), accounts, cash, issues, profits, charges for services rendered, and other payment and consideration of whatever form or nature received by or paid to or for the account of or benefit of each Borrower, Property Manager or any of their agents or employees from any and all sources arising from or attributable to each Property and the Improvements, including all receivables, customer obligations, installment payment obligations and other obligations now existing or hereafter arising or created out of the sale, lease, sublease, license, concession or other grant of the right of the use and occupancy of each Property or rendering of services by a Borrower, Property Manager or any of their agents or employees and proceeds, if any, from business interruption or other loss of income insurance.
Servicer: a servicer selected by Lender to service the Loan, including any “master servicer” or “special servicer” appointed under the terms of any Pooling and Servicing Agreement.
SG: Société Générale.
Significant Obligor: has the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.
Sole Member: American Finance Operating Partnership, L.P, a Delaware limited partnership, the sole member of Borrowers.
Sponsor: American Finance Operating Partnership, L.P., a Delaware limited partnership.
State: as to any Property, the state in which such Property is located.
Stated Maturity Date: January 1, 2028, as such date may be changed in accordance with Section 2.2.4 hereof.
Sub- Management Agreements: those certain sub-management agreements described on Schedule 11 hereto.
Sub-Manager: Lincoln Retail REIT Services, LLC

Surveys: collectively, the surveys of the Properties prepared by surveyors licensed in the State and satisfactory to Lender and the company or companies issuing the Title Insurance Policies, and containing a certification of such surveyor satisfactory to Lender.
Taxes: means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
Term: the entire term of this Agreement, which shall expire upon repayment in full of the Debt.
Title Insurance Policies: the ALTA mortgagee title insurance policies issued with respect to each Property and insuring the Liens of the Mortgages.
Transfer: (i) any sale, conveyance, transfer, encumbrance, pledge, lease or assignment, or the entry into any agreement to sell, convey, transfer, encumber, pledge, lease or assign, whether by law or otherwise, of, on, in or affecting (x) all or part of any Property (including any legal or beneficial direct or indirect interest therein), (y) any direct or indirect interest in any Borrower (including any profit interest), or (y)  any direct or indirect change of Control of any Borrower.
UCC: the Uniform Commercial Code as in effect in the State or the state in which any of the Cash Management Accounts are located, as the case may be.
Yield Maintenance Premium: an amount equal to the greater of (i) one percent (1%) of any applicable prepayment, or (b) the present value as of the Prepayment Date of the Calculated Payments determined by discounting such payments at the Discount Rate. As used in this definition, (i) the term “Prepayment Date” means the date on which the applicable prepayment is made; (ii) the term “Calculated Payments” means the monthly payments of interest only which would be due from the Prepayment Date through the Par Prepayment Date based on the Principal amount of the Loan being prepaid on the Prepayment Date and assuming an interest rate per annum in the amount, if any, by which the Interest Rate exceeds the Yield Maintenance Treasury Rate; (iii) the term “Discount Rate” means the rate which, when compounded monthly, is equivalent to the Yield Maintenance Treasury Rate, when compounded semi‑annually. The calculation of the Yield Maintenance Premium shall be made by Lender and shall, absent manifest error, be final, conclusive and binding upon the parties.
Yield Maintenance Treasury Rate: the yield calculated by Lender by the linear interpolation of the yields, as reported in the Federal Reserve Statistical Release H.15‑Selected Interest Rates under the heading U.S. Government Securities/Treasury Constant Maturities for the week ending prior to the Prepayment Date, of U.S. Treasury Constant Maturities with maturity dates (one longer and one shorter) most nearly approximating the Par Prepayment Date.  In the event Release H.15 is no longer published, Lender shall select a comparable publication to determine the Yield Maintenance Treasury Rate.  In no event, however, shall Lender be required to reinvest any prepayment proceeds in U.S. Treasury obligations or otherwise.

Zoning Reports: Collectively those certain zoning reports delivered to Lender in connection with the Loan and identified on Schedule 16 hereto.
1.2    Index of Other Definitions. The following terms are defined in the sections or Loan Documents indicated below:
“Additional Operating Expense” - 6.3.6
“Advance Rent Funds” - 3.6
“Advance Rent Leases” - 3.6
“Allocated Amount” - 10.25
“Annual Budget” - 6.3.5
“Applicable Taxes” - 2.2.3
“Approved Additional Operating Expense” - 6.3.6
“Approved Annual Budget” - 6.3.5
“Approved Capital Budget” - 6.3.5
“Approved Operating Budget” - 6.3.5
“Assignments of Leases and Rents” - 1.1 (Definition of Loan Documents)
“Award” - 7.3.2
“Borrowers’ Recourse Liabilities” - 10.1
“Broker” - 10.2
“Calculated Payments” - 1.1 (Definition of Yield Maintenance Premium)
“Capital Reserve Subaccount” - 3.4
“Cash Collateral Subaccount” - 3.9
“Cash Management Accounts” - 3.10
“Casualty” - 7.2.1
“Casualty/Condemnation Prepayment” - 2.3.2
“Casualty/Condemnation Subaccount” - 3.7
“Cause” - Schedule 5
“Clearing Account” - 3.1
“Clearing Account Agreements” - 1.1 (Definition of Loan Documents)
“Clearing Bank” - 3.1
“Condemnation” - 7.3.1
“Confidential Information” - 10.34
“Delaware Act” - Schedule 5
“Deposit Account” - 3.1
“Deposit Account Agreement” - 1.1 (Definition of Loan Documents)
“Disclosure Document” - 9.2(a)
“Discount Rate” - 1.1 (Definition of Yield Maintenance Premium)
“DSCR Cash Management] Period” - 1.1 (Definition of Cash Management Period)
“Easements” - 4.14
“Embargoed Person” - 5.31(c)
“Endorsement” - 5.26.2
“Environmental Laws” - 4.21
“Environmental Insurance Subaccount” - 3.3(c)
“Equipment” - Mortgage
“Event of Default” - 8.1
“Exchange Act” - 9.2(a)
“Exchange Act Filing” - 9.1(d)
“Existing Environmental Policy” - 3.3.(c)
“Fitch” - 1.1 (Definition of Rating Agency)
“Free Rent Funds” - 3.6
“Free Rent/Advance Rent Subaccount” - 3.6
“Guaranty” - 1.1 (Definition of Loan Documents)
“Hazardous Substances” - 4.21
“Improvements” - Mortgage
“Increased Costs” - 2.2.4
“Indemnified Liabilities” - 5.30
“Indemnified Party” - 5.30
“Independent Director” - Schedule 5
“Initial Rollover Deposit” - 3.5.1(a)
“Insolvency Law” - 1.1 (Definition of Major Tenant Insolvency Proceeding)
“Insurance Premiums” - 7.1.2
“Insured Casualty” - 7.2.2
“Intellectual Property” - 4.28
“Issuer” - 9.2(b)
“Late Payment Charge” - 2.5.3
“Lender’s Consultant” - 5.8.1
“Liabilities” - 9.2(b)
“Licenses” - 4.11
“Loan” - 2.1
“Missing Kohl’s Northpark Documents” - Schedule 4
“Monthly Interest Payment Amount” - 2.2.1
“Moody’s” - 1.1 (Definition of Rating Agency)
“Mortgages” - 1.1 (Definition of Loan Documents)
“Nationally Recognized Service Company” - Schedule 5
“New Payment Date” - 2.2.5
“Note” - 1.1 (Definition of Loan Documents)
“Notice” - 6.1
“O & M Program” - 5.8.3
“OFAC” - 1.1 (Definition of Government Lists)
“Permitted Equipment Financing” - 5.22
“Permitted Indebtedness” - 5.22
“Permitted Investments” - Deposit Account Agreement
“Policies” - 7.1.2
“Prepayment Date” - 1.1 (Definition of Yield Maintenance Premium)
“Principal” - 2.1
“Proceeds” - 7.2.2
“Proposed Material Lease” - 5.10.2
“Qualified Carrier” - 7.1.1
“Real Estate Taxes” – 1.1 (Definition of Real Property Taxes)
“Register” - 10.21
“Released Property” - 2.4.2
“Remedial Work” - 5.8.2
“Rent Roll” - 4.16
“Required Records” - 6.3.7
“Required Repairs” - 3.2.1
“Required Repairs Subaccount” - 3.2.2
“Restoration” - 7.4.1
“Review Waiver” - 10.5
“Rollover Letter of Credit” - 3.5.2
“Rollover Reserve Subaccount” - 3.5.1
“S&P” - 1.1 (Definition of Rating Agency)
“Sanctions” - 5.31(c)
“Secondary Market Transaction” - 9.1(a)
“Securities” - 9.1(a)
“Securities Act” - 9.2(a)
“Securitization” - 9.1(a)
“Security Deposit Subaccount” - 3.8
“SG Group” - 9.2(b)
“Significant Casualty” - 7.2.2
“Single Member Bankruptcy Remote LLC” - Schedule 5
“SPE Breach” - 8.1(i)
“Special Member” - Schedule 5
“Special Purpose Bankruptcy Remote Entity” - 5.13
“Special Rollover Letter of Credit” - 3.5.3
“Special Rollover Reserve Subaccount” - 3.5.3
“Springing Recourse Event” - 10.1
“Subaccounts” - 3.1
“Substitute Loan Documents” - 2.4.2
“Substitute Property” - 2.4.2
“Substitution” - 2.4.2
“Substitution Date” - 2.4.2
“Substitution Repairs” -3.2.3
“Substitution Repairs Subaccount” - 3.2.3
“Tax and Insurance Subaccount” - 3.3
“Toxic Mold” - 4.21
“Transfer and Assumption” - 5.26.2
“Transferee Borrower” - 5.26.2
“Underwriter Group” - 9.2(b)
“Updated Information” - 9.1(b)(i)

1.3    Principles of Construction. Unless otherwise specified, (i) all references to sections and schedules are to those in this Agreement, (ii) the words “hereof,” “herein” and “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular provision, (iii) all definitions are equally applicable to the singular and plural forms of the terms defined, (iv) the word “including” means “including but not limited to,” and (v) accounting terms not specifically defined herein shall be construed in accordance with GAAP and (vi) the words “to

Borrower’s Knowledge” or “to Borrower’s actual Knowledge” shall mean with respect to Borrower, to the knowledge (or if so specified to the “actual” knowledge) of the officers, directors, members or employees of Borrower, Sole Member, or Sponsor or any Affiliate of the foregoing with the applicable oversight responsibility for the Properties and Borrowers.
2.    GENERAL LOAN TERMS
2.1    The Loan. Subject to and upon the terms and conditions set forth herein, Lender is making a loan (the “Loan”) to Borrowers on the date hereof, in the original principal amount (the “Principal”) of $210,000,000 which shall mature on the Stated Maturity Date. Each Borrower acknowledges receipt of the Loan, the proceeds of which are being and shall be used to (i)  repay and discharge existing loans relating to the Properties, (ii) fund certain of the Subaccounts, and (iii) pay transaction costs. Any excess proceeds may be used for any lawful purpose. Borrowers shall receive only one borrowing hereunder in respect of the Loan and no amount repaid in respect of the Loan may be reborrowed. The Loan shall be evidenced by the Note and shall be repaid in accordance with the terms of this Agreement, the Note and the other Loan Documents.
2.2    Interest; Monthly Payments.
2.2.1    Generally. From and after the date hereof, interest on the unpaid Principal shall accrue at the Interest Rate and be payable as hereinafter provided. On the date hereof, Borrowers shall pay interest on the unpaid Principal from the date hereof through and including December 31, 2017. On February 1, 2018 and each Payment Date thereafter for the remainder of the Term, Borrowers shall pay interest on the unpaid Principal accrued at the Interest Rate during the Interest Period immediately preceding such Payment Date (the “Monthly Interest Payment Amount”). All accrued and unpaid interest and unpaid Principal shall be due and payable on the Maturity Date. If the Loan is repaid on any date other than on a Payment Date (whether prior to or after the Stated Maturity Date), Borrowers shall also pay interest that would have accrued on such repaid Principal to but not including the next Payment Date.
2.2.2    Default Rate. During the continuance of an Event of Default, the entire unpaid Debt shall bear interest at the Default Rate, calculated from the date such payment was due or such underlying Event of Default shall have occurred and shall be payable upon demand from time to time, to the extent permitted by applicable law.
2.2.3    Taxes. Any and all payments by Borrowers hereunder and under the other Loan Documents shall be made free and clear of and without deduction for any and all Taxes, except as required by applicable Legal Requirements. If any Borrower shall be required by applicable Legal Requirements to deduct any Taxes from or in respect of any sum payable hereunder to Lender, the following shall apply: (i) such Borrower shall make such deductions, (ii) such Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Legal Requirements and (iii) if the Taxes deducted are Indemnified Taxes, then the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.2.3), Lender receives an amount equal to the sum it would have received had no such deductions been made. Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable Legal Requirements any Other Taxes. Borrowers shall jointly and severally indemnify Lender for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 2.2.3) payable or paid by Lender or required to be withheld or deducted from a payment to Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to Borrowers by Lender shall be conclusive absent manifest error. Payments pursuant to this Section 2.2.3 shall be made within ten (10) days after the date Lender makes written demand therefor. Each party’s obligations under this Section 2.2.3 shall survive any assignment of rights by, or the replacement of, a Lender, and the repayment, satisfaction or discharge of all obligations under any Loan Document.
2.2.4    Status of Lenders. Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower) duly executed copies of IRS Form W-9, IRS Form W-8ECI, IRS Form W-8BEN or -8BEN-E, or such other withholding certificates that may be required as will permit payments made under any Loan Documents to be made without withholding (including backup withholding) or at a reduced rate of withholding. If any form or certification previously delivered expires or becomes obsolete or inaccurate in any respect, the Lender agrees to update such form or certification or promptly notify the Borrower in writing of its legal inability to do so.
2.2.5    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to Section 2.2.3 (including by the payment of additional amounts pursuant to Section 2.2.3), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 2.2.5 (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 2.2.5, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 2.2.5 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
2.2.6    Increased Costs. If as a result of any Regulatory Change or compliance of Lender therewith, the basis of taxation of payments to Lender or any company Controlling Lender of the principal of or interest on the Loan is changed or Lender or the company Controlling Lender shall be subject to (i) any tax, duty, charge or withholding of any kind with respect to this Agreement (excluding (a) Indemnified Taxes, (b) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (c) Connection Income Taxes); or (ii) any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with or other liabilities, of Lender or any company Controlling Lender is imposed, modified or deemed applicable; or (iii) any other condition is imposed on Lender or any company Controlling Lender and Lender determines in its reasonable discretion that, by reason thereof, the cost to Lender or any company Controlling Lender of making, maintaining or extending the Loan to Borrowers is increased, or any amount receivable by Lender or any company Controlling Lender hereunder in respect of any portion of the Loan to Borrowers is reduced, in each case by an amount deemed by Lender in good faith to be material (such increases in cost and reductions in amounts receivable being herein called “Increased Costs”), then Lender shall provide notice thereof to Borrowers and Borrowers agree that they will pay to Lender, upon receipt of prior written notice of not less than ten (10) Business Days of such fact and a reasonably detailed description of the circumstances, promptly pay Lender such additional amount or amounts as will compensate Lender for such Increased Cost (excluding any consequential, punitive, special, exemplary and/or indirect damages) as are allocable to the Loan (provided such additional amounts are then being charged by Lender to its borrowers under similar loans generally) and are not prohibited by such Legal Requirements to be charged back. If Lender requests compensation under this Section 2.2.6, Lender shall, if requested by notice by Borrowers to Lender, furnish to Borrowers a statement setting forth the basis for requesting such compensation and the method for determining the amount thereof.
2.2.7    New Payment Date. Lender shall have the right, to be exercised not more than once during the term of the Loan, to change the Payment Date to a date other than the first day of each month (a “New Payment Date”), on thirty (30) days’ prior written notice to Borrowers; provided, however, that any such change in the Payment Date: (i) shall not modify the amount of regularly scheduled monthly principal and interest payments, except that the first payment of principal and interest payable on the New Payment Date shall be accompanied by interest at the interest rate herein provided for the period from the Payment Date in the month in which the New Payment Date first occurs to the New Payment Date, and (ii) shall change the Stated Maturity Date to the New Payment Date occurring in the month set forth in the definition of Stated Maturity Date.
2.3    Loan Repayment.
2.3.1    Repayment. Borrowers shall repay the entire outstanding principal balance of the Note in full on the Maturity Date, together with interest thereon to (but excluding) the date of repayment and any other amounts due and owing under the Loan Documents. No Borrower shall have any right to prepay or defease all or any portion of the Principal except in accordance with Section 2.3.2 below, Section 2.3.3 below and Section 2.3.4 below. Except during the continuance of an Event of Default, all proceeds of any repayment, including any prepayments of the Loan, shall be applied by Lender as follows in the following order of priority: First, accrued and unpaid interest at the Interest Rate; Second, to Principal; and Third, to any other amounts then due and owing under the Loan Documents, including the Yield Maintenance Premium (if such repayment or prepayment occurs prior to the Par Prepayment Date). If prior to the Stated Maturity Date the Debt is accelerated by reason of an Event of Default, then Lender shall be entitled to receive, in addition to the unpaid Principal and accrued interest and other sums due under the Loan Documents, an amount equal to the Yield Maintenance Premium applicable to such Principal so accelerated. During the continuance of an Event of Default, all proceeds of repayment, including any payment or recovery on one or more of the Properties (whether through foreclosure, deed-in-lieu of foreclosure, or otherwise) shall, unless otherwise provided in the Loan Documents, be applied in such order and in such manner as Lender shall elect in Lender’s discretion.
2.3.2    Mandatory Prepayments. The Loan is subject to mandatory prepayment in certain instances of Insured Casualty or Condemnation (each a “Casualty/Condemnation Prepayment”), in the manner and to the extent set forth in Section 7.4.2 hereof. Each Casualty/Condemnation Prepayment, after deducting Lender’s reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys’ fees and expenses) in connection with the settlement or collection of the Proceeds or Award, shall be applied in the same manner as repayments under Section 2.3.1 above, and if such Casualty/Condemnation Prepayment is made on any date other than a Payment Date, then such Casualty/Condemnation Prepayment shall be deposited by Lender into the Casualty/Condemnation Subaccount to be applied by Lender (in the same manner as repayments under Section 2.3.1) on the next succeeding Payment Date. Provided that no Event of Default is continuing, any such mandatory prepayment under this Section 2.3.2 shall be without the payment of the Yield Maintenance Premium. Notwithstanding anything to the contrary contained herein, each Casualty/Condemnation Prepayment shall be applied in inverse order of maturity and shall not extend or postpone the due dates of the monthly installments due under the Note or this Agreement, or change the amounts of such installments.
2.3.3    Voluntary Prepayments. Provided no Event of Default shall be continuing, Borrowers shall have the right, only on a Business Day, from and after the Lockout Date to voluntarily prepay the Loan in whole (but not in part except in connection with a sale of a Property pursuant to Section 2.4.1 or if required in connection with a Substitution pursuant to Section 2.4.2 hereof) provided that (i) Borrowers give Lender at least fifteen (15) days’ prior written notice thereof and (ii) if such prepayment is made on or prior to the Par Prepayment Date, such payment is accompanied by the Yield Maintenance Premium applicable thereto. Any prepayment made after the Par Prepayment Date and any voluntary prepayment made in connection with a Casualty/Condemnation Prepayment pursuant to Section 2.3.2 above, shall be made without payment of the Yield Maintenance Premium. In all cases, any such prepayment received by Lender on a date other than a Payment Date shall include interest that would have accrued on such prepaid Principal to, but not including, the next Payment Date.
2.4    Release of Properties.
2.4.1    Sale of Properties. On any Payment Date after the Lockout Date, any Borrower may obtain the release of any Property owned by it from the Lien of the Mortgage encumbering such Property (and related Loan Documents) thereon upon a bona fide third-party sale of such Property, provided each of the following conditions are satisfied:
(a)    The sale of such Property is pursuant to an arm’s-length agreement to a third party not Affiliated with any Borrower or Guarantor, and in which no Borrower and no Affiliate of any Borrower and/or Guarantor has any beneficial interest;
(b)    Borrowers shall make a prepayment in an amount of Principal equal to the Release Amount for the Property in question together with any Yield Maintenance Premium applicable thereto and in accordance with Section 2.3.3 hereof;
(c)    Both immediately before such sale and immediately thereafter, no Event of Default shall be continuing;
(d)    Concurrently with such sale, the Borrower owning the Property being released shall dissolve and liquidate;
(e)    After giving effect to such release, each Borrower shall remain a Special Purpose Bankruptcy Remote Entity;
(f)    Except with respect to specific representations and warranties which have been updated by Borrower and/or Guarantor to reflect updated facts (which due to their nature no longer are true and correct as a result of the passage of time such as, by way of example only, representations relating to financials and/or rent rolls), the representations and warranties made by Borrowers and/or Guarantor in this Agreement and the other Loan Documents shall be true and correct in all material respects on and as of the date of such sale (and after giving effect to such sale);
(g)    Borrowers shall have given Lender at least twenty (20) days’ prior written notice of such sale, accompanied by a copy of the applicable contract of sale and all related documents, and drafts of any applicable release documents (which shall be subject to Lender’s approval);
(h)    Borrowers shall have delivered to Lender a copy of the final closing settlement statement for such sale at least one (1) Business Day prior to the closing of such sale;
(i)    Borrowers shall have paid to Lender all reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys’ fees) incurred by Lender in connection with such sale and the release of such Property from the Lien of the Loan Documents;
(j)    To the extent that the Clearing Account is solely in the name of the Borrower that owns the Property that is being released, as a condition to such release, the name of the Borrower on the Clearing Account will be changed with the Clearing Bank to the name of a remaining Borrower;
(k)    Borrowers and Guarantor shall execute and deliver such documents as Lender may reasonably request to confirm the continued validity of the Loan Documents and the Liens thereof;
(l)    after giving effect to such release and repayment, the Debt Service Coverage Ratio for all of the Properties then remaining subject to the Liens of the Mortgages shall be no less than the greater of (i) the Debt Service Coverage Ratio immediately preceding such release and (ii) 2.34:1; (it being acknowledged by Lender that Borrower may prepay the Loan in an amount in sufficient to satisfy this condition provided that such prepayment is accompanied by the applicable Yield Maintenance Premium (if any)) and
(m)    in the event that, after taking into account the prepayment of Principal pursuant to subclause (b) above, the loan-to-value ratio (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust; and which shall exclude the value of personal property or going concern value, if any) is greater than 125%, Borrowers shall also make payment of Principal in an amount such that the loan-to-value ratio (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust; and which shall exclude the value of personal property or going concern value, if any) is no more than one hundred and twenty five percent (125%). Additionally, throughout the term of the Loan, if an Event of Default is continuing, then Borrowers shall pay to Lender, with respect to any payment of the Debt pursuant to this Section 2.4.2(m), an additional amount equal to the Yield Maintenance Premium.
2.4.2    Release Upon Substitution. Subject to the terms and conditions set forth in this Section 2.4.2, any Borrower may obtain, on any Business Day, (i) the release of a Property (the “Released Property”) from the Lien of the Mortgage thereon (and related Loan Documents) and (ii) the release of the applicable Borrower’s obligations under the Loan Documents with respect to such Released Property (other than those obligations expressly stated to survive), by simultaneously substituting another property (or properties) (each, a “Substitute Property”) for the Released Property. Any such substitution (a “Substitution”) shall be subject, in each case, to the satisfaction of the following conditions precedent:
(a)    Borrowers shall request such Substitution by written notice to Lender given at least 30 days prior to the date on which the Substitution is to occur ;setting forth the date of the proposed Substitution (the “Substitution Date”);
(b)    no Event of Default shall have occurred and be continuing at the time that the Substitution request is made or on the Substitution Date;
(c)    the Allocated Loan Amounts for all Properties theretofore substituted pursuant to this Section 2.4.2 (and taking into account the then requested Substitution) shall not exceed 25 % of the original principal amount of the Loan (i.e. $52,500,000);
(d)    Unless otherwise agreed to by Lender in its sole discretion, the total number of Substitutions requested by Borrowers (taking into account the then requested Substitution) shall not exceed three (3) Substitutions (i.e. the Borrowers may not request a Substitution more than three times);
(e)    no Substitution shall occur during the twelve (12) month period preceding the Stated Maturity Date;
(f)    No Substitution shall occur prior to the Lockout Date;
(g)    Borrowers shall have provided to Lender all industry standard property due diligence material similar to the due diligence material provided to Lender in connection with the origination of the Loan (e.g., title, survey, leases, engineering report, environmental report and Acceptable Appraisal) with respect to each Substitute Property at least 20 days before the Substitution Date (or 30 days if more than two Properties are sought to be substituted), which due diligence materials are subject to Lender’s review and approval, not to be unreasonably withheld, delayed or conditioned;
(h)    (i) if the Loan has been the subject of a Securitization, Borrowers shall deliver to Lender a Rating Comfort Letter as to the Substitution, which Rating Comfort Letter Lender agrees to request promptly after receipt of Borrower’s request for a Substitution and (ii) if the Loan has not been the subject of a Securitization, such Substitution shall have been approved by Lender in its reasonable discretion;
(i)    after giving effect to the Substitution, the Debt Service Coverage Ratio for all of the Properties shall be no less than the Debt Service Coverage Ratio for all of the Properties immediately preceding such Substitution;
(j)    Borrowers shall have delivered to Lender an Acceptable Appraisal of each proposed Substitute Property and each proposed Released Property indicating an Appraised Value of the Substitute Property (as reflected in such Acceptable Appraisal) that is equal to or greater than the Appraised Value of the Released Property as of the Substitution Date (as reflected in such Acceptable Appraisal) (provided however, with respect to the Properties known as Montecito Crossing, Best on the Boulevard or Jefferson Common, such Properties may only be Substituted if the Value of the Substituted Property is equal to or greater than 110% of the Appraised Value of the Released Property);
(k)    With respect to the Properties known as Montecito Crossing, Best on the Boulevard or Jefferson Common, such Properties may only be Substituted if the Net Operating Income of the Substituted Property is equal to or greater than 110% of the Net Operating Income of the Released Property;
(l)    Lender shall have received (x) tenant estoppel letters in substantially the same form as those delivered from existing tenants in connection with the closing of the Loan, and showing no landlord or tenant defaults, for all Leases at the Substitute Property which would reasonably be expected have a Material Adverse Effect, and (y) if reasonably requested by Lender, subordination, non-disturbance and attornment agreements, substantially in the form requested by Lender in connection with the origination of the Loan (or such other form required by any applicable lease provided the same would be satisfactory to a prudent lender for loans with similar financing arrangements as those contained herein);
(m)    Borrowers (including any new borrowing entity formed to hold title to the Substitute Property) and Guarantor shall execute and deliver such other consents, certificates, documents, agreements or instruments as Lender may reasonably request (the “Substitute Loan Documents”) (including, without limitation, a mortgage or deed of trust and assignment of leases and rents granted by the applicable Borrower to Lender with respect to the Substitute Property and any modifications to this Agreement or the other Loan Documents necessitated by the substitution) together with evidence that Borrowers (including any new borrowing entity formed to hold title to the Substitute Property) have the organizational authority to undertake and complete the Substitution and that such amendments and other documents have been duly authorized and validly executed by or on behalf of Borrowers;
(n)    Borrowers shall deliver or cause to be delivered to Lender (i) an opinion of counsel opining as to the enforceability of the Substitute Loan Documents and (ii) if a new Borrower is formed to hold title to the Substitute Property, a new substantive non-consolidation opinion including such new Borrower; each in substantially the same form and substance as the opinions of counsel originally delivered on the date hereof in connection with the Loan and the Properties or such other form as is reasonably acceptable to Lender;
(o)    Borrowers shall deliver an Officer’s Certificate certifying that all information delivered to Lender by or on behalf of Borrowers in connection with the Substitution is true, accurate and complete in all material respects;
(p)    Borrowers shall deliver to Lender an Officer’s Certificate stating that the representations and warranties set forth in Article 4 hereof applicable to the Substitute Property are true and correct in all material respects;
(q)    Borrowers shall deliver or cause to be delivered to Lender a copy of the deed conveying to the applicable Borrower, all right, title and fee interest, in and to the Substitute Property;
(r)    Supplementing clause (h) above, Borrowers shall deliver or cause to be delivered to Lender a phase I environmental site assessment report at Borrowers’ expense, and, if recommended under such environmental site assessment report, a Phase II environmental report which concludes that the Substitute Property does not contain any Hazardous Substance except for Hazardous Substances in compliance with applicable Environmental Laws, including nominal amounts of such substances commonly incorporated in or used in the operation of properties similar to the Substitute Property (in either case in compliance in all materials respects with all Environmental Laws) and is not subject to any material identified risk of contamination from any off-site Hazardous Substance.
(s)    Supplementing clause (h) above, Borrowers shall deliver or cause to be delivered to Lender a Physical Conditions Report acceptable to Lender in its reasonable discretion with respect to the Substitute Property which (A) indicates that the Substitute Property is in good condition and repair and free of damage or waste or (B) in the event the same recommends that any repairs be made with respect to the Substitute Property, includes an estimate acceptable to Lender in its reasonable discretion of the cost of such recommended repairs, and in such event Borrower shall (x) subject in all respects to the terms and conditions of this Section 2.4.2, promptly commence and diligently prosecute such recommended repairs to completion by no later than such date as Lender shall notify to Borrower on or before the Substitution Date, and (y) deposit with Lender an amount equal to one hundred twenty-five percent (125%) of such estimated cost that shall constitute additional security for the Loan, which deposit shall be transferred by Lender to the Substitution Repairs Subaccount to be disbursed and applied with respect to such repairs in accordance with Section 3.2.3 hereof;
(t)    Supplementing clause (h) above, Lender shall have received a title insurance policy (or a marked and signed commitment to issue such policy) insuring the Lien of the Mortgage as a first mortgage lien on the Substitute Property dated as of the date of the Substitution (to be redated the date of recording of the applicable Mortgage with respect to the Substitute Property), providing coverage in the amount of 125% of the Allocated Loan Amount of the Substitute Property, free and clear of all exceptions (including past due and unpaid real estate taxes) from coverage other than Permitted Encumbrances, and containing such endorsements and affirmative coverages as are legally available with respect to the Substitute Property similar to such endorsements and affirmative coverages with respect to the Loan and the Properties set forth in the Title Insurance Policies as of the date hereof. Lender also shall have received copies of paid receipts showing that all costs of or premiums for such endorsements and title insurance policies have been paid;
(u)    Borrowers shall have paid all reasonable out-of-pocket costs and expenses incurred by Lender (including, without limitation, reasonable out-of-pocket attorneys’ fees and disbursements) in connection with the Substitution, and Borrowers shall have paid all recording charges, filing fees, taxes or other similar expenses (including, without limitation, mortgage and intangibles taxes and documentary stamp taxes) payable in connection with the Substitution;
(v)    Borrowers shall have delivered to Lender a release of Lien (and related Loan Documents) for the Released Property for execution by Lender which shall be in a form appropriate in the jurisdiction in which the Released Property is located and would be satisfactory to a prudent lender and contains standard provisions, if any, protecting the rights of the Lender together with all other certificates, documents and instruments Lender reasonably requires to be delivered by Borrowers in connection with such release and an Officer’s Certificate certifying that such documentation (A) is in compliance with all applicable law, and (B) will effect such release in accordance with the terms of this Agreement;
(w)    Guarantors shall have delivered to Lender a reaffirmation, in form and substance reasonably satisfactory to Lender, of its obligations under the Guaranty with respect to the Properties (after giving effect to such Substitution) and Borrowers shall have delivered to Lender a reaffirmation, in form and substance reasonably satisfactory to Lender, of its obligations under the Loan Documents (after giving effect to such Substitution);
(x)    as of the Substitution Date the Substitute Property will be covered by all insurance policies required to be maintained pursuant to Article 7 hereof;
(y)    if the Substitute Property is in a flood plain area, Borrowers shall deliver on the date of Substitution evidence of flood insurance meeting the requirements of Article 7 hereof;
(z)    Borrower shall have delivered to Lender such other documents, instruments and agreements as Lender may reasonably require relating to such Substitution (including any documents as may be reasonably required by a special servicer in a Securitization).
2.4.3    Release on Payment in Full. Lender shall, upon the written request and at the expense of Borrowers, upon payment in full of the Debt in accordance herewith, release or, if requested by Borrowers, assign to Borrowers’ designee (without any representation or warranty by and without any recourse against Lender whatsoever) other than a representation as to the unencumbered ownership of such Lien and the outstanding principal balance of the Loan, the Liens of the Loan Documents if not theretofore released. In connection with the release of the Lien, Borrowers shall submit to Lender, not less than twenty (20) days prior to the date of repayment (or such shorter time as is acceptable to Lender in its sole discretion), a release of Lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction in which the Property is located and contain standard provisions protecting the rights of the releasing lender. In addition, Borrowers shall provide all other documentation Lender reasonably requires to be delivered by Borrowers in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Legal Requirements, and (ii) will effect such release in accordance with the terms of this Agreement. Borrowers shall pay all costs, taxes and expenses associated with the release of the Lien of the Mortgages, including Lender’s reasonable attorneys’ fees.
2.5    Payments and Computations.
2.5.1    Making of Payments. Each payment by a Borrower or Borrowers shall be made in funds settled through the New York Clearing House Interbank Payments System or other funds immediately available to Lender by 3:00 p.m., New York City time, on the date such payment is due, to Lender by deposit to such account as Lender may designate by written notice to Borrowers. Whenever any such payment shall be stated to be due on a day that is not a Business Day, such payment shall be made on the first Business Day thereafter. All such payments shall be made irrespective of, and without any deduction, set-off or counterclaim whatsoever and are payable without relief from valuation and appraisement laws and with all costs and charges incurred in the collection or enforcement thereof, including attorneys’ fees and court costs.
2.5.2    Computations. Interest payable under the Loan Documents shall be computed on the basis of the actual number of days elapsed over a 360-day year.
2.5.3    Late Payment Charge. If any Principal or interest due under any Loan Document is not paid by Borrowers on the date on which it is due other than in connection with the principal amount due on the Maturity Date or following acceleration of the Loan; or if any or other sum due under any Loan Document is not paid by Borrowers on the date on which it is due, subject to any applicable grace or cure period, Borrowers shall pay to Lender upon demand an amount equal to the lesser of four percent (4%) of such unpaid sum or the maximum amount permitted by applicable law (the “Late Payment Charge”), in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Such amount shall be secured by the Loan Documents.
3.    CASH MANAGEMENT AND RESERVES
3.1    Cash Management Arrangements. Each Borrower shall at all times direct all tenants under Leases (other than tenants under short term or seasonal Leases for a term of less than two (2) months) to cause all Rents relating to its Property to be transmitted directly into an Eligible Account (the “Clearing Account”) established and maintained by Borrower at a local bank selected by such Borrower and reasonably approved by Lender, which shall at all times be an Eligible Institution (the “Clearing Bank”) as more fully described in the Clearing Account Agreements. Without in any way limiting the foregoing, if Borrowers or Property Manager receive any Rents (including, for the avoidance of doubt, Rents under any short term or seasonal Leases for a term of less than two (2) months), then (i) such amounts shall be deemed to be collateral for the Loan and shall be held in trust for the benefit, and as the property, of Lender, (ii) such amounts shall not be commingled with any other funds or property of Borrowers or Property Manager and (iii) Borrowers or Property Manager shall deposit such amounts into the Clearing Account within two (2) Business Day of receipt. Funds deposited into each Clearing Account shall be swept by the applicable Clearing Bank on a daily basis into the applicable Borrower’s operating account at such Clearing Bank, unless a Cash Management Period is continuing, in which event such funds shall be swept on a daily basis into an Eligible Account at the Deposit Bank controlled by Lender (the “Deposit Account”) and applied and disbursed in accordance with this Agreement. Funds in the Deposit Account if invested, at Lender’s discretion, shall be invested in Permitted Investments. Lender will also establish subaccounts of the Deposit Account which shall at all times be Eligible Accounts (and may be ledger or book entry accounts and not actual accounts) (such subaccounts are referred to herein as “Subaccounts”). The Deposit Account and any Subaccount will be under the sole control and dominion of Lender, and no Borrower shall have any right of withdrawal therefrom. In the event of a termination of the existing Clearing Account Agreement on or before the effective date of such termination and provided no Event of Default has occurred and is continuing hereunder,  Borrowers shall appoint a successor Clearing Bank reasonably approved by Lender, any failure by Borrowers to do so shall be an Event of Default hereunder. Borrowers shall pay for all expenses of opening and maintaining all of the above accounts.
3.2    Required Repairs/Substitution Repairs.
3.2.1    Completion of Required Repairs. Borrowers shall perform and complete each item of the repairs and environmental remedial work relating to the Properties described on Schedule 2 hereto (the “Required Repairs”) within six (6) months of the date hereof with respect to any other Required Repair, which may be extended at Lender’s option if diligently pursued.
3.2.2    Required Repairs Reserves. On the date hereof, Borrowers shall deposit with Lender the aggregate amount set forth on Schedule 2 hereto as being required to complete the Required Repairs and Lender shall cause such amount to be transferred to a Subaccount (the “Required Repairs Subaccount”). Provided no Event of Default shall have occurred and is continuing, Lender shall disburse funds held in the Required Repairs Subaccount to Borrowers, within fifteen (15) days after the delivery by Borrowers to Lender of a request therefor (but not more often than once per month), in increments of at least $5,000, accompanied by the following items (which items shall be in form and substance satisfactory to Lender in its reasonable discretion): (i) an Officer’s Certificate, limited to the knowledge of Borrower (A) certifying that the Required Repairs or any portion thereof which are the subject of the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (B) identifying each Person that supplied materials or labor in connection with such Required Repairs or any portion thereof and (C) stating that each such Person has been or, upon receipt of the requested disbursement, will be paid in full with respect to the portion of the Required Repairs which is the subject of the requested disbursement; (ii) copies of appropriate Lien waivers or other evidence of payment satisfactory to Lender in its reasonable discretion; (iii) if the amount requested to be disbursed is in excess of $75,000, at Lender’s option, a title search for the applicable Property indicating that it is free from all Liens not previously approved by Lender; (iv) a copy of each License required to be obtained with respect to the portion of the Required Repairs which is the subject of the requested disbursement; and (v) such other evidence as Lender shall reasonably request that the Required Repairs which are the subject of the requested disbursement have been completed and paid for. Provided no Event of Default shall have occurred and is continuing, upon Borrowers’ completion of all Required Repairs in accordance with this Section 3.2, Lender shall release any funds remaining in the Required Repairs Subaccount, if any, to Borrowers.
3.2.3    Substitution Repairs. If required pursuant to either Section 2.4.2(t) hereof in connection with a Substitution, Borrowers shall deposit with Lender the aggregate amount required pursuant to such Section 2.4.2(t) hereto as being required to complete the remediation work described therein (the “Substitution Repairs”) and Lender shall cause such amount to be transferred to a Subaccount (the “Substitution Repairs Subaccount”). Provided no Event of Default shall have occurred and is continuing, Lender shall disburse funds held in the Substitution Repairs Subaccount to Borrowers, within fifteen (15) days after the delivery by Borrowers to Lender of a request therefor (but not more often than once per month), in increments of at least $5,000, accompanied by the following items (which items shall be in form and substance satisfactory to Lender in its reasonable discretion): (i) an Officer’s Certificate, limited to the knowledge of Borrower (A) certifying that the Substitution Repairs or any portion thereof which are the subject of the requested disbursement have been completed in a good and workmanlike manner and in accordance with all applicable Legal Requirements, (B) identifying each Person that supplied materials or labor in connection with such Substitution Repairs or any portion thereof and (C) stating that each such Person has been or, upon receipt of the requested disbursement, will be paid in full with respect to the portion of the Substitution Repairs which is the subject of the requested disbursement; (ii) copies of appropriate Lien waivers or other evidence of payment satisfactory to Lender in its reasonable discretion; (iii) with respect to disbursements in excess of $75,000, at Lender’s option, a title search for the applicable Property indicating that it is free from all Liens not previously approved by Lender; (iv) a copy of each License required to be obtained with respect to the portion of the Substitution Repairs which is the subject of the requested disbursement; and (v) such other evidence as Lender shall reasonably request that the Substitution Repairs which are the subject of the requested disbursement have been completed and paid for. Provided no Event of Default shall have occurred and is continuing, upon the completion of all Substitution Repairs in accordance with Section 2.4.2(t) and this Section 3.2.3, Lender shall release any funds remaining in the Substitution Repairs Subaccount, if any, to Borrowers or as the Borrowers may direct.
3.3    Taxes and Insurance. (a) Borrowers shall pay to Lender (i) $832,502,31 on the date hereof on account of Real Estate Taxes, (ii) $203,509.14 on the date hereof on account of Insurance Premiums, and (iii) on each Payment Date, (x) one-twelfth (1/12) of the Real Estate Taxes that Lender reasonably estimates will be payable during the next twelve (12) months (initially $355,956.20 per month) in order to accumulate with Lender sufficient funds to pay all such Real Estate Taxes at least thirty (30) days prior to their respective due dates and (y) one-twelfth (1/12) of the Insurance Premiums that Lender estimates will be payable (initially $43,760.84 per month) for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate with Lender sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies. Such amounts will be transferred by Lender to a Subaccount (the “Tax and Insurance Subaccount”). Provided that no Event of Default has occurred and is continuing, Lender will (a) apply funds in the Tax and Insurance Subaccount to payments of Real Property Taxes and Insurance Premiums required to be made by Borrowers pursuant to Section 5.2 hereof and Section 7.1 hereof, provided that Borrowers have promptly supplied Lender with notices of all Real Estate Taxes and Insurance Premiums due, or (b) reimburse Borrowers for such amounts upon presentation of evidence of payment; subject, however, to Borrowers’ right to contest Real Estate Taxes in accordance with Section 5.2 hereof. In making any payment relating to Real Estate Taxes and Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Real Estate Taxes) or insurer or agent (with respect to Insurance Premiums), without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If Lender determines in its reasonable judgment that the funds in the Tax and Insurance Subaccount will be insufficient to pay (or in excess of) the Real Estate Taxes or Insurance Premiums next coming due, Lender may increase (or decrease) the monthly contribution required to be made by Borrowers to the Tax and Insurance Subaccount.
    (b) Notwithstanding anything to the contrary contained in Section 3.3(a), Borrowers shall not be required to pay to Lender the portion of the monthly payments required under Section 3.3(a) with respect to Real Estate Taxes applicable to any portion of a Property which is a separate tax lot and for which (i)  the applicable Tenant of such tax lot is obligated under its Lease to pay all Real Estate Taxes with respect to such tax lot directly to the appropriate taxing authority, (ii) such Tenant shall pay all such Taxes to the appropriate taxing authority as the same become due and payable and before delinquency, (iii) Borrowers shall furnish to Lender receipts for the payment of all such amounts or other evidence of such payment reasonably satisfactory to Lender, (iv) the applicable Lease remains in full force and effect and no monetary event of default is continuing thereunder, and (v) no Event of Default shall be continuing. Borrowers’ obligation to make the payments required under Section 3.3(a) with respect to such Real Property Taxes shall immediately resume and shall continue thereafter with respect to such Real Property Tax payment (A) in the event of the failure of any condition set forth in clauses (i) through (v) of this Section 3.3(b), until the earlier of the end of the Term or the date that the foregoing are rectified, and (B) in the event of the failure of the condition set forth in (v), until such time as no Event of Default shall be continuing. As of the date hereof, the Tenants identified on Schedule 15 hereto are obligated under their Leases to pay Real Property Taxes directly to the applicable taxing authority and amounts allocable to the Real Property Taxes being paid by such Tenants have not been included in the monthly amount collected by Lender pursuant to Section 3.3(a) as of the date hereof and Lender may increase the amount of such monthly collections to account for such Taxes upon a failure of the conditions set forth above.
(c)    On the date hereof, Borrowers shall deposit with Lender the amount of $9,827.00 which is the amount that the Environmental Insurance broker estimates will be necessary for Lender to procure an additional three years of environmental insurance coverage (either by extension of the existing policy or replacement with the same terms and conditions) as provided in the Existing Environmental Insurance Policy (defined below) in the event Borrowers do not repay the Debt in full on the Maturity Date. Lender shall cause such amount to be transferred to a Subaccount (the “Environmental Insurance Subaccount”). If Borrowers fail to repay the Debt in full on the Maturity Date, Lender may (but shall not be required to), at any time thereafter, use any and all funds on deposit in the Environmental Insurance Subaccount to obtain an additional three years of environmental insurance coverage (either by extension of the existing policy or replacement with the same terms and conditions) as provided in the Existing Environmental Insurance Policy. For the purposes hereof, the “Existing Environmental Policy” shall mean the specific pollution liability coverage under Policy No. SSP2024917-10 issued by Berkeley Specialty Underwriting Managers, a copy of which is attached hereto as Schedule 22.
3.4    Capital Expense Reserves.
(a)    Borrowers shall pay to Lender on each Payment Date occurring during the continuance of a Cash Management Period, an amount initially equal to one-twelfth (1/12) of the product obtained by multiplying $0.25 by the aggregate number of rentable square feet of space in the Properties (initially $50,393.96 per month). Lender will transfer such amounts into a Subaccount (the “Capital Reserve Subaccount”). Additionally, upon thirty (30) days’ prior notice to Borrowers, Lender may reassess the amount of the monthly payment required under this Section 3.4 from time to time in its reasonable discretion (based upon its then current underwriting standards); provided, however that Lender shall only increase the amount of such monthly contributions if Lender reasonably determines that such increase is necessary to address unanticipated material changes after the date hereof in the anticipated Capital Expenses for a Property (or Properties) (in which event such reassessment shall be limited to address only such issues).
(b)    Provided that no Event of Default has occurred and is continuing, Lender shall disburse funds held in the Capital Reserve Subaccount to Borrowers, within fifteen (15) days after the delivery by Borrowers to Lender of a request therefor (but not more often than once per month), in increments of at least $5,000 provided that (i) such disbursement is for an Approved Capital Expense; (ii) Lender shall have (if it desires) verified (by an inspection conducted at Borrowers’ reasonable expense) performance of the work associated with such Approved Capital Expense; and (iii) the request for disbursement is accompanied by (A) an Officer’s Certificate certifying (1) that such funds will be used to pay or reimburse Borrowers for Approved Capital Expenses and a description thereof, (2) that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full, (3) that the same has not been the subject of a previous disbursement, and (4) that all previous disbursements have been used to pay the previously identified Approved Capital Expenses, and (B) lien waivers or other evidence of payment satisfactory to Lender in its reasonable discretion, (C) at Lender’s option, a title search for the applicable Property or Properties indicating that such Property or Properties are free from all Liens, claims and other encumbrances other than Permitted Encumbrances and (D) such other evidence as Lender shall reasonably request that the Approved Capital Expenses at the subject Property or Properties to be funded by the requested disbursement have been completed and are paid for or will be paid upon such disbursement to Borrowers.
3.5    Rollover Reserves.
3.5.1    Rollover Reserve.
(a)    Borrowers shall pay to Lender (i) $798,196.00 (the “Initial Rollover Deposit”) on the date hereof on account of outstanding Approved Leasing Expenses with respect to the Leases set forth on Schedule 20 hereto and (ii) on each Payment Date during a Cash Management Period, an amount initially equal to one-twelfth (1/12) of the product obtained by multiplying $201,575.83 by the aggregate number of rentable square feet of space in the Property. Lender will transfer such amount into a Subaccount (the “Rollover Reserve Subaccount”). Borrowers shall also pay to Lender for transfer into the Rollover Reserve Subaccount all Lease Termination Payments received by Borrowers (other than Major Lease Termination Payments, which shall be deposited into the Special Rollover Reserve Subaccount in accordance with Section 3.5.3 hereof).
(b)    Provided that no Event of Default has occurred and is continuing, Lender shall disburse funds held in the Rollover Reserve Subaccount to Borrowers, within fifteen (15) days after the delivery by Borrowers to Lender of a request therefor (but not more often than once per month), in increments of at least $5,000, provided (i) such disbursement is for an Approved Leasing Expense; (ii) Lender shall have (if it desires) verified (by an inspection conducted at Borrowers’ reasonable expense) performance of any construction work associated with such Approved Leasing Expense; and (iii) the request for disbursement is accompanied by (A) an Officer’s Certificate certifying (1) that such funds will be used only to pay (or reimburse Borrowers for) Approved Leasing Expenses and a description thereof, (2) that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full, (3) that the same has not been the subject of a previous disbursement, and (4) that all previous disbursements have been used only to pay (or reimburse Borrowers for) the previously identified Approved Leasing Expenses, and (B) reasonably detailed supporting documentation as to the amount, necessity and purpose therefor.
(c)    Any Lease Termination Payments and any other funds deposited into the Rollover Reserve Subaccount from the Security Deposit Subaccount in accordance with Section 3.8 hereof shall be applied, at Lender’s election, towards either (i) subject to the rights of Borrowers under the applicable Lease, rent arrearages under such Lease (or to cure any other tenant default under such Lease), (ii) debt service shortfalls that may arise as a result of a termination of such Lease (and Borrowers hereby authorize Lender to disburse to itself any such amounts without any request therefor by Borrowers) or (iii) funding any Approved Leasing Expenses which are anticipated to occur in connection with the re-tenanting of the space under the Lease that was the subject of such termination (in accordance with the terms and conditions of Section 3.5.1(b) above).
3.5.2    Rollover Letter of Credit Notwithstanding anything to the contrary contained in Section 3.5.1, at Borrower’s option, Borrower may at any time deliver a Letter of Credit to Lender, subject to and in accordance with the requirements set forth in Section 3.12 hereof, in an amount equal to the Initial Rollover Deposit (the “Rollover Letter of Credit”), which Rollover Letter of Credit shall be held by Lender subject to and in accordance with the provisions of this Section 3.5.2. Upon delivery by Borrowers to Lender of the Rollover Letter of Credit, any funds that have been deposited into the Rollover Reserve Subaccount on account of the Initial Rollover Deposit shall be promptly returned to Borrower. If Borrower fails to timely pay for any Approved Leasing Expenses and such failure continues for ten (10) days after written notice from Lender, Lender shall have the right, but not the obligation, to draw on the Rollover Letter of Credit for purposes of making such payment of Approved Leasing Expenses.
(a)    Borrower may request that the Rollover Letter of Credit be drawn upon for Approved Leasing Expenses or reduced after the payment by Borrower of Approved Leasing Expenses in increments of at least $25,000 and, within ten (10) days of the delivery of such request (but not more often than once per month), Lender will transfer the amount of the requested funds for Approved Leasing Expenses into the Rollover Reserve Subaccount, which funds will be disbursed to pay for Approved Leasing Expenses in accordance with the terms and conditions set forth in Section 3.5.1.
(b)    The Rollover Letter of Credit delivered under this Section 3.5.2 shall be held by Lender as additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on the Rollover Letter of Credit and to either deposit all or any portion of the proceeds therefrom into the Rollover Reserve Subaccount (in which event, any such funds shall be disbursed to Borrower with respect to Approved Leasing Expenses only upon the satisfaction of the requirements for disbursement set forth in Section 3.5.1), or to apply all or any portion of such proceeds to payment of the Debt in such order, proportion or priority as Lender may determine. Any such application to the Debt, after an Event of Default which remains uncured shall be subject to the Yield Maintenance Premium. On the Maturity Date, the Rollover Letter of Credit may be drawn upon by Lender and applied to any unpaid portion of the Debt.
3.5.3    Special Rollover Reserve.
(a)    On each Payment Date occurring during the continuance of a Lease Sweep Period (provided no other Cash Management Period is then continuing), all Available Cash (or such portion of Available Cash that shall be allocated by Lender for deposit into the Special Rollover Reserve Subaccount) shall be paid to Lender. Lender will transfer such amount into a Subaccount (the “Special Rollover Reserve Subaccount”). Borrowers shall also pay to Lender for transfer into the Special Rollover Reserve Subaccount any Major Lease Termination Payments.
(b)    Provided that no Event of Default has occurred and is continuing, Lender shall disburse funds held in the Special Rollover Reserve Subaccount to Borrowers, within fifteen (15) days after the delivery by Borrowers to Lender of a request therefor (but not more often than once per month), in increments of at least $5,000, provided (i) such disbursement is for an Approved Major Lease Leasing Expense; (ii) Lender shall have (if it desires) verified (by an inspection conducted at Borrowers’ reasonable expense) performance of any construction work associated with such Approved Major Lease Leasing Expense; and (iii) the request for disbursement is accompanied by (A) an Officer’s Certificate certifying (1) that such funds will be used only to pay (or reimburse Borrowers for) Approved Major Lease Leasing Expenses and a description thereof, (2) that all outstanding trade payables (other than those to be paid from the requested disbursement or those constituting Permitted Indebtedness) have been paid in full, (3) that the same has not been the subject of a previous disbursement, and (4) that all previous disbursements have been used only to pay (or reimburse Borrowers for) the previously identified Approved Major Lease Leasing Expenses, and (B) reasonably detailed supporting documentation as to the amount, necessity and purpose therefor. Provided no Event of Default is continuing, upon the termination of the subject Lease Sweep Period, and Lender’s receipt of reasonably satisfactory evidence that all Approved Major Lease Leasing Expenses incurred in connection therewith (and any other expenses in connection with the re-tenanting of the applicable space) have been paid in full (which evidence may include (i) a letter or certification from the applicable broker, if any, that all brokerage commissions payable in connection therewith have been paid and (ii) an estoppel certificate executed by each applicable tenant which certifies that all contingencies under such Lease to the payment of full rent (including the applicable Borrower’s contribution to the cost of any tenant improvement work) have been satisfied), any funds (if any) remaining in the Special Rollover Reserve Subaccount that have been deposited therein as a result of such Lease Sweep Period shall, provided that no other Lease Sweep Period shall then be continuing, be disbursed to Borrowers; provided, however, if a Cash Management Period is then continuing, then no such funds shall be disbursed to Borrowers, and all such funds shall instead be deposited into the Cash Collateral Subaccount, to be applied in accordance with Section 3.9 hereof.
3.5.4    Special Rollover Letter of Credit Notwithstanding anything to the contrary contained in Section 3.5.3, at Borrower’s option, Borrower may at any time deliver a Letter of Credit to Lender, subject to and in accordance with the requirements set forth in Section 3.12 hereof, in an amount equal to equal to $15 per square foot of the space demised under the Major Lease (or Major Leases) that gave rise to the subject Lease Sweep Period (the “Special Rollover Letter of Credit”), which Special Rollover Letter of Credit shall be held by Lender subject to and in accordance with the provisions of this Section 3.5.4. Upon delivery by Borrowers to Lender of the Special Rollover Letter of Credit, any funds that have been deposited into the Special Rollover Reserve Subaccount on account of the Major Lease (or Major Leases) that gave rise to the subject Lease Sweep Period shall be promptly returned to Borrower. If Borrowers fail to timely pay for any Approved Major Lease Leasing Expenses and such failure continues for ten (10) days after written notice from Lender, Lender shall have the right, but not the obligation, to draw on the Special Rollover Letter of Credit for purposes of making such payment of Approved Major Lease Leasing Expenses.
(a)    Borrower may request that the Special Rollover Letter of Credit be drawn upon for Approved Major Lease Leasing Expenses or reduced after the payment by Borrower of Approved Major Lease Leasing Expenses in increments of at least $25,000 and, within ten (10) days of the delivery of such request (but not more often than once per month), Lender will transfer the amount of the requested funds for Approved Major Lease Leasing Expenses into the Special Rollover Reserve Subaccount, which funds will be disbursed to pay for Approved Major Lease Leasing Expenses in accordance with the terms and conditions set forth in Section 3.5.3. Provided no Event of Default is continuing, upon the termination of the subject Lease Sweep Period, and Lender’s receipt of reasonably satisfactory evidence that all Approved Major Lease Leasing Expenses incurred in connection therewith (and any other expenses in connection with the re-tenanting of the applicable space) have been paid in full (which evidence may include (i) a letter or certification from the applicable broker, if any, that all brokerage commissions payable in connection therewith have been paid and (ii) an estoppel certificate executed by each applicable tenant which certifies that all contingencies under such Lease to the payment of full rent (including the applicable Borrower’s contribution to the cost of any tenant improvement work) have been satisfied), the Special Rollover Letter of Credit shall; provided that no other Lease Sweep Period shall then be continuing, be returned to Borrower; provided, however, if a Cash Management Period is then continuing, then the Special Rollover Letter of Credit shall not be returned to Borrower and Lender shall draw the undrawn amount thereunder and deposit such funds all into the Cash Collateral Subaccount, to be applied in accordance with Section 3.9 hereof
(b)    The Special Rollover Letter of Credit delivered under this Section 3.5.4 shall be held by Lender as additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on the Special Rollover Letter of Credit and to either deposit all or any portion of the proceeds therefrom into the Special Rollover Reserve Subaccount (in which event, any such funds shall be disbursed to Borrower with respect to Approved Leasing Expenses only upon the satisfaction of the requirements for disbursement set forth in Section 3.5.3), or to apply all or any portion of such proceeds to payment of the Debt in such order, proportion or priority as Lender may determine. Any such application to the Debt, after an Event of Default which remains uncured shall be subject to the Yield Maintenance Premium. On the Maturity Date, the Special Rollover Letter of Credit may be drawn upon by Lender and applied to any unpaid portion of the Debt.
3.6    Free Rent/Advance Rent Reserve. On the date hereof, Borrower shall deposit with Lender the amount of $154,430.00 (the “Free Rent Funds”) for the purpose of creating a reserve in order to simulate payments of Rent during the period that any free rent periods or rent abatements are in effect under any of the Free Rent Leases. In addition, if a Borrower upon execution of a new Lease or otherwise receives any advance Rent (which advance Rent shall not be more than one month of Rent) (“Advance Rent Funds”), such Borrower shall deposit such amounts with Lender and Lender shall cause such amounts (together with the Free Rent Funds) to be transferred to a Subaccount (the “Free Rent/Advance Rent Subaccount”). Any Lease for which Advance Rent Funds are received shall be referred to as an “Advance Rent Lease”. Funds on deposit in the Free Rent/Advance Rent Subaccount shall on each Applicable Payment Date and in the Applicable Rental Amount be (a) during the continuance of a Cash Management Period, deposited into the Cash Management Account to be applied by Lender in accordance with Section 3.11(a) hereof and (b) if no Cash Management Period is then continuing, released to Borrowers. Provided no Event of Default is continuing, upon receipt of evidence that the tenant under any Free Rent Lease has commenced the payment of full unabated rent under its Lease(s), the remaining Free Rent Funds allocated to such Free Rent Lease on said Schedule 14 attached hereto shall be released to Borrower, unless a Cash Management Period is continuing, in which case such remaining Free Rent Funds shall be deposited into the Cash Management Account to be applied by Lender in accordance with Section 3.11(a) hereof.
For the purposes of this Section 3.6, the following definitions shall apply:
“Applicable Payment Date” shall mean:
(i) with respect to Free Rent Leases, the Payment Date set forth with respect to such Free Rent Lease on Schedule 14 hereto; and
(ii) with respect to any Advance Rent Leases, the Payment Date during the month (or months) when such payment was due pursuant to the terms of the subject Lease
“Applicable Rental Amount” shall mean:
(i) with respect to Free Rent Leases, the monthly amount set forth with respect to such Free Rent Lease on Schedule 14 hereto on the Applicable Payment Date;
(ii) with respect to Advance Rent Funds, the amount of monthly rent set forth in such Advance Rent Lease that would have been due on the Applicable Payment Date had such Rent not been paid in advance.
3.7    Casualty/Condemnation Subaccount. Borrowers shall pay, or cause to be paid, to Lender all Proceeds or Awards due to any Casualty or Condemnation to be transferred to a Subaccount (the “Casualty/Condemnation Subaccount”) in accordance with the provisions of Article 7 hereof. All amounts in the Casualty/Condemnation Subaccount shall be disbursed in accordance with the provisions of Article 7 hereof.
3.8    Security Deposits. Each Borrower shall keep and hold all security deposits under Leases in accordance with applicable Legal Requirements and at a separately designated account under such Borrower’s control (and in the case of a letter of credit, assigned with full power of attorney and executed sight drafts to Lender) so that the security deposits shall not be commingled with any other funds of such Borrower unless not prohibited by Law. During a Cash Management Period, Borrowers shall, upon Lender’s request, if permitted by applicable Legal Requirements, turn over to Lender the security deposits (and any interest theretofore earned thereon) under Leases, to be held by Lender in a Subaccount (the “Security Deposit Subaccount”) subject to the terms of the Leases. Security deposits held in the Security Deposit Subaccount will be released by Lender upon notice from Borrowers together with such evidence as Lender may reasonably request that such security deposit is required to be returned to a tenant pursuant to the terms of a Lease or may be applied as Rent pursuant to the rights of Borrower under the applicable Lease. Any letter of credit or other instrument that any Borrower receives in lieu of a cash security deposit under any Lease entered into after the date hereof shall (i) be maintained in full force and effect in the full amount unless replaced by a cash deposit as hereinabove described or no longer required pursuant to the terms of the applicable Lease and (ii) if permitted pursuant to any Legal Requirements, name Lender as payee or mortgagee thereunder (or at Lender’s option, be fully assignable to Lender).
3.9    Cash Collateral Subaccount. If a Cash Management Period shall have commenced (other than a Cash Management Period triggered solely as a result of a Lease Sweep Period), then on the immediately succeeding Payment Date and on each Payment Date thereafter during the continuance of such Cash Management Period, all Available Cash shall be paid to Lender, which amounts shall be transferred by Lender into a Subaccount (the “Cash Collateral Subaccount”) as cash collateral for the Debt. Notwithstanding the foregoing, if a Lease Sweep Period has occurred and is then continuing during the continuance of any Cash Management Period (other than a Cash Management Period triggered solely as a result of a Lease Sweep Period), Lender shall have the right (but not the obligation) to allocate any funds in the Cash Collateral Subaccount to the Special Rollover Reserve Subaccount to be held and disbursed in accordance with the terms and conditions of Section 3.5.3 hereof. Any funds in the Cash Collateral Subaccount and not previously disbursed or applied shall be disbursed to Borrowers upon the termination of such Cash Management Period. Lender shall have the right, but not the obligation, at any time during the continuance of an Event of Default, in its sole and absolute discretion to apply all sums then on deposit in the Cash Collateral Subaccount to the Debt, in such order and in such manner as Lender shall elect in its sole and absolute discretion, including to make a prepayment of Principal (together with the applicable Yield Maintenance Premium applicable thereto).
3.10    Grant of Security Interest; Application of Funds. As security for payment of the Debt and the performance by Borrowers of all other terms, conditions and provisions of the Loan Documents, each Borrower hereby pledges and assigns to Lender, and grants to Lender a security interest in, all such Borrower’s right, title and interest in and to all Rents and in and to all payments to or monies held in the Clearing Account, the Deposit Account, and all Subaccounts created pursuant to this Agreement (collectively, the “Cash Management Accounts”). Each Borrower hereby grants to Lender a continuing security interest in, and agrees to hold in trust for the benefit of Lender, all Rents in its possession prior to the (i) payment of such Rents to Lender or (ii) deposit of such Rents into the Deposit Account. No Borrower shall, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in any Cash Management Account, or permit any Lien to attach thereto, or any levy to be made thereon, or any UCC Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. This Agreement is, among other things, intended by the parties to be a security agreement for purposes of the UCC. Upon the occurrence and during the continuance of an Event of Default, Lender may apply any sums in any Cash Management Account in any order and in any manner as Lender shall elect in Lender’s discretion without seeking the appointment of a receiver and without adversely affecting the rights of Lender to foreclose the Lien of any Mortgage or exercise its other rights under the Loan Documents. Cash Management Accounts shall not constitute trust funds and may be commingled with other monies held by Lender. Provided no Event of Default is continuing, all interest which accrues on the funds in any Cash Management Account (other than the Tax and Insurance Subaccount) shall accrue for the benefit of Borrowers and shall be taxable to Borrowers and shall be added to and disbursed in the same manner and under the same conditions as the principal sum on which said interest accrued. Upon repayment in full of the Debt, all remaining funds in the Subaccounts, if any, shall be promptly disbursed to Borrowers.
3.11    Property Cash Flow Allocation.
(a)    During any Cash Management Period, all Rents deposited into the Deposit Account during the immediately preceding Interest Period shall, provided no Event of Default is continuing, be applied on each Payment Date as follows in the following order of priority:
(i)    First, to make payments into the Tax and Insurance Subaccount as required under Section 3.3 hereof;
(ii)    Second, to pay the monthly portion of the fees charged by the Deposit Bank in accordance with the Deposit Account Agreement;
(iii)    Third, to Lender to pay the Monthly Interest Payment Amount due on such Payment Date (plus, if applicable, interest at the Default Rate and all other amounts, other than those described under other clauses of this Section 3.11(a), then due to Lender under the Loan Documents);
(iv)    Fourth, to make payments into the Capital Reserve Subaccount as required under Section 3.4 hereof;
(v)    Fifth, to make payments into the Rollover Reserve Subaccount as required under Section 3.5.1(a) hereof;
(vi)    Sixth, funds in an amount equal to the Monthly Operating Expense Budgeted Amount and any then-current Approved Additional Operating Expenses shall be disbursed to Borrowers (or to an account designated by Borrowers); and
(vii)     Lastly, to make payments in an amount equal to all Available Cash on such Payment Date:
(A)    during the continuance of a Cash Management Period continuing solely as a result of a Lease Sweep Period, into the Special Rollover Reserve Subaccount in accordance with Section 3.5.3 hereof; or
(B)    otherwise, into the Cash Collateral Subaccount in accordance with Section 3.9 hereof.
(b)    The failure of Borrowers to make all of the payments required under clauses (i) through (v) and (vii) of Section 3.11(a) above in full on each Payment Date shall constitute an Event of Default under this Agreement; provided, however, if adequate funds are available in the Deposit Account for such payments, the failure by the Deposit Bank to allocate such funds into the appropriate Subaccounts shall not constitute an Event of Default.
(c)    Notwithstanding anything to the contrary contained in this Section 3.11 or elsewhere in the Loan Documents, after the occurrence of an Event of Default, Lender may apply all Rents deposited into the Deposit Account and other proceeds of repayment in such order and in such manner as Lender shall elect. Lender’s right to withdraw and apply any of the foregoing funds shall be in addition to all other rights and remedies provided to Lender under the Loan Documents.
3.12    Letters of Credit.
(a)    All Letters of Credit delivered to Lender in connection with this Loan (other than Letters of Credit which constitute security deposits under Leases) shall be held as collateral and additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on all or any portion of any such Letter of Credit and to apply such amount drawn to payment of the Debt in such order, proportion or priority as Lender may determine. Any such application to the Debt during the continuance of an Event of Default shall be subject to the Yield Maintenance Premium, if any, applicable thereto. On the Maturity Date, if the Debt has not otherwise been paid in full, any or all of such Letters of Credit may be applied to reduce the Debt.
(b)    With respect to any Letter of Credit delivered to Lender in connection with this Loan (other than Letters of Credit which constitute security deposits under Leases), such Letter of Credit must be accompanied by an instrument reasonably acceptable to Lender whereby the applicant/obligor under such Letter of Credit shall have waived all rights of subrogation against Borrower thereunder until the Debt has been paid in full. Borrower shall also pay to Lender all of Lender’s reasonable out-of-pocket costs and expenses in connection therewith. Neither Borrower nor the applicant/obligor under the Letter of Credit shall be entitled to draw upon the Letter of Credit (other than Letters of Credit which constitute security deposits under Leases).
(c)    In addition to any other right Lender may have to draw upon any Letter of Credit pursuant to the terms and conditions of this Agreement, Lender shall have the additional rights to draw in full any Letter of Credit (other than Letters of Credit which constitute security deposits under Leases): (i) with respect to any evergreen Letter of Credit, if Lender has received a notice from the issuing bank that the applicable Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least thirty (30) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) with respect to any Letter of Credit with a stated expiration date, if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least thirty (30) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least twenty (20) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (iii) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions of this Agreement or a substitute Letter of Credit is provided at least ten (10) Business Days prior to such termination); or (iv) if Lender has received notice that the bank issuing the Letter of Credit shall cease to be an Approved Bank and Borrower shall not have replaced such Letter of Credit with a Letter of Credit issued by an Approved Bank within ten (10) Business Days after notice thereof. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in clauses (i), (ii), (iii) or (iv) above and shall not be liable for any losses sustained by Borrower or applicable/obligor due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the applicable Letter of Credit.
4.    REPRESENTATIONS AND WARRANTIES
Borrowers represent and warrant to Lender as of the date hereof that, except to the extent (if any) disclosed on Schedule 3 hereto with reference to a specific Section of this Article 4:
4.1    Organization; Special Purpose.
(a)    Each Borrower is duly organized, validly existing and in good standing under the laws of the state of its formation, with requisite power and authority, and all rights, licenses, permits and authorizations, governmental or otherwise, necessary to own its properties and to transact the business in which it is now engaged. Each Borrower is duly qualified to do business and is in good standing in the jurisdiction in which the Property owned by such Borrower is located and in each other jurisdiction where it is required to be so qualified in connection with its properties, business and operations.
(b)    Each Borrower has at all times since its formation been, and as of the date hereof is, a Special Purpose Bankruptcy Remote Entity.
4.2    Proceedings; Enforceability. Each Borrower has taken all necessary action to authorize the execution, delivery and performance of the Loan Documents by it, and has the power and authority to execute, deliver and perform under the Loan Documents and all the transactions contemplated thereby. The Loan Documents have been duly authorized, executed and delivered by each Borrower that is a party to such Loan Document and constitute legal, valid and binding obligations of such Borrower, enforceable against such Borrower in accordance with their respective terms, except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally, and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by Borrowers or Guarantor including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable, and none of Borrowers or Guarantor have asserted any right of rescission, set-off, counterclaim or defense with respect thereto.
4.3    No Conflicts. The execution, delivery and performance of the Loan Documents by each Borrower and the transactions contemplated hereby will not conflict with any provision of any law or regulation to which any Borrower is subject, or conflict with, or result in a breach of any of the terms or provisions of, or constitute a default under, or result in the creation or imposition of any Lien (other than pursuant to the Loan Documents) upon any of the property of any such Borrower pursuant to the terms of, any agreement or instrument to which any such Borrower is a party or by which its property is subject, nor will such action result in any violation of the provisions of any statute or any order, rule or regulation of any Governmental Authority having jurisdiction over any Borrower or any of the Properties. No Borrower’s rights under the Licenses and the Property Management Agreement will be adversely affected by the execution and delivery of the Loan Documents, any Borrower’s performance thereunder, the recordation of the Mortgages, or the exercise of any remedies by Lender. Any consent, approval, authorization, order, registration or qualification of or with any Governmental Authority required for the execution, delivery and performance by any Borrower of, or compliance by any Borrower with, the Loan Documents or the consummation of the transactions contemplated hereby, has been obtained and is in full force and effect.
4.4    Litigation. There are no actions, suits or other proceedings at law or in equity by or before any Governmental Authority now pending or to Borrower’s actual knowledge, threatened against or affecting any Borrower, Guarantor, Property Manager (if such Property Manager is an Affiliate of Borrower or Guarantor) or any Property, in any court or by or before any other Governmental Authority, which, if adversely determined, could reasonably be expected to materially and adversely affect the condition (financial or otherwise) or business of any Borrower (including the ability of Borrowers to carry out its obligations under the Loan Documents), Guarantor, Property Manager (if such Property Manager is an Affiliate of Borrower or Guarantor) the use, value, condition or ownership of any Property.
4.5    Agreements. No Borrower is a party to any agreement or instrument or subject to any restriction which would reasonably be expected to materially or adversely affect any Borrower or any Property, or any Borrower’s business, properties or assets, operations or condition, financial or otherwise. No Borrower has received a notice of default with respect to any order or decree of any court or any order, regulation or demand of any Governmental Authority, which default would reasonably be expected to have consequences that would materially or adversely affect the condition (financial or other) or operations of such Borrower or its properties or would reasonably be expected to have consequences that would adversely affect its performance hereunder. No Borrower has received a notice of default in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any Permitted Encumbrance or any other agreement or instrument to which any Borrower is a party or by which any Borrower or any Property is bound which would reasonably be expected to materially and adversely affect Borrower or the Property, or Borrower’s business, properties, operations or condition, financial or otherwise.
4.6    Title. Borrowers have legal and indefeasible title in fee to the real property and legal title to the balance of the Properties, free and clear of all Liens except the Permitted Encumbrances. All transfer taxes, deed stamps, intangible taxes or other amounts in the nature of transfer taxes required to be paid by any Person under applicable Legal Requirements in connection with the transfer of each Property to a Borrower have been paid or have been deposited with the title company insuring the liens of the Mortgages. The Mortgages when properly recorded in the appropriate records, together with any UCC Financing Statements required to be filed in connection therewith, will create (i) a valid, perfected first priority liens on Borrowers’ interest in the Properties and (ii) valid and perfected first priority security interests in and to, and perfected collateral assignments of, all personalty (including the Leases), all in accordance with the terms thereof, in each case subject only to any applicable Permitted Encumbrances. All mortgage, mortgage recording, stamp, intangible or other similar taxes required to be paid by any Person under applicable Legal Requirements in connection with the execution, delivery, recordation, filing, registration, perfection or enforcement of any of the Loan Documents, including the Mortgages, have been paid or have been deposited with the title company insuring the liens of the Mortgages. All taxes and governmental assessments due and owing in respect of any of the Properties have been paid, or an escrow of funds in an amount sufficient to cover such payments has been established hereunder or are insured against by the Title Insurance Policies. The Permitted Encumbrances, individually or in the aggregate, do not (a) materially and adversely affect the value, operation or use of any of the Properties, or (b) impair Borrower’s ability to repay the Loan. No Borrower has received written notice of the commencement of any Condemnation or other proceeding nor, to any Borrower’s actual knowledge, is the commencement thereof contemplated with respect to all or any portion of any of the Properties or for the relocation of roadways providing access to any of the Properties. No Borrower has received written notice of any mechanics’, materialman’s or other similar Liens or claims having been filed for work, labor or materials affecting any of the Properties which are or may become a Lien prior to, or equal or coordinate priority with, the Liens created by the Loan Documents that have not heretofore been released. There are no outstanding options to purchase or rights of first refusal affecting all or any portion of the Property. To Borrower’s actual knowledge, the Surveys do not fail to reflect any material matter affecting such Property or the title thereto. To Borrower’s actual knowledge, no easements or other encumbrances affecting a Property encroach upon any of the Improvements, so as to affect the value of the Property in any material respect. Each parcel comprising each Property is a separate tax lot and is not a portion of any other tax lot that is not a part of such Property. There are no pending or, to Borrower’s actual knowledge, proposed special or other assessments for public improvements or otherwise affecting any Property, nor are there any contemplated improvements to any Property that may result in such special or other assessments to which a Borrower has received written notice. With respect to each Title Insurance Policy, the premium with respect thereto has been paid in full (or will be paid in full with a portion of the proceeds of the Loan).
4.7    No Bankruptcy Filing. No Borrower nor any of such Borrower’s constituent Persons which Control Borrower have filed, or are contemplating the filing of, a Bankruptcy Proceeding, and no Borrower has any knowledge of any Person having filed, or contemplating the filing of, a Bankruptcy Proceeding against it or such constituent Persons which Control Borrower. In addition, no Borrower nor Sole Member nor any principal nor Affiliate of any Borrower or Sole Member has been a party to, or the subject of a Bankruptcy Proceeding for the past ten (10) years.
4.8    Full and Accurate Disclosure. No statement of fact made by any Borrower in any Loan Documents contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained therein not misleading. There is no material fact relating to Borrower or any Property (as opposed to, by way of example only, real properties in general, the market in which such Property is located or the general economy) presently known to any Borrower that has not been disclosed to Lender which adversely affects, or, as far as any Borrower can foresee, would reasonably be expected to adversely affect, any Property or the business, operations, performance or condition (financial or otherwise), properties or prospects of any Borrower. All financial data, including the statements of cash flow and income and operating expense, that have been delivered to Lender in respect of Borrowers and the Properties (i) are true, complete and correct in all material respects, (ii) accurately represent the financial condition of each Borrower and each Property as of the date of such reports, and (iii) to the extent prepared by an independent certified public accounting firm, have been prepared in accordance with GAAP (or a tax basis of accounting) consistently applied throughout the periods covered, except as disclosed therein. No Borrower has any contingent liabilities, liabilities for taxes (other than taxes not yet due and payable), unusual forward or long-term commitments, unrealized or anticipated losses from any unfavorable commitments or any liabilities or obligations not expressly permitted by this Agreement. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of any Borrower, or any Property from that set forth in said financial statements.
4.9    Tax Filings. To the extent required, each Borrower has filed (or has obtained effective extensions for filing) all federal and all other material state, commonwealth, district and local tax returns required to be filed and has paid or made adequate provision for the payment of all federal, and all other material state, commonwealth, district and local taxes, charges and assessments payable by such Borrower. Each Borrower’s tax returns (if any) properly reflect the income and taxes of such Borrower in all material respects for the periods covered thereby, subject only to reasonable adjustments required by the Internal Revenue Service or other applicable tax authority upon audit.
4.10    ERISA; No Plan Assets. As of the date hereof and throughout the Term (i) Borrowers, Guarantor or any ERISA Affiliate do not sponsor and are not obligated to contribute to, a Plan, (ii) none of the assets of Borrowers or Guarantor constitutes or will constitute “plan assets” of one or more such “employee benefit plans”, as defined in Section 3(3) of ERISA or Section 4975 of the Code within the meaning of 29 C.F.R. Section 2510.3-101, as modified in application by Section 3(42) of ERISA, (iii) Borrowers and Guarantor are not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, and (iv) transactions by or with Borrowers or Guarantor are not and will not be subject to state statutes regulating investment of, and fiduciary obligations with respect to, governmental plans. As of the date hereof, neither Borrowers, Guarantor nor any ERISA Affiliate maintains, sponsors or contributes to, or has any obligations with respect to, a “defined benefit plan” (within the meaning of Section 3(35) of ERISA) or a “multiemployer pension plan” (within the meaning of Section 3(37)(A) of ERISA). As of the date hereof, neither Borrowers nor Guarantor has engaged in any transaction in connection with which it could be subject to either a material civil penalty assessed pursuant to the provisions of Section 502 of ERISA or a material tax imposed under the provisions of Section 4975 of the Code.
4.11    Compliance. Except as may have previously been disclosed to Lender in the Zoning Reports received by Lender, each Borrower and each Property (including the Improvements) and the use thereof comply in all material respects with all applicable Legal Requirements (including with respect to parking, building and applicable zoning and land use laws, codes, regulations and ordinances, under municipal, state and federal laws). No Borrower has received notice that such Borrower is in default or violation of any order, writ, injunction, decree or demand of any Governmental Authority, the violation of which might materially adversely affect the condition (financial or otherwise) or business of any Borrower. No Borrower has committed any act which would reasonably be expected to give any Governmental Authority the right to cause such Borrower to forfeit the Property owned by such Borrower or any part thereof or any monies paid in performance of such Borrower’s obligations under any of the Loan Documents. Each Property is used exclusively for retail use and other appurtenant and related uses. Except as may have previously been disclosed to Lender in the Zoning Reports, in the event that all or any part of the Improvements at any Property are destroyed or damaged, said Improvements can be legally reconstructed substantially to their condition prior to such damage or destruction, and thereafter exist for the same use without violating any zoning or other ordinances applicable thereto and without the necessity of obtaining any variances or special permits. Except as may have previously been disclosed to Lender in the Zoning Reports, no legal proceedings are pending or, to the actual knowledge of Borrowers, threatened with respect to the zoning of any Property (except as may have previously been disclosed to Lender in the Zoning Reports), neither the zoning nor any other right to construct, use or operate any Property is in any way dependent upon or related to any property other than such Property. All certifications, permits, licenses and approvals, including certificates of completion and occupancy permits required of each Borrower for the legal use, occupancy and operation of the Properties for its current use (collectively, the “Licenses”), have been obtained and are in full force and effect. The use being made of each Property is in conformity with the certificate of occupancy issued for such Property and all other restrictions, covenants and conditions affecting such Property.
4.12    Major Contracts. Each of the Major Contracts is in full force and effect, no notice has been sent to or received by a Borrower with respect to a monetary or other material default by any Borrower thereunder and, to the knowledge of each Borrower, there are no monetary or other material defaults thereunder by any other party thereto. None of Borrowers, Property Manager or any other Person acting on any Borrower’s behalf has given or received any notice of default under any of the Major Contracts that remains uncured or in dispute. Borrowers have delivered true, correct and complete copies of the Major Contracts (including all amendments and supplements thereto) to Lender. No Major Contract has as a party an Affiliate of any Borrower.
4.13    Federal Reserve Regulations; Investment Company Act; Bank Holding Company. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose that would be inconsistent with such Regulation U or any other regulation of such Board of Governors, or for any purpose prohibited by Legal Requirements or any Loan Document. No Borrower is (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (ii) subject to any other federal, state or foreign law or regulation which purports to restrict or regulate its ability to borrow money. No Borrower is a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.
4.14    Easements; Utilities and Public Access. All easements, cross easements, licenses, air rights and rights-of-way or other similar property interests (collectively, “Easements”), if any, necessary for the full utilization of the Improvements for their intended purposes have been obtained and are in full force and effect without default thereunder. Each Property has rights of access to public ways and is served by water, sewer, sanitary sewer and storm drain facilities adequate to service such Property for its intended uses. All public utilities necessary to the use and enjoyment of each Property are located in the public right-of-way abutting such Property, and all such utilities are connected so as to serve such Property without passing over other property absent a valid irrevocable easement. All roads necessary for the use of each Property for its current purpose have been completed and, to the extent required, dedicated to public use and accepted by all Governmental Authorities.
4.15    Physical Condition. Except as may be expressly set forth in the Physical Conditions Reports, to Borrower’s knowledge, (a) each Property, including all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects; and (b) there exists no structural or other material defects or damages to any Property, whether latent or otherwise. No Borrower has received written notice from any insurance company or bonding company of any defects or inadequacies in any Property, or any part thereof, which would materially and adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or any termination or threatened termination of any policy of insurance or bond. No portion of any Property is located in an area as identified by the Federal Emergency Management Agency as an area having special flood hazards, or, if so located the flood insurance required pursuant to Section 7.1.1 hereof is in full force and effect with respect to such Property. Except as set forth in the Physical Conditions Reports or on Schedule 3 hereto, the Improvements have suffered no material casualty or damage which has not been fully repaired and the cost thereof fully paid.
4.16    Leases. (a) The rent roll attached hereto as Schedule 7 (the “Rent Roll”) is true, complete and correct and no Property is subject to any Leases other than the Leases described in the Rent Roll. Except as set forth on the Rent Roll, on Schedule 3 hereto or any tenant estoppel certificates delivered to Lender: (i) each Lease is in full force and effect; (ii) the tenants under the Leases have accepted possession of and are in occupancy of all of their respective demised premises, have commenced the payment of rent under the Leases, and to Borrower’s actual knowledge there are no offsets, claims or defenses to the enforcement thereof; (iii) all rents due and payable under the Leases have been paid and no portion thereof has been paid for any period more than thirty (30) days in advance; (iv) the rent payable under each Lease is the amount of fixed rent set forth in the Rent Roll, and there is no written claim or to Borrower’s actual knowledge basis for a claim by the tenant thereunder for an adjustment to the rent; (v) no tenant has made any claim in writing against the landlord under any Lease which remains outstanding, there are no defaults on the part of the landlord under any Lease of which Landlord has been notified, and, to Borrower’s knowledge, no event has occurred which, with the giving of notice or passage of time, or both, would constitute such a default; (vi) to Borrowers’ actual knowledge, there is no present material default by the tenant under any Lease; (vii) all security deposits under Leases are as set forth on the Rent Roll and are held consistent with Section 3.8 hereof; (viii) the applicable Borrower is the sole owner of the entire lessor’s interest in each Lease; (ix) each Lease is the valid, binding and enforceable obligation of such Borrower and, to Borrower’s actual knowledge, the applicable tenant thereunder; (x) no Person has any possessory interest in, or right to occupy, any Property except under the terms of the Leases; (xi) except with respect to Leases entered into after the date hereof in accordance with the terms of this Agreement, all work to be performed by the applicable Borrower under each Lease has been performed as required and has been accepted by the applicable tenant under such Lease; (xii) other than with respect to the Free Rent Leases, any payments, free rent, partial rent, rebate of rent or other material payments, credits, allowances or abatements required to be given by any Borrower to any tenant under any Lease has already been received by such tenant; (xiii) no Tenant under any Lease (or any sublease) is an Affiliate of any Borrower; (xiv)  all tenants under the Leases are open for business and, other than with respect to the Free Rent Leases, paying full, unabated rent; (xv) there are no brokerage fees or commissions due and payable in connection with the leasing of space at the Property, and no such fees or commissions which have been earned by the applicable broker with respect to the Leases that are not yet due and payable; (xvi) to Borrower’s actual knowledge, no tenant under any Lease has assigned its Lease or sublet all or any portion of the premises demised thereby, no such tenant holds its leased premises under assignment or sublease, nor does anyone except such tenant and its employees occupy such leased premises; and (xvii)  to Borrowers’ knowledge, each Tenant under a Material Lease is free from Bankruptcy Proceedings. The copies of the Leases delivered to Lender are true and, other than with respect to the Missing Kohl’s Northpark Documents, complete, and there are no oral agreements with respect thereto. Neither the Leases nor the Rents have been assigned or pledged except to Lender, and no other Person has any interest therein except the tenants thereunder.
    (b)     None of the Missing Kohl’s Northpark Documents individually or when taken together have the effect of amending or supplementing the applicable Lease in any material adverse respect.
4.17    Fraudulent Transfer. No Borrower has entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor, and each Borrower has received reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the transactions contemplated by the Loan Documents, the fair saleable value of each Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed such Borrower’s total liabilities, including subordinated, unliquidated, disputed or contingent liabilities. The fair saleable value of each Borrower’s assets is, and immediately following the making of the Loan, will be, greater than such Borrower’s liabilities, including the maximum amount of its contingent liabilities on its debts as such debts become absolute and matured. Each Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. No Borrower intends to, and believes that it will, incur debts and liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts of cash to be received by such Borrower and the amounts to be payable on or in respect of the obligations of such Borrower).
4.18    Ownership of Borrower. Borrowers exact legal names, Tax I.D. numbers and Delaware Organizational I.D. numbers are as set forth on Schedule 1 hereto, respectively. Each Borrower is of the following organizational type (e.g., corporation, limited liability company): limited liability company, and the jurisdiction in which each Borrower is organized is: Delaware. The sole managing member of each Borrower is Sole Member. The membership interests in each Borrower are owned free and clear of all Liens, warrants, options and rights to purchase. No Borrower has any obligation to any Person to purchase, repurchase or issue any ownership interest in it. The organizational chart attached hereto as Schedule 4 is true, complete and accurate.
4.19    Purchase Options. Neither any Property nor any part thereof are subject to any purchase options, rights of first refusal, rights of first offer or other similar rights in favor of third parties.
4.20    Property Management Agreements. The Property Management Agreements are in full force and effect. With respect to each Property Management Agreement, Borrowers have not received a notice of the occurrence of a default, breach or violation existing thereunder, and no event has occurred (other than payments due but not yet delinquent) that, with the passage of time or the giving of notice, or both, would constitute a default, breach or violation thereunder, by either party thereto.
4.21    Hazardous Substances. Except as set forth in the Environmental Reports, (i) to Borrower’s knowledge, no Property is in violation of any Legal Requirement pertaining to or imposing liability or standards of conduct concerning environmental regulation, contamination or clean-up, including the Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Emergency Planning and Community Right-to-Know Act of 1986, the Hazardous Materials Transportation Act, the Solid Waste Disposal Act, the Clean Water Act, the Clean Air Act, the Toxic Substance Control Act, the Safe Drinking Water Act, the Occupational Safety and Health Act, any state super-lien and environmental clean-up statutes (including with respect to Toxic Mold), any local law requiring related permits and licenses and all amendments to and regulations in respect of the foregoing laws (collectively, “Environmental Laws”); (ii) no Borrower has received any written notice that any Property is subject to any private or governmental Lien or judicial or administrative notice or action or inquiry, investigation or claim relating to hazardous, toxic and/or dangerous substances, toxic mold or fungus of a type that would pose a risk to human health or the environment or would negatively impact the value of the Property (“Toxic Mold”) or any other substances or materials which are included under or regulated by Environmental Laws (collectively, “Hazardous Substances”); (iii) to Borrower’s knowledge, no Hazardous Substances are, or have been (during the period following Borrower’s acquisition of its Property), discharged, generated, treated, disposed of or stored on, incorporated in, or removed or transported from any Property other than in material compliance with applicable Environmental Laws; (iv) to Borrower’s knowledge, no Hazardous Substances are present in, on or under any nearby real property which would reasonably be expected to migrate to or otherwise materially adversely affect any Property; and (v) to Borrowers’ knowledge, no Toxic Mold is on or about any Property which requires remediation; (vi) no underground storage tanks exist on any Property and no Property has ever been used as a landfill; and (vii) there have been no material environmental investigations, studies, audits, analyses or reviews conducted by or on behalf of any Borrower with respect to any Property which have not been provided to Lender.
4.22    Name; Principal Place of Business. No Borrower uses or will use any trade name or has done or will do business under any name other than its actual name set forth herein. The principal place of business of each Borrower is its primary address for notices as set forth in Section 6.1 hereof, and no Borrower has any other place of business.
4.23    Other Debt. There is no indebtedness with respect to any Property or any excess cash flow or any residual interest therein, whether secured or unsecured, other than Permitted Encumbrances and Permitted Indebtedness.
4.24    Assignments of Leases and Rents. The Assignments of Leases and Rents create a valid assignment of, or a valid security interest in, certain rights under the Leases, subject only to a license granted to Borrowers to exercise certain rights and to perform certain obligations of the lessor under the Leases, including the right to operate the Properties. No Person other than Lender has any interest in or assignment of the Leases or any portion of the Rents due and payable or to become due and payable thereunder.
4.25    Insurance. Borrowers have obtained and have delivered to Lender certificates of all of the Policies, with all premiums prepaid thereunder, reflecting the insurance coverages, amounts and other requirements set forth in this Agreement. No claims have been made under any of the Policies, and no Person, including any Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies.
4.26    FIRPTA. No Borrower is a “foreign person” within the meaning of Sections 1445 or 7701 of the Code.
4.27    Fiscal Year. Each fiscal year of Borrowers commences on January 1.
4.28    Intellectual Property/Websites. Other than as set forth on Schedule 9, neither any Borrower nor any Affiliate (i) has or holds any tradenames, trademarks, servicemarks, logos, copyrights, patents or other intellectual property (collectively, “Intellectual Property”) with respect to the Properties or the use or operations thereof or is (ii) is the registered holder of any website with respect to the Properties (other than tenant websites).
4.29    Operations Agreements. Each Operations Agreement is in full force and effect and neither any Borrower nor, to Borrowers’ knowledge, any other party to any Operations Agreement, is in default thereunder, and to Borrowers’ knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default thereunder. Except as described herein, the REA has not been modified, amended or supplemented.
4.30    Illegal Activity. No portion of any of the Properties has been or will be purchased with proceeds of any illegal activity, and to Borrowers’ actual knowledge, there are no illegal commercial activities or commercial activities relating to controlled substances at the Property (including, without limitation, any growing, distributing and/or dispensing of marijuana for commercial purposes, medical or otherwise for so long as the foregoing is a violation of a Legal Requirement of any applicable Governmental Authority).
4.31    Patriot Act; Foreign Corrupt Practices Act No Borrower nor Guarantor nor any partner in any Borrower or Guarantor nor member of such partner nor any other owner of a direct or indirect interest in any Borrower or Guarantor that Controls Borrower nor, to Borrowers’ knowledge, any owner of a non-controlling direct or indirect interest in any Borrower or Guarantor (a) is listed on any Government Lists, (b) is a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (c) has been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, or (d) has engaged in any activity or conduct that would breach any Anti-Corruption Laws or Anti-Money Laundering Laws, (e) is currently under investigation by any Governmental Authority for alleged criminal activity or (f) is an Embargoed Person. Borrower has instituted and maintains policies and procedures designed to cause compliance with Anti-Corruption Laws and Anti-Money Laundering Laws. No part of the proceeds of the Loan will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.
All of the representations and warranties in this Article 4 and elsewhere in the Loan Documents (i) shall survive for so long as any portion of the Debt remains owing to Lender and (ii) shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf, provided, however, that the representations, warranties and covenants set forth in Section 4.21 above shall survive in perpetuity.
5.    COVENANTS
Until the end of the Term, Borrowers hereby covenant and agree with Lender that:
5.1    Existence. Each of each Borrower and Sole Member shall (i) do or cause to be done all things necessary to preserve, renew and keep in full force and effect its existence, rights, and franchises, (ii) continue to engage in the business presently conducted by it, (iii) obtain and maintain all Licenses and all applicable governmental authorizations, and (iv) qualify to do business and remain in good standing under the laws of each jurisdiction, in each case as and to the extent required for the ownership, maintenance, management and operation of the Property owned by it.
5.2    Real Property Taxes and Other Charges. Borrowers shall pay all Real Property Taxes and Other Charges as the same become due and payable, and deliver to Lender receipts for payment or other evidence satisfactory to Lender that such Real Property Taxes and the Other Charges have been so paid before they would be delinquent if not paid (provided, however, that Borrowers need not pay such Real Property Taxes nor furnish such receipts for payment of Real Property Taxes paid by Lender pursuant to Section 3.3 hereof). Borrowers shall promptly pay for all utility services provided to any Property. After prior notice to Lender, Borrowers, at their own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application of any Real Property Taxes or Other Charges, provided that (i) no Event of Default has occurred and is continuing, (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances, (iii) such proceeding shall suspend the collection of the Real Property Taxes or such Other Charges, (iv) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which any Borrower is subject and shall not constitute a default thereunder, (v) no part of or interest in any Property will be in danger of being sold, forfeited, terminated, canceled or lost prior to the conclusion of such contest, (vi) Borrowers shall have furnished such security as may be required in the proceeding, or as may be requested by Lender, to insure the payment of any such Real Property Taxes or Other Charges, together with all interest and penalties thereon, which shall not be less than one hundred ten percent (110%) of the Real Property Taxes and Other Charges being contested (provided that Borrower shall not be required to furnish such security to Lender in the event that such Real Property Taxes were paid prior to the commencement of such proceeding), (vii) Borrowers shall promptly upon final determination thereof pay the amount of such Real Property Taxes or Other Charges, together with all costs, interest and penalties, (viii) such contest shall not adversely affect the ownership, use or occupancy of any of the Properties, and (ix) Borrowers shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (viii) of this Section 5.2. Lender may pay over any such security or part thereof held by Lender to the claimant entitled thereto at any time when, in the judgment of Lender, the entitlement of such claimant is established or any Property (or any part thereof or interest therein) shall be in immediate danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of any Mortgage being primed by any related Lien.
5.3    Access to Properties. Borrowers shall permit agents, representatives, consultants and employees of Lender to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice (which may be given verbally), subject to the rights of tenants under Leases.
5.4    Repairs; Maintenance and Compliance; Alterations.
5.4.1    Repairs; Maintenance and Compliance. Borrowers shall at all times maintain, preserve and protect all franchises and trade names, and Borrowers shall cause the Properties to be maintained in a good and safe condition and repair and shall not remove, demolish or alter the Improvements or Equipment (except for alterations performed in accordance with Section 5.4.2 below and normal replacement of Equipment with Equipment of equivalent value and functionality), provided that equipment which is obsolete or no longer needed shall not be required to be replaced. Borrower shall promptly comply or cause compliance with all Legal Requirements (including but not limited to municipal, state and federal laws) and cure (or cause to be cured) any violation of a Legal Requirement (including but not limited to municipal, state and federal laws) promptly after becoming aware of such violation. Borrowers also hereby covenant and agree that they shall not commit, permit or consent to exist any illegal commercial activities or commercial activities relating to controlled substances at the Property (including, without limitation, any growing, distributing and/or dispensing of marijuana for commercial purposes, medical or otherwise for so long as the foregoing is a violation of a Legal Requirement of any applicable Governmental Authority). Borrowers shall notify Lender in writing within two (2) Business Day after any Borrower first receives notice of any such non-compliance with Legal Requirements. Borrowers shall promptly repair, replace or rebuild (or cause to be repaired, replaced or rebuilt) any part of any Property that becomes damaged, worn or dilapidated and shall complete and pay for any Improvements at any time in the process of construction or repair. Notwithstanding the foregoing, Borrowers may defer compliance with a Legal Requirement pending a Borrower’s contest thereof; provided that (1) such Borrower is permitted by the applicable Legal Requirement to delay compliance therewith pending such proceedings, (2) neither the affected Property nor any part thereof or interest therein will be sold, forfeited, or lost if Borrower fails to promptly comply with the Legal Requirement being contested, and if Borrower fails to prevail in such contest, Borrower would thereafter have the opportunity to comply with such Legal Requirement, (3) Lender would not, by virtue of such permitted contest, be exposed to any risk of any civil liability, or to any risk of criminal liability, and neither the Property nor any interest therein would be subject to the imposition of any Lien for which Borrower has not furnished additional security as provided in clause (4) below, as a result of the failure to comply with such Legal Requirement (4) Borrowers shall have furnished to Lender additional security in respect of the Legal Requirement being contested and the loss or damage that would reasonably be expected to result from such Borrower’s failure to prevail in such contest in such amount as may be reasonably requested by Lender but in no event greater than one hundred twenty-five percent (125%) of the cost of complying with such Legal Requirement and any loss or damage that may result from such Borrower’s failure to prevail in such contest (or such greater amount as may be required by any applicable governmental authority) and (5) the payment of any sums required to be paid under this Agreement and the other Loan Documents shall not be interfered with or otherwise affected.
5.4.2    Alterations.
(a)    Any Borrower may, without Lender’s consent, perform alterations to the Improvements and Equipment which (i) do not constitute a Material Alteration, (ii) do not have a Material Adverse Effect on any Borrower’s financial condition or the value or Net Operating Income of any Property and (iii) are in the ordinary course of such Borrower’s business; provided, further, Lender’s consent shall not be required for alterations being performed to comply with Legal Requirements but only to the extent that the performance of such work otherwise complies with the requirements and conditions set forth in this Section 5.4.2. No Borrower shall perform any Material Alteration without Lender’s prior written consent , which consent shall not be unreasonably withheld or delayed; provided, however, that Lender may, in its reasonable discretion, withhold consent to any alteration the cost of which is reasonably estimated to exceed $1,000,000 or which is likely to result in a decrease of Net Operating Income by two and one half percent (2.5%) or more for a period of sixty (60) days or longer. Lender may, as a condition to giving its consent to a Material Alteration, require that Borrowers deliver to Lender security for payment of the cost of such Material Alteration in an amount equal to 125% of the cost of the Material Alteration as estimated by Lender. Upon substantial completion of the Material Alteration, Borrowers shall provide evidence reasonably satisfactory to Lender that (i) the Material Alteration was constructed in accordance with applicable Legal Requirements and substantially in accordance with plans and specifications approved by Lender (which approval shall not be unreasonably withheld or delayed), (ii) all contractors, subcontractors, materialmen and professionals who provided work, materials or services in connection with the Material Alteration have been paid in full and have delivered unconditional releases of liens (other than conditioned on payment) unless being contested in accordance with the terms hereof and (iii) all material Licenses necessary for the use, operation and occupancy of the Material Alteration (other than those which depend on the performance of tenant improvement work) have been issued. Borrowers shall reimburse Lender upon demand for all out-of-pocket costs and expenses (including the reasonable fees of any architect, engineer or other professional engaged by Lender) incurred by Lender in reviewing plans and specifications or in making any determinations necessary to implement the provisions of this Section 5.4.2.
(b)    Provided that no Event of Default is then continuing, to the extent, if any, that Lender’s prior written approval is required pursuant to this Section 5.4.2, such request for approval shall be deemed approved if (i) the first correspondence from Borrowers to Lender requesting such approval or consent is in an envelope marked “PRIORITY” and contains a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “FIRST NOTICE: THIS IS A REQUEST FOR CONSENT UNDER SECTION 5.4.2 OF THE LOAN AGREEMENT, DATED AS OF DECEMBER 8, 2017, AND ENTERED INTO IN CONNECTION WITH THE LOAN MADE TO ARC SMWMBFL001, LLC, ET AL. FAILURE TO RESPOND TO THIS REQUEST WITHIN FIFTEEN (15) DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED”, and is accompanied by the information, documents required above (together with any security required above), and any other information reasonably requested by Lender in writing prior to the expiration of such fifteen (15) Day period in order to adequately review the same has been delivered; and (ii) if Lender fails to respond or to deny such request for approval in writing within the first (5) Days of such fifteen (15) Day period, a second notice requesting approval is delivered to Lender from Borrowers in an envelope marked “PRIORITY” containing a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER SECTION 5.4.2 OF THE LOAN AGREEMENT, DATED AS OF DATED AS OF DECEMBER 8, 2017, AND ENTERED INTO IN CONNECTION WITH THE LOAN MADE TO ARC SMWMBFL001, LLC, ET AL. IF YOU FAIL TO PROVIDE A SUBSTANTIVE RESPONSE (E.G., APPROVAL, DENIAL OR REQUEST FOR CLARIFICATION OR MORE INFORMATION) TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN TEN (10) DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN” and Lender fails to provide a substantive response to such request for approval within such final ten (10) Business Day period and (iii) Borrowers comply with each of the conditions set forth in Section 5.4.2(a) (other than Lender’s consent).
5.5    Performance of Other Agreements. Borrowers shall observe and perform each and every term to be observed or performed by one or more Borrowers pursuant to the terms of any agreement or instrument affecting or pertaining to any Property, including the Loan Documents.
5.6    Cooperate in Legal Proceedings. Borrowers shall cooperate fully with Lender with respect to, and permit Lender, at its option, to participate in, any proceedings before any Governmental Authority which may in any way affect the rights of Lender under any Loan Document.
5.7    Further Assurances. Borrowers shall, at Borrowers’ sole cost and expense, (i) execute and deliver to Lender such documents, instruments, certificates, assignments and other writings, and do such other acts necessary or desirable, to evidence, preserve and/or protect the collateral at any time securing or intended to secure the Debt and/or for the better and more effective carrying out of the intents and purposes of the Loan Documents, as Lender may reasonably require from time to time; (ii) provide all such information as Lender may reasonably require to ensure Borrowers’ ongoing compliance with Sections 5.26 and 5.31 hereof, including ensuring compliance with all “know your customer” procedures as Lender may from time-to-time institute with respect to loans that are of a similar size and nature as the Loan; and (iii) upon Lender’s request therefor given from time to time during the continuance of any Event of Default pay for (a) reports of UCC, federal tax lien, state tax lien, judgment and pending litigation searches with respect to any Borrower and (b) searches of title to one or more of the Properties, each such search to be conducted by search firms reasonably designated by Lender in each of the locations reasonably designated by Lender.
5.8    Environmental Matters.
5.8.1    Hazardous Substances. So long as one or more Borrowers own or are in possession of one or more of the Properties, each such Borrower shall (i) keep the Property owned or possessed by it free from Hazardous Substances (other than typical cleaning supplies and other substances customarily found in similar properties) and in compliance with all Environmental Laws, (ii) promptly notify Lender if such Borrower shall receive notice that (A) any Hazardous Substance is on or near such Property in concentrations or amounts that are not in compliance with applicable Environmental Laws, (B) such Property is in violation of any applicable Environmental Laws or (C) any environmental condition on or near such Property poses a material threat to the health, safety or welfare of humans and (iii) remove such Hazardous Substances and/or cure such violations and/or remove such threats, on, at ,or from such Property, as applicable, as and to the extent Borrower is required by law, promptly after such Borrower becomes aware of same, at Borrowers’ sole expense. Nothing herein shall prevent such Borrower from recovering such expenses from any other party that may be liable for such removal or cure.
5.8.2    Environmental Monitoring.
(a)    Borrowers shall give prompt written notice to Lender of (i) receipt of any written notice of a proceeding or claim by any party (including any Governmental Authority) with respect to the presence of any Hazardous Substance on, under, from or about any Property, (ii) all claims made or threatened in writing by any third party (including any Governmental Authority) against any Borrower or any Property or any party occupying any Property relating to any loss or injury resulting from any Hazardous Substance on, at, under or from such Property, and (iii) any Borrower’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Property that is reasonably likely to cause such Property to be subject to any investigation or cleanup pursuant to any Environmental Law. Upon becoming aware of the presence of Toxic Mold at any Property, Borrowers shall (i) undertake an investigation to identify the source(s) of such Toxic Mold and shall develop and implement an appropriate remediation plan to eliminate the presence of any Toxic Mold, (ii) perform or cause to be performed all acts reasonably necessary for the remediation of any Toxic Mold (including taking any action necessary to clean and disinfect any portions of such Property affected by Toxic Mold, including providing any necessary moisture control systems at the affected Property), and (iii) provide evidence reasonably satisfactory to Lender of the foregoing. Borrowers shall permit Lender to join and participate in, as a party if it so elects, any legal or administrative proceedings or other actions initiated with respect to any Property in connection with any Environmental Law or Hazardous Substance, and Borrowers shall pay all reasonable out-of-pocket attorneys’ fees and disbursements incurred by Lender in connection therewith.
(b)    Upon Lender’s written request, at any time and from time to time, but no more frequent than annually, unless an Event of Default exists, that Lender reasonably believes there are Hazardous Substances on the Property in violation of this Agreement or if required in connection with a Securitization, Borrowers shall provide an inspection or Phase I Environmental Site Assessment in accordance with ASTM E-1527-13 (or any applicable update to such standard) of one or more Properties designated by Lender prepared by a licensed environmental engineer or qualified environmental consulting firm reasonably acceptable to Lender assessing the presence or absence of Hazardous Substances on or in such Property or Properties, and, during the continuance of an Event of Default, or if Lender determines that reasonable cause exists for the performance of such environmental inspection or assessment, then the cost and expense of such assessment or inspection shall be paid by Borrowers. Such inspections and assessments may include soil borings and ground water monitoring if and to the extent reasonably recommended by the Environmental Consultant. If Borrowers fail to commence any such inspection or assessment within thirty (30) days after such written request, Lender may order same, and Borrowers hereby grant to Lender and its employees and agents reasonable access to the Properties and a license to undertake such inspection or assessment.
(c)    If any environmental site assessment report prepared in connection with such inspection or assessment recommends that an operations and maintenance plan be implemented for any Hazardous Substance, whether such Hazardous Substance existed prior to the ownership of the applicable Property by any Borrower, or presently exists or is reasonably suspected of existing, Borrowers shall cause such operations and maintenance plan to be prepared and implemented at their expense upon written request of Lender. If any investigation, site monitoring, containment, cleanup, removal, restoration or other work of any kind is reasonably necessary under applicable Environmental Law with respect to any Property (“Remedial Work”), Borrowers shall commence all such Remedial Work within forty-five (45) days after written demand by Lender and thereafter diligently prosecute to completion all such Remedial Work within such period of time as may be required under applicable Environmental Law. All Remedial Work shall be performed by licensed contractors reasonably acceptable to Lender and, if reasonably requested by Lender, under the supervision of a consulting engineer reasonably acceptable to Lender. All costs of such Remedial Work shall be paid by Borrowers, including Lender’s reasonable out-of-pocket attorneys’ fees and disbursements incurred in connection with the monitoring or review of such Remedial Work. If Borrowers do not timely commence and diligently prosecute to completion the Remedial Work, Lender may (but shall not be obligated to), upon written notice to Borrower and a reasonable opportunity for Borrower to cure, cause such Remedial Work to be performed at Borrowers’ expense. Notwithstanding the foregoing, Borrowers shall not be required to commence such Remedial Work within the above specified time period: (x) if prevented from doing so by any Governmental Authority, (y) if commencing such Remedial Work within such time period would result in any Borrower or such Remedial Work violating any Environmental Law, or (z) if Borrowers, at their expense and after prior written notice to Lender, are contesting by appropriate legal, administrative or other proceedings, conducted in good faith and with due diligence, the need to perform Remedial Work. Borrowers shall have the right to contest the need to perform such Remedial Work, provided that, (1) Borrowers are permitted by the applicable Environmental Laws to delay performance of the Remedial Work pending such proceedings, (2) neither any Property nor any part thereof or interest therein will be sold, forfeited or lost if a Borrower fails to promptly perform the Remedial Work being contested, and if such Borrower fails to prevail in such contest, such Borrower would thereafter have the opportunity to perform such Remedial Work, (3) Lender would not, by virtue of such permitted contest, be exposed to any risk of any civil liability for which Borrowers have not furnished additional security as provided in clause (4) below, or to any risk of criminal liability, and neither any Property nor any interest therein would be subject to the imposition of any Lien for which Borrowers have not furnished additional security as provided in clause (4) below, as a result of the failure to perform such Remedial Work and (4) Borrowers shall have furnished to Lender additional security in respect of the Remedial Work being contested and the loss or damage that would reasonably be expected to result from Borrowers’ failure to prevail in such contest in such amount as may be reasonably requested by Lender but in no event more than 115% of the cost of such Remedial Work as estimated by Lender or Lender’s Consultant and any loss or damage that could be reasonably expected to result from Borrowers’ failure to prevail in such contest.
(d)    No Borrower shall install or permit to be installed on any Property any underground storage tank.
5.8.3    O & M Program. In the event any environmental report delivered to Lender in connection with the Loan recommends the development of or continued compliance with an operation and maintenance program for any Property (including with respect to the presence of asbestos and/or lead-based paint) (“O & M Program”), Borrowers shall develop (or continue to comply with, as the case may be) such O & M Program and shall, during the term of the Loan, including any extension or renewal thereof, comply in all material respects with the terms and conditions of the O & M Program. As of the date hereof, Borrower confirms that O&M Plans are currently required with respect to the properties known as North Lakeland, Cross Pointe and West Melbourne and Borrowers shall develop and comply with the O&M Programs with respect to such Properties as required pursuant to this Section 5.8.3.
5.9    Title to the Properties. Borrowers will warrant and defend the title to the Properties, and the validity and priority of all Liens granted or otherwise given to Lender under the Loan Documents, subject only to Permitted Encumbrances, against the claims of all Persons.
5.10    Leases.
5.10.1    Generally. Upon request, Borrowers shall furnish Lender with executed copies of all Leases then in effect which have not previously been delivered to Lender. All renewals of Leases and all proposed leases shall provide for rental rates and terms comparable to existing local market rates and shall be arm’s length transactions with bona fide, independent third-party tenants.
5.10.2    Material Leases.
(a)    No Borrower shall enter into a proposed Material Lease or a proposed renewal, extension or modification of an existing Material Lease without the prior written consent of Lender, which consent shall not, so long as no Event of Default is continuing, be unreasonably withheld or delayed. Prior to seeking Lender’s consent to any Material Lease, Borrowers shall deliver to Lender a copy of such proposed lease (a “Proposed Material Lease”). Lender shall approve or disapprove each Proposed Material Lease or proposed renewal, extension or modification of an existing Material Lease for which Lender’s approval is required under this Agreement within fifteen (15) Days of the submission by Borrowers to Lender of a written request for such approval, accompanied by a final copy of the Proposed Material Lease or proposed renewal, extension or modification of an existing Material Lease. If requested by Borrowers, Lender will grant conditional approvals of Proposed Material Leases or proposed renewals, extensions or modifications of existing Material Leases at any stage of the leasing process, from initial “term sheet” through negotiated lease drafts, provided that Lender shall retain the right to disapprove any such Proposed Material Lease or proposed renewal, extension or modification of an existing Material Lease, if subsequent to any preliminary approval material changes are made to the terms previously approved by Lender, or additional material terms are added that had not previously been considered and approved by Lender in connection with such Proposed Material Lease or proposed renewal, extension or modification of an existing Material Lease.
(b)    Provided that no Event of Default is then continuing, to the extent, if any, that Lender’s prior written approval is required pursuant to this Section 5.10.2, such request for approval shall be deemed approved if (i) the first correspondence from Borrowers to Lender requesting such approval or consent is in an envelope marked “PRIORITY” and contains a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “FIRST NOTICE: THIS IS A REQUEST FOR CONSENT UNDER SECTION 5.10.2 OF THE LOAN AGREEMENT, DATED AS OF DATED AS OF DECEMBER 8, 2017, AND ENTERED INTO IN CONNECTION WITH THE LOAN MADE TO ARC SMWMBFL001, LLC, ET AL. FAILURE TO RESPOND TO THIS REQUEST WITHIN FIFTEEN (15) DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED”, and is accompanied by the information and documents required above, and any other information reasonably requested by Lender in writing prior to the expiration of such fifteen (15) Day period in order to adequately review the same has been delivered; and (ii) if Lender fails to respond or to deny such request for approval in writing within the first (5) Days of such fifteen (15) Business Day period, a second notice requesting approval is delivered to Lender from Borrowers in an envelope marked “PRIORITY” containing a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER SECTION 5.10.2 OF THE LOAN AGREEMENT, DATED AS OF DECEMBER 8, 2017, AND ENTERED INTO IN CONNECTION WITH THE LOAN MADE TO ARC SMWMBFL001, LLC, ET AL. IF YOU FAIL TO PROVIDE A SUBSTANTIVE RESPONSE (E.G., APPROVAL, DENIAL OR REQUEST FOR CLARIFICATION OR MORE INFORMATION) TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN TEN (10) DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN” and Lender fails to provide a substantive response to such request for approval within such final ten (10) Business Day period.
5.10.3    Minor Leases.
(a)    Notwithstanding the provisions of Section 5.10.2 above, provided that no Event of Default is continuing, renewals, amendments and modifications of existing Leases and proposed leases shall not be subject to the prior approval of Lender provided that (i) the proposed lease would be a Minor Lease or the existing Lease as amended or modified or the renewal Lease is a Minor Lease, (ii) the proposed lease shall be written substantially in accordance with the standard form of Lease which shall have been approved by Lender, subject to any commercially reasonable changes made in the course of negotiation with the applicable tenant and (iii) the Lease as amended or modified or the renewal Lease or series of leases or proposed lease or series of leases: (a) shall provide for net effective rental rates comparable to existing local market rates, (b) shall have an initial term of not less than two (2) years and a total term (together with all extension and renewal options) of not more than ten (10) years, (c) shall provide for automatic self-operative subordination to the Mortgages and, at Lender’s option, (x) attornment to Lender and (y) if necessary pursuant to applicable local law, the unilateral right by Lender, at the option of Lender, to subordinate the Liens of the Mortgages to the Lease, and (d) shall not contain any option to purchase, any right of first refusal to purchase, any right to terminate (except in the event of the destruction or condemnation of substantially all of the applicable Property or if after giving effect to such right to terminate the term of the Lease shall be at least equal to the minimum team set forth in clause (b) above), any requirement for a non-disturbance or recognition agreement. To the extent that Borrower proposes to enter into a Minor Lease which does not satisfy the conditions described in this Section 5.10.3, then prior to seeking Lender’s consent to any such Minor Lease, Borrowers shall deliver to Lender a copy of such proposed Minor Lease and Lender shall approve or disapprove each such proposed Minor Lease in accordance with the provisions applicable to a Proposed Major Lease as set forth in Section 5.10.2(a) hereof.
(b)    Provided that no Event of Default is then continuing, to the extent, if any, that Lender’s prior written approval is required pursuant to this Section 5.10.3, such request for approval shall be deemed approved if (i) the first correspondence from Borrowers to Lender requesting such approval or consent is in an envelope marked “PRIORITY” and contains a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “FIRST NOTICE: THIS IS A REQUEST FOR CONSENT UNDER SECTION 5.10.3 OF THE LOAN AGREEMENT, DATED AS OF DATED AS OF DECEMBER 8, 2017, AND ENTERED INTO IN CONNECTION WITH THE LOAN MADE TO ARC SMWMBFL001, LLC, ET AL.. FAILURE TO RESPOND TO THIS REQUEST WITHIN FIFTEEN (15) DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED”, and is accompanied by the information and documents required above, and any other information reasonably requested by Lender in writing prior to the expiration of such fifteen (15) Day period in order to adequately review the same has been delivered; and (ii) if Lender fails to respond or to deny such request for approval in writing within the first (5) Days of such fifteen (15) Day period, a second notice requesting approval is delivered to Lender from Borrowers in an envelope marked “PRIORITY” containing a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER SECTION 5.10.3 OF THE LOAN AGREEMENT, DATED AS OF DATED AS OF DECEMBER 8, 2017, AND ENTERED INTO IN CONNECTION WITH THE LOAN MADE TO ARC SMWMBFL001, LLC, ET AL. IF YOU FAIL TO PROVIDE A SUBSTANTIVE RESPONSE (E.G., APPROVAL, DENIAL OR REQUEST FOR CLARIFICATION OR MORE INFORMATION) TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN TEN (10) DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN” and Lender fails to provide a substantive response to such request for approval within such final ten (10) Business Day period.
5.10.4    Additional Covenants With Respect to Leases. Each Borrower (i) shall observe and perform the material obligations imposed upon the lessor under the Leases and shall not do or permit anything to impair the value of the Leases as security for the Debt; (ii) shall promptly send copies to Lender of all notices of material default that such Borrower shall send or receive under any Lease (iii) shall enforce, in accordance with commercially reasonable practices for properties similar to the applicable Property, the terms, covenants and conditions in the Leases to be observed or performed by the lessees, short of termination thereof; (iv)  shall not collect any of the Rents more than one (1) month in advance (other than security deposits or amounts deposited in the Free Rent/Advance Rent Reserve Subaccount); (v) shall not execute any other assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); (vi) shall not modify any Lease in a manner inconsistent with the Loan Documents; (vii) shall not convey or transfer or suffer or permit a conveyance or transfer of any Property so as to effect a merger of the estates and rights of, or a termination or diminution of the obligations of, lessees under Leases; (viii) shall not consent to any assignment of or subletting under any Material Lease unless required in accordance with its terms without the prior consent of Lender, which, with respect to a subletting, may not, so long as no Event of Default is continuing, be unreasonably withheld or delayed; and (ix) shall not cancel or terminate any Lease or accept a surrender thereof (except in the exercise of the applicable Borrower’s commercially reasonable judgment in connection with a tenant default under a Minor Lease or if the applicable tenant is leasing new or additional space at the Property (with demised square footage of at least the amount of square footage being terminated) on terms that are at then market rates with rental rates at least equal to the retail rates set forth in the Lease being terminated without the prior consent of Lender, which consent shall not, so long as no Event of Default is continuing, be unreasonably withheld or delayed.
5.10.5    SNDA. Provided an Event of Default is not then continuing, at Borrowers’ request, Lender shall enter into a subordination, nondisturbance and attornment agreement in substantially the same form as Lender’s standard form as of the date hereof with respect to any Lease entered into by Borrower in accordance with this Agreement. Borrower shall pay all reasonable out-of-pocket costs and expenses (including reasonable out of pocket attorneys’ fees) incurred by Lender in connection with any request made by Borrowers under this Section 5.10.5.
5.11    Estoppel Statement.
(a)    After request by Lender, Borrowers shall within ten (10) days furnish Lender with a statement addressed to Lender, its successors and assigns, duly acknowledged and certified, setting forth (i) the unpaid Principal, (ii) the Interest Rate, (iii) the date installments of interest and/or Principal were last paid, (iv) any offsets or defenses to the payment of the Debt known to Borrower, and (v) that the Loan Documents are in full force and effect and have not been modified or if modified, giving particulars of such modification. Borrower shall not be required to deliver more than one (1) such estoppels per year, unless (i) an Event of Default is then continuing or (ii) if required in connection with a Securitization.
(b)    After request by Borrower, Lender shall within ten (10) days furnish Borrower with a statement addressed to Borrower, its successors and assigns, duly acknowledged and certified, setting forth (i) the unpaid principal, (ii) the Interest Rate, (iii) the date installments of interest and/or Principal were last paid, (iv) that it knows of no defaults under the Loan and (v) that the Loan Documents are in full force and effect and have not been modified or if modified, giving particulars of such modification. Lender shall not be required to deliver more than two (2) such estoppels per year.
5.12    Property Management.
5.12.1    Property Management Agreement. Each Borrower shall (i) cause the Property owned by it to be managed pursuant to a Property Management Agreement; (ii) promptly perform and observe all of the material covenants required to be performed and observed by it under such Property Management Agreement and do all things necessary to preserve and to keep unimpaired its rights thereunder; (iii) promptly notify Lender of any default under such Property Management Agreement (or Asset Management Agreement) of which it is aware; (iv) promptly deliver to Lender a copy of each financial statement, business plan, capital expenditure plan, and property improvement plan and any other notice, report and estimate received by such Borrower under its Property Management Agreement and the Asset Management Agreement; and (v) promptly enforce the performance and observance of all of the material covenants required to be performed and observed by Property Manager under such Property Management Agreement and Asset Management Agreement. If any Borrower shall default, beyond applicable notice and cure periods, in the performance or observance of any material term, covenant or condition of any Management Agreement to which such Borrower is a party on the part of such Borrower to be performed or observed, then, without limiting Lender’s other rights or remedies under this Agreement or the other Loan Documents, and without waiving or releasing such Borrower from any of its obligations hereunder or under any Management Agreement to which such Borrower is a party, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act as may be appropriate to cause all the material terms, covenants and conditions of the Management Agreement(s) to which such Borrower is a party on the part of such Borrower to be performed or observed. Without Lender’s prior written consent, no Borrower shall (a) surrender, terminate, cancel, extend or renew (unless on terms substantially the same as the terms of the Management Agreement being so extended or renewed) any Management Agreement or otherwise replace a Property Manager or enter into any other management agreement (except pursuant to Section 5.12.2 below); (b) reduce or consent to the reduction of the term of its Management Agreement(s); (c) increase or consent to the increase of the amount of any charges under its Management Agreement; (d) otherwise modify, change, supplement, alter or amend in any material respect, or waive or release any of its rights and remedies under, its Management Agreement or (e) suffer or permit the occurrence and continuance of a default beyond any applicable cure period under its Management Agreement(s) (or any successor management agreement) if such default permits a Property Manager to terminate the applicable Management Agreement (or such successor management agreement).
5.12.2    Termination of Manager. If (i) as of any Calculation Date, Borrowers fail to maintain a Debt Service Coverage Ratio of at least 1.50:1, (ii) an Event of Default shall be continuing, (iii) Property Manager is in default under any Property Management Agreement beyond any applicable notice and cure periods, (iv) Property Manager shall become a debtor in any Bankruptcy Proceeding or (v) upon the gross negligence, malfeasance or willful misconduct of Property Manager, Borrowers shall, at the request of Lender, terminate the Management Agreements and replace Property Manager with a replacement property manager acceptable to Lender in Lender’s reasonable discretion and, if a Securitization has occurred, the applicable Rating Agencies, on terms and conditions reasonably satisfactory to Lender and, if a Securitization has occurred, the applicable Rating Agencies. All calculations of the Debt Service Coverage Ratio for purposes of this Section 5.12.2 shall be subject to verification by Lender. Borrowers’ failure to appoint an acceptable property manager within thirty (30) days after Lender’s request of Borrowers to terminate the Property Management Agreements shall constitute an immediate Event of Default. Borrowers may from time to time appoint a successor property manager to manage the Properties, provided that such successor property manager and Property Management Agreement shall be approved in writing by Lender in Lender’s reasonable discretion and, if a Securitization has occurred, the applicable Rating Agencies (and Lender’s approval may be conditioned upon Borrowers delivering a Rating Comfort Letter if the Loan, by itself or together with other loans, has been the subject of a Secondary Market Transaction, and if required pursuant to a Pooling and Servicing Agreement from and after the occurrence of a Secondary Market Transaction as to such successor property manager and Property Management Agreement). If at any time Lender consents to the appointment of a new property manager, such new property manager and Borrowers shall, as a condition of Lender’s consent, execute a consent and subordination of management agreement substantially in the form of the Consent and Subordination of Property Manager of even date herewith executed and delivered by Property Manager to Lender.
5.13    Special Purpose Bankruptcy Remote Entity. Each Borrower shall at all times be a Special Purpose Bankruptcy Remote Entity. No Borrower shall directly or indirectly make any change, amendment or modification to its organizational documents, or otherwise take any action which could reasonably be expected to result in such Borrower not being a Special Purpose Bankruptcy Remote Entity. A “Special Purpose Bankruptcy Remote Entity” shall have the meaning set forth on Schedule 5 hereto.
5.14    Assumption in Non-Consolidation Opinion. Each Borrower shall conduct its business so that the assumptions (with respect to each Person) made in that certain substantive non-consolidation opinion letter dated the date hereof delivered by Borrowers’ counsel in connection with the Loan, shall be true and correct in all respects.
5.15    Change in Business or Operation of Properties. Borrowers shall not purchase or own any real property other than the Properties and shall not enter into any line of business other than the ownership and operation of the Properties, or make any material change in the scope or nature of their business objectives, purposes or operations, or undertake or participate in activities other than the continuance of its present business or otherwise cease to operate the Properties as retail properties, or terminate such business for any reason whatsoever (other than temporary cessation in connection with renovations to a Property).
5.16    Debt Cancellation. No Borrower shall cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to such Borrower by any Person, except for adequate consideration and in the ordinary course of such Borrower’s business.
5.17    Affiliate Transactions. No Borrower shall enter into, or be a party to, any transaction with an Affiliate of any Borrower or any of the members of any Borrower except in the ordinary course of business and on terms which are fully disclosed to Lender in advance and are no less favorable to such Borrower or such Affiliate than would be obtained in a comparable arm’s‑length transaction with an unrelated third party.
5.18    Zoning. No Borrower shall initiate or consent to any zoning reclassification of any portion of any Property or seek any variance under any existing zoning ordinance or use or permit the use of any portion of any Property in any manner that could reasonably be expected to result in such use becoming a non‑conforming use under any zoning ordinance or any other applicable land use law, rule or regulation, without the prior consent of Lender.
5.19    No Joint Assessment. No Borrower shall suffer, permit or initiate the joint assessment of any Property (i) with any other real property constituting a tax lot separate from such Property, and (ii) with any portion of such Property which may reasonably be expected to be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such Property.
5.20    Principal Place of Business. No Borrower shall change its principal place of business or chief executive office from the address set forth in Section 6.1 hereof without first giving Lender thirty (30) days’ prior written notice.
5.21    Change of Name, Identity or Structure
. No Borrower shall change its name, identity (including its trade name or names) or such Borrower’s corporate, partnership or other structure without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in such Borrower’s structure, without first obtaining the prior written consent of Lender, which consent shall not be unreasonably withheld, delayed or conditioned so long as Borrower(s) continue to be a special purpose Bankruptcy Remote Entity and the same constitutes a permitted Transfer. Each Borrower shall execute and deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the request of Lender, each Borrower shall execute a certificate in form satisfactory to Lender in its reasonable discretion listing the trade names under which such Borrower intends to operate the Property or Properties owned by such Borrower, and representing and warranting that such Borrower does business under no other trade name with respect to the Property.
5.22    Indebtedness. No Borrower shall directly or indirectly create, incur or assume any indebtedness other than (i) the Debt and (ii) unsecured trade payables incurred in the ordinary course of business relating to the ownership and operation of the Property owned by such Borrower and (iii) Permitted Equipment Financing (hereinafter defined), which in the case of such unsecured trade payables and Permitted Equipment Financing (A) are not evidenced by a note, (B) do not exceed, at any time, a maximum aggregate amount of three percent (3%) of the Allocated Loan Amount of the Property owned by such Borrower (or, when taken together with the unsecured trade payables of all Borrowers, three percent (3%) of the original amount of the Principal) and (C) are paid within thirty (30) days of the date incurred (collectively, “Permitted Indebtedness”). As used herein, “Permitted Equipment Financing” means equipment financing that is (i) entered into in the ordinary course of a Borrower’s business, (ii) for equipment related to the ownership and operation of the Property owned by such Borrower whose removal would not materially damage or impair the value of such Property, and (iii) which is secured only by the financed equipment..
5.23    License; Intellectual Property; Website.
5.23.1    Licenses. No Borrower shall Transfer any License required for the operation of any of the Properties.
5.23.2    Intellectual Property. Each Borrower shall keep and maintain all Intellectual Property relating to the use or operation of the Properties and all Intellectual Property shall be held by and (if applicable) registered in the name of such Borrower. Each Borrower shall not Transfer or let lapse any Intellectual Property necessary for the operation or marketing of the Property without Lender’s prior consent, not to be unreasonably withheld, delayed or conditioned.
5.23.3    Website. Any website with respect to any of the Properties (other than tenant websites) shall be maintained by or on behalf of Borrower that owns such Property and any such website shall be registered in the name of Borrower that owns such Property. No Borrower shall Transfer any such website without Lender’s prior consent, not to be unreasonably withheld, delayed or conditioned.
5.24    Compliance with Restrictive Covenants. Borrowers shall at all times comply in all material respects with all Operations Agreements. No Borrower will enter into, modify, waive in any material respect or release any Easements, Operations Agreements or other Permitted Encumbrances (other than entering into customary utility and access easements which do not adversely affect the value, use or operation of the Property), or suffer, consent to or permit the foregoing, without Lender’s prior written consent, which consent may be granted or denied in Lender’s sole discretion.
5.25    ERISA.
(a)    No Borrower shall engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender or any successor or assignee of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Code. Borrowers’ covenant in this clause (a) is based on the assumption that no portion of  the assets used by Lender in connection with the transactions contemplated under this Agreement and the other Loan Documents constitutes “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, as modified in application by Section 3(42) of ERISA with respect to which any Borrower is a party in interest (as defined in Section 3(14) of ERISA) or a disqualified person (as defined in Section 4975 of the Code), or if it is a party in interest or a disqualified person, Lender has determined that the conditions of an applicable prohibited transaction exemption are satisfied.
(b)    No Borrower shall maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any ERISA Affiliate of any Borrower to, maintain, sponsor, contribute to or become obligated to contribute to, any Plan or permit the assets of any Borrower to become “plan assets” within the meaning of 29 C.F.R. 2510.3-101, as modified in application by Section 3(42) of ERISA.
(c)    Borrowers shall deliver to Lender such certifications or other evidence from time to time throughout the Term, as reasonably requested by Lender, that (i) Borrowers and Guarantor are not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA and do not maintain a Plan; (ii) Borrowers and Guarantor are not subject to state statutes regulating investments and fiduciary obligations with respect to governmental plans; and (iii) the assets of Borrowers and Guarantor do not constitute “plan assets” within the meaning of 29 C.F.R. Section 2510.3-101, as modified in application by Section 3(42) of ERISA, or assets of any “benefit plan investor” as defined in Section 3(42) of ERISA.
5.26    Prohibited Transfers.
5.26.1    Generally. No Borrower shall directly or indirectly make, suffer or permit the occurrence of any Transfer other than a Permitted Transfer. Borrowers shall provide Lender with copies of all organizational documents (if any) relating to any Permitted Transfer. Borrowers shall pay on demand all of the reasonable out-of-pocket costs and expenses incurred by Lender, including reasonable out-of-pocket attorneys’ fees and expenses, and, if a Securitization has occurred, including the fees and expenses of Rating Agencies, in connection with considering any proposed Transfer, whether or not the same is permitted or occurs.
5.26.2    Transfer and Assumption.
(a)    Notwithstanding the foregoing and subject to the terms and satisfaction of all of the conditions precedent set forth in this Section 5.26.2, Borrowers shall have the right to Transfer all (but not less than all) of the Properties (which have not theretofore been released pursuant to Section 2.4.2 hereof) to another party (the “Transferee Borrower”) and have the Transferee Borrower assume all of Borrowers’ obligations under the Loan Documents, and have replacement guarantors and indemnitors assume all of the obligations of the indemnitors and guarantors of the Loan Documents (collectively, a “Transfer and Assumption”). Borrowers may make a written application to Lender for Lender’s consent to the Transfer and Assumption, subject to the conditions set forth in paragraphs (b) and (c) of this Section 5.26.2. Together with such written application, Borrowers will pay to Lender a review fee of $25,000. Borrowers also shall pay on demand all of the reasonable out of pocket costs and expenses incurred by Lender, including reasonable out-of-pocket attorneys’ fees and expenses, and, if a Securitization has occurred, including the fees and expenses of Rating Agencies and other outside entities, in connection with considering any proposed Transfer and Assumption, whether or not the same is permitted or occurs.
(b)    Lender’s consent, which may be withheld in Lender’s reasonable discretion, to a Transfer and Assumption shall be subject to satisfaction of all of the following conditions:
(i)    Borrowers have provided Lender with not less than forty-five (45) days prior written notice, which notice shall contain sufficient detail to enable Lender to determine that the Transferee Borrower complies with the requirements set forth herein;
(ii)    No Default (other than Defaults that are expressly being assumed or cured by the Transferee Borrower) or Event of Default has occurred and is continuing;
(iii)    Borrowers have submitted to Lender true, correct and complete copies of any and all information and documents of any kind requested by Lender concerning the Properties, the Transferee Borrower, replacement guarantors and indemnitors and Borrowers;
(iv)    Evidence reasonably satisfactory to Lender has been provided showing that the Transferee Borrower and such of its Affiliates as shall be designated by Lender comply and will comply with Section 5.13 hereof, as those provisions may be modified by Lender taking into account the ownership structure of the Transferee Borrower and its Affiliates;
(v)    If the Loan, by itself or together with other loans, has been the subject of a Secondary Market Transaction, then Lender shall have received a Rating Comfort Letter from the applicable Rating Agencies (if required pursuant to a Pooling and Servicing Agreement from and after the occurrence of a Secondary Market Transaction);
(vi)    Borrowers shall have paid all of Lender’s reasonable out-of-pocket costs and expenses in connection with considering the Transfer and Assumption, and shall have paid the amount requested by Lender as a deposit against Lender’s reasonable out-of-pocket costs and expenses in connection with the effecting the Transfer and Assumption;
(vii)    Borrowers, the Transferee Borrower, and the replacement guarantors and indemnitors shall have indicated in writing in form and substance reasonably satisfactory to Lender their readiness and ability to satisfy the conditions set forth in subsection (c) below;
(viii)    each Acceptable Replacement Guarantor shall execute and deliver to Lender a guaranty of recourse obligations (in substantially the same form as the Guaranty delivered to Lender by Guarantor on the date hereof), pursuant to which, in each case, the Acceptable Replacement Guarantor(s) agree(s) to be liable under each such guaranty of recourse obligations from and after the date of such Transfer and Assumption (whereupon the previous guarantor shall be released from any further liability under the guaranty of recourse obligations for acts that arise from and after the date of such Transfer and Assumption and such Acceptable Replacement Guarantor(s) shall be the “Guarantor” for all purposes set forth in this Agreement);
(ix)    Satisfactory Patriot Act, OFAC and similar searches shall have been received by Lender with respect to (A) each Acceptable Replacement Guarantor, (B) the Transferee Borrower, (C) any Person that Controls Transferee Borrower or owns an equity interest in the Transferee Borrower which equals or exceeds ten percent (10%) and (D) any other Person reasonably required by Lender in order for Lender to fulfill its then-current Patriot Act compliance guidelines;
(x)    (A) The Transferee Borrower shall be Controlled by a Person who is a Qualified Transferee with a minimum ownership interest in the Transferee Borrower reasonably acceptable to Lender, (B) each replacement guarantor and indemnitor is an Acceptable Replacement Guarantor and (C) the identity, experience, financial condition and creditworthiness of the Transferee Borrower and the replacement guarantors and indemnitors shall be satisfactory to Lender it being acknowledged that any Transferee Borrower that is owned and Controlled by Qualified Real Estate Investor shall satisfy the provisions of this clause (C); and
(xi)    The proposed property manager and proposed Property Management Agreement shall be satisfactory to Lender in its reasonable discretion and, if a Securitization has occurred, the applicable Rating Agencies.
(c)    If Lender consents to the Transfer and Assumption, the Transferee Borrower and/or Borrower as the case may be, shall immediately deliver the following to Lender:
(i)    Borrowers shall deliver to Lender an assumption fee in the amount of (i) 0.50% of the then unpaid Principal with respect to the first Transfer and Assumption (provided a Transfer to a Qualified Real Estate Investor pursuant to the definition of “Permitted Transfer” has not previously occurred) and (ii) (1%) of the then unpaid Principal with respect to any Transfer and Assumption thereafter (or with respect to any Transfer and Assumption after a Transfer to a Qualified Real Estate Investor pursuant to the definition of “Permitted Transfer”);
(ii)    Borrowers, the Transferee Borrower and the original and replacement guarantors and indemnitors shall execute and deliver to Lender any and all documents reasonably required by Lender, in form and substance required by Lender, in Lender’s reasonable discretion;
(iii)    Counsel to the Transferee Borrower and replacement guarantors and indemnitors shall deliver to Lender opinions in form and substance reasonably satisfactory to Lender as to such matters as Lender shall reasonably require, which may include opinions as to substantially the same matters and were required in connection with the origination of the Loan (including a new substantive non-consolidation opinion with respect to the Transferee Borrower);
(iv)    Borrowers shall cause to be delivered to Lender, an endorsement (relating to the change in the identity of the vestee and execution and delivery of the Transfer and Assumption documents) to the Title Insurance Policies in form and substance acceptable to Lender, in Lender’s reasonable discretion (the “Endorsement”); and
(v)    Borrowers shall deliver to Lender a payment in the amount of all remaining unpaid reasonable out-of-pocket costs incurred by Lender in connection with the Transfer and Assumption, including but not limited to, Lender’s reasonable out-of-pocket attorneys’ fees and expenses, all recording fees, and all fees payable to the title company for the delivery to Lender of the Endorsement.
(d)    Notwithstanding anything to the contrary set forth in this Agreement, upon the closing of a Transfer and Assumption and execution of a replacement guaranty in accordance with the terms of this Section 5.26.2, Lender shall release Borrowers and Guarantor from all obligations under the Loan Documents arising from and after the date of the Transfer and Assumption.
5.27    Liens. Without Lender’s prior written consent, no Borrower shall create, incur, assume, permit or suffer to exist any Lien on all or any portion of any Property or any direct or indirect legal or beneficial ownership interest in any Borrower, except Liens in favor of Lender and Permitted Encumbrances, unless such Lien is bonded or discharged within thirty (30) days after any Borrower first receives notice of such Lien. Provided, however, after prior notice to Lender, a Borrower, at its own expense, may contest by appropriate legal proceeding, conducted in good faith and with due diligence, the amount or validity of any Liens, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with all applicable statutes, laws and ordinances; (iii) neither the Property nor any part thereof or interest therein will be in danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrowers shall promptly upon final determination thereof pay the amount of any such Liens, together with all costs, interest and penalties which may be payable in connection therewith; (v) to insure the payment of such Liens, Borrowers shall deliver to Lender either (A) cash, or other security as may be approved by Lender, in an amount equal to one hundred twenty-five percent (125%) of the contested amount or (B) a payment and performance bond in an amount equal to one hundred percent (100%) of the contested amount from a surety acceptable to Lender in its reasonable discretion, (vi) failure to pay such Liens will not subject Lender to any civil or criminal liability, (vii) such contest shall not materially and adversely affect the ownership, use or occupancy of the Property, and (viii) Borrowers shall, upon request by Lender, give Lender prompt notice of the status of such proceedings and/or confirmation of the continuing satisfaction of the conditions set forth in clauses (i) through (vii) of this Section 5.27. Lender may pay over any such cash or other security held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the Property (or any part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost or there shall be any danger of the Lien of the Mortgage being primed by any related Lien.
5.28    Dissolution. No Borrower shall (i) engage in any dissolution, liquidation or consolidation or merger with or into any other business entity, (ii) engage in any business activity not related to the ownership and operation of any Property or (iii) transfer, lease or sell, in one transaction or any combination of transactions, all or substantially all of the property or assets of such Borrower except to the extent expressly permitted by the Loan Documents.
5.29    Expenses.
(a)    Borrowers shall pay or, if Borrowers fail to pay, reimburse Lender upon receipt of notice from Lender for all reasonable out-of-pocket costs and expenses (including reasonable out-of-pocket attorneys’ fees and disbursements) incurred by Lender or Servicer in connection with the Loan, including (i) the preparation, negotiation, execution and delivery of the Loan Documents and the consummation of the transactions contemplated thereby and all the costs of furnishing all opinions by counsel for Borrowers; (ii) Borrowers’ and Lender’s ongoing performance under and compliance with the Loan Documents, including confirming compliance with environmental and insurance requirements to the extent such costs and expenses are (A) incurred during the existence of an Event of Default, or (B) incurred when the Loan is being “specially serviced” pursuant to the Pooling and Servicing Agreement, or (C) are incurred as a result of a request for an approval, consent, waiver, amendment or other action or decision on the part of Lender by a Borrower; (iii) the negotiation, preparation, execution, delivery and administration of any consents, amendments, waivers or other modifications of or under any Loan Document and any other documents or matters requested by a Borrower or required of any Borrower under the terms of any Loan Document; (iv) filing and recording of any Loan Documents; (v) title insurance, surveys, inspections and appraisals; (vi) the creation, perfection or protection of Lender’s Liens in the Properties and the Cash Management Accounts (including out-of-pocket fees and expenses for title and lien searches, intangibles taxes, personal property taxes, mortgage recording taxes, due diligence expenses, travel expenses, accounting firm fees, costs of appraisals, environmental reports and Lender’s Consultant, surveys and engineering reports); (vii) enforcing or preserving any rights in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting one or more Borrowers, the Loan Documents, one or more of the Properties, or any other security given for the Loan; (viii) fees charged by Servicer and, if a Securitization has occurred, the Rating Agencies in connection with the Loan as a result of (A) the existence of an Event of Default, (B) the Loan being “specially serviced” pursuant to the Pooling and Servicing Agreement, or (C) a request by Borrower or any modification thereof requested by Borrower and (ix) enforcing any obligations of or collecting any payments due from Borrowers under any Loan Document or with respect to any Property or in connection with any refinancing or restructuring of the Loan in the nature of a “work-out”, or any Bankruptcy Proceedings.
(b)    In addition, in connection with any Rating Comfort Letter, Review Waiver or other Rating Agency consent, approval or review requested or required hereunder (other than the initial review of the Loan by the Rating Agencies in connection with a Securitization), Borrowers shall pay all of the reasonable costs and expenses of Lender and Servicer and the costs and expenses of each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency in connection therewith resulting from a request made by Borrower.
(c)    Any costs and expenses due and payable by Borrowers hereunder which are not paid by Borrowers within ten (10) Business Days after demand may be paid from any amounts in the Deposit Account, with notice thereof to any Borrower. The obligations and liabilities of Borrowers under this Section 5.29 shall survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of any Property by foreclosure or a conveyance in lieu of foreclosure.
5.30    Indemnity. Borrowers shall defend, indemnify and hold harmless Lender and each of its Affiliates and their respective successors and assigns, including the directors, officers, partners, members, shareholders, participants, employees, professionals and agents of any of the foregoing (including any Servicer) and each other Person, if any, who Controls Lender, its Affiliates or any of the foregoing (each, an “Indemnified Party”), from and against any and all actual out-of-pocket liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for an Indemnified Party in connection with any investigative, administrative or judicial proceeding commenced or threatened, whether or not Lender shall be designated a party thereto, court costs and costs of appeal at all appellate levels, investigation and laboratory fees, consultant fees and litigation expenses but in all events excluding consequential, punitive, special, exemplary and indirect damages), that may be imposed on, incurred by, or asserted against any Indemnified Party (collectively, the “Indemnified Liabilities”) in any manner, relating to or arising out of or by reason of the Loan, including: (i) any breach by any Borrower of its obligations under, or any misrepresentation by any Borrower contained in, any Loan Document; (ii) the use or intended use of the proceeds of the Loan; (iii) any information provided by or on behalf of any Borrower, or contained in any documentation approved by any Borrower; (iv) ownership of any Mortgage, any Property or any interest therein, or receipt of any Rents (including due to any Increased Costs); (v) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about any Property or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vi) any use, nonuse or condition in, on or about any Property or on adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (vii) performance of any labor or services or the furnishing of any materials or other property in respect of any Property; (viii) the presence, disposal, escape, seepage, leakage, spillage, discharge, emission, release, or threatened release of any Hazardous Substance on, from or affecting any Property; (ix) any personal injury (including wrongful death) or property damage (real or personal) arising out of or related to such Hazardous Substance; (x) any lawsuit brought or threatened, settlement reached, or government order relating to such Hazardous Substance; (xi) any violation of applicable Environmental Laws which is based upon or in any way related to such Hazardous Substance, including the out-of-pocket costs and expenses of any Remedial Work; (xii) any failure of any Property to comply with any Legal Requirement; (xiii) any claim by brokers, finders or similar persons claiming to be entitled to a commission in connection with any Lease or other transaction involving any Property or any part thereof, or any liability asserted against Lender with respect thereto; and (xiv) the claims of any lessee of any portion of any Property or any Person acting through or under any lessee or otherwise arising under or as a consequence of any Lease; provided, however, that Borrowers shall not have any obligation to any Indemnified Party hereunder to the extent that it is finally judicially determined that such Indemnified Liabilities arise from the gross negligence, illegal acts, fraud or willful misconduct of such Indemnified Party. Any amounts payable to any Indemnified Party by reason of the application of this paragraph shall be payable within five (5) Business Days after demand and shall bear interest at the Default Rate from the date loss or damage is sustained by any Indemnified Party until paid. The obligations and liabilities of Borrowers under this Section 5.30 shall survive the Term and the exercise by Lender of any of its rights or remedies under the Loan Documents, including the acquisition of any Property by foreclosure or a conveyance in lieu of foreclosure; provided that Borrowers shall have no liability with respect to any event or condition at any Property which is finally judicially determined to have which first occurred or existed from and after the foreclosure or a conveyance in lieu of foreclosure of such Property; it being agreed that Borrowers shall bear the burden of proof that such event or condition first occurred or existed subsequent to the foreclosure or conveyance in lieu thereof (except that Borrower shall nonetheless remain liable with respect to any event or condition which is finally judicially determined to have arisen due Borrower’s willful misconduct).
Notwithstanding the foregoing, in the event (i) the Loan is paid in full in the ordinary course, (ii) Borrowers deliver to Lender a current Phase I environmental site assessment with respect to the Property, and a follow up Phase II environmental assessment report if required by the Phase I environmental site assessment, and such other information or investigations as Lender may require in its reasonable discretion which concludes that there is no evidence that the Properties contain any Hazardous Substances in violation of applicable Environmental Laws, as determined by Lender in its reasonable discretion, (iii) Lender has not exercised any of its remedies to obtain an entry of a judgment of foreclosure, exercise any power of sale, or delivery of a deed in lieu of foreclosure, and (iv) as of the date the Loan is repaid in full in the ordinary course, all of the representations and warranties contained under this Agreement regarding Hazardous Substances and Environmental Laws are true and correct, as determined by Indemnitee, Indemnitor shall be released from its obligations set forth herein on the third (3rd) anniversary of the date on which items (i)-(iv) above are all satisfied.
5.31    Patriot Act Compliance.
(a)    Borrowers will use their good faith and commercially reasonable efforts to comply with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrowers and/or the Properties, including those relating to money laundering and terrorism. Lender shall have the right, from time to time, to audit Borrowers’ compliance with the Patriot Act and all applicable requirements of Governmental Authorities having jurisdiction over Borrowers and/or the Properties, including those relating to money laundering and terrorism. In the event that any Borrower fails to comply with the Patriot Act or any such requirements of Governmental Authorities, then Lender may, at its option, cause such Borrower to comply therewith and any and all reasonable out-of-pocket costs and expenses incurred by Lender in connection therewith shall be secured by the Mortgages and the other Loan Documents and shall be due and payable within five (5) Business Days after demand.
(b)    At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, Borrowers shall implement maintain and comply with appropriate procedures pursuant to Legal Requirements to ensure that no Borrower nor Guarantor nor any partner in any Borrower or Guarantor nor member of any such partner nor any other owner of a direct or indirect interest in any Borrower or Guarantor (a) shall be listed on any Government Lists, (b) shall be a person who has been determined by competent authority to be subject to the prohibitions contained in Presidential Executive Order No. 13224 (Sept. 23, 2001) or any other similar prohibitions contained in the rules and regulations of OFAC or in any enabling legislation or other Presidential Executive Orders in respect thereof, (c) shall have been previously indicted for or convicted of any felony involving a crime or crimes of moral turpitude or for any Patriot Act Offense, or (d) shall be under investigation by any Governmental Authority for alleged criminal activity.
(c)    At all times throughout the term of the Loan, including after giving effect to any Transfers permitted pursuant to the Loan Documents, Borrowers shall implement, maintain and comply with appropriate procedures pursuant to Legal Requirements to ensure that (a) none of the funds or other assets of any Borrower or Guarantor, any partner in any Borrower or Guarantor, any member of any such partner or any other owner of a direct or indirect interest in any Borrower or Guarantor shall constitute property of, or shall be beneficially owned, directly or indirectly, by any Person subject to economic or financial sanctions, trade restrictions (or similar measures) (collectively “Sanctions”) under (i) the laws or regulations of the European Union (or any member state thereof), (ii) the laws or regulations or orders of the United Kingdom, (iii) the United Nations Security Council or (iv) the laws, regulations or orders of the United States, including, but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder, (each, together with any natural which is a citizen or resident of a country which is subject to Sanctions and any other Person which is organized under the laws of any country which is subject to Sanctions, an “Embargoed Person”), with the result that the investment in any Borrower or Guarantor, any partner in any Borrower or Guarantor, any member of any such partner or any other owner of a direct or indirect interest in any Borrower or Guarantor would be prohibited by law, or the Loan made by Lender would be in violation of law, (b) no Embargoed Person shall have any interest of any nature whatsoever in any Borrower or Guarantor, any partner in any Borrower or Guarantor, any member of any such partner or any other owner of a direct or indirect interest in any Borrower or Guarantor with the result that the investment in any Borrower or Guarantor, any partner in any Borrower or Guarantor, any member of any such partner or any other owner of a direct or indirect interest in any Borrower or Guarantor would be prohibited by law or the Loan would be in violation of law, and (c) none of the funds of any Borrower or Guarantor, any partner in any Borrower or Guarantor, any member of any such partner or any other owner of a direct or indirect interest in any Borrower or Guarantor shall be derived from any unlawful activity with the result that the investment in Borrower or Guarantor, any partner in any Borrower or Guarantor, any member of any such partner or any other owner of a direct or indirect interest in any Borrower or Guarantor would be prohibited by law or the Loan would be in violation of law.
5.32    Approval of Major Contracts.
(a)    No Borrower shall, without Lender’s prior consent, not to be unreasonably withheld, delayed or conditioned: (a) enter into, surrender or terminate any Major Contract to which it is a party or to which such Borrower or the Property owned by such Borrower is subject (unless the other party thereto is in material default and the termination of such agreement would be commercially reasonable), (b) increase or consent to the increase of the amount of any charges under any Major Contract to which it is a party or to which such Borrower or the Property owned by such Borrower is subject, except as provided therein or on an arm’s-length basis and commercially reasonable terms; or (c) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under any Major Contract to which it is a party or to which such Borrower or the Property owned by such Borrower is subject in any material respect, except on an arm’s-length basis and commercially reasonable terms.
(b)    Provided that no Event of Default is then continuing, to the extent, if any, that Lender’s prior written approval is required pursuant to this Section 5.32, such request for approval shall be deemed approved if (i) the first correspondence from Borrowers to Lender requesting such approval or consent is in an envelope marked “PRIORITY” and contains a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “FIRST NOTICE: THIS IS A REQUEST FOR CONSENT UNDER SECTION 5.32 OF THE LOAN AGREEMENT, DATED AS OF DATED AS OF DECEMBER 8, 2017, AND ENTERED INTO IN CONNECTION WITH THE LOAN MADE TO ARC SMWMBFL001, LLC, ET AL. FAILURE TO RESPOND TO THIS REQUEST WITHIN FIFTEEN (15) DAYS MAY RESULT IN THE REQUEST BEING DEEMED GRANTED”, and is accompanied by the information and documents required above, and any other information reasonably requested by Lender in writing prior to the expiration of such fifteen (15) Day period in order to adequately review the same has been delivered; and (ii) if Lender fails to respond or to deny such request for approval in writing within the first (5) Days of such fifteen (15) Day period, a second notice requesting approval is delivered to Lender from Borrowers in an envelope marked “PRIORITY” containing a bold-faced, conspicuous (in a font size that is not less than fourteen (14)) legend at the top of the first page thereof stating that “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER SECTION 5.32 OF THE LOAN AGREEMENT, DATED AS OF DATED AS OF DECEMBER 8, 2017, AND ENTERED INTO IN CONNECTION WITH THE LOAN MADE TO ARC SMWMBFL001, LLC, ET AL. IF YOU FAIL TO PROVIDE A SUBSTANTIVE RESPONSE (E.G., APPROVAL, DENIAL OR REQUEST FOR CLARIFICATION OR MORE INFORMATION) TO THIS REQUEST FOR APPROVAL IN WRITING WITHIN TEN (10) BUSINESS DAYS, YOUR APPROVAL SHALL BE DEEMED GIVEN” and Lender fails to provide a substantive response to such request for approval within such final ten (10) Business Day period.
6.    NOTICES AND REPORTING
6.1    Notices. All notices, consents, approvals and requests required or permitted hereunder or under any other Loan Document (a “Notice”) shall be given in writing and shall be effective for all purposes if either hand delivered with receipt acknowledged, or by a nationally recognized overnight delivery service (such as Federal Express), or by certified or registered United States mail, return receipt requested, postage prepaid, or by electronic mail and confirmed by electronic mail answer back, and, with respect to Notices to Lender, such Notice (unless initially delivered by electronic mail) is also delivered to Lender via electronic mail and if initially delivered by electronic mail, such notice is also delivered by another method described hereunder, in each case addressed as follows (or to such other address or Person as a party shall designate from time to time by notice to the other party):
If to Lender:
Société Générale
245 Park Avenue
New York, New York 10167
Attention: COO – CM Loan Origination
Electronic Mail: US-Glfi-Abp-Cmbs-Notices@sgcib.com
and
UBS AG, by and through its branch office
at 1285 Avenue of the Americas,
New York, New York
1285 Avenue of the Americas
New York, New York, 10019
Attention: Transaction Management - Henry Chung
Electronic Mail: henry.chung@ubs.com

with a copy to:
Arnold & Porter Kaye Scholer LLP
250 West 55th Street
New York, New York  10019
Attention: Stephen Gliatta, Esq.
Electronic Mail: steve.gliatta@apks.com

If to Borrowers
c/o American Finance Trust, Inc.
405 Park Avenue
New York, New York 10022
Attention: Legal Department

Email: mead@ar-global.com
with a copy to:
Proskauer Rose LLP
Eleven Times Square
New York, New York 10036
Attention: David J. Weinberger, Esq.
Electronic Mail: djweinberger@proskauer.com.
A notice shall be deemed to have been given: in the case of hand delivery, at the time of delivery; in the case of registered or certified mail, when delivered or the first attempted delivery on a Business Day; in the case of overnight delivery, upon the first attempted delivery on a Business Day; or in the case of facsimile, upon the confirmation of such facsimile transmission.
6.2    Borrower Notices and Deliveries. Borrowers shall (a) give prompt written notice to Lender after obtaining actual knowledge of: (i) any litigation, governmental proceedings or claims or investigations pending or threatened in writing against any Borrower or Sole Member which would reasonably be expected to materially adversely affect any Borrower’s or Sole Member’s condition (financial or otherwise) or business or any Property; (ii) any material adverse change in any Borrower’s or Sole Member’s condition, financial or otherwise, or of the occurrence of any Event of Default of which any Borrower has knowledge and (iii) Event of Default of which a Borrower is aware, along with the nature of such Event of Default, the period of time such Event of Default has existed and the action then being taken by such Borrower to remedy such Event of Default; and (b) furnish and provide to Lender: (i) any Securities and Exchange Commission or other public filings, if any, of any Borrower, Sole Member, Property Manager, or any Affiliate of any of the foregoing within two (2) Business Days of such filing and (ii) all instruments, documents, boundary surveys, footing or foundation surveys, certificates, plans and specifications, appraisals, title and other insurance reports and agreements, reasonably requested, from time to time, by Lender to the extent in Borrowers’ actual possession or can be reasonably obtained by Borrowers at no more than a de minimis cost.
6.3    Financial Reporting.
6.3.1    Bookkeeping. Each Borrower shall keep on a calendar year basis, in accordance with GAAP (or a tax basis of accounting consistently applied), and, to the extent required under Section 9.1 hereof, the requirements of Regulation AB, proper and accurate books, records and accounts reflecting all of the financial affairs of such Borrower and all items of income and expense and any services, Equipment or furnishings provided in connection with the operation of the Property owned by such Borrower, whether such income or expense is realized by such Borrower, Property Manager or any Affiliate of such Borrower. Lender shall have the right from time to time during normal business hours upon reasonable notice to examine such books, records and accounts at the office of such Borrower or other Person maintaining them, and to make such copies or extracts thereof as Lender shall desire. During the continuance of an Event of Default, Borrowers shall pay any reasonable out-of-pocket costs incurred by Lender to examine such books, records and accounts, as Lender shall determine to be necessary or appropriate in the protection of Lender’s interest.
6.3.2    Annual Reports. Each Borrower shall furnish to Lender annually, within 120 days after each calendar year, a complete copy of (i) the REIT’s annual financial statements audited by a “big four” accounting firm or another independent certified public accountant (accompanied by an unqualified opinion from such accounting firm or other independent certified public accountant) reasonably acceptable to Lender and (ii) unaudited annual financial statements of each Borrower, each in accordance with GAAP (or a tax basis of accounting consistently applied), and, to the extent required under Section 9.1 hereof, the requirements of Regulation AB, and containing balance sheets and statements of profit and loss for such Borrower and the Property owned by such Borrower in such detail as Lender may request. Such financial statements (x) shall be in form and substance reasonably satisfactory to Lender, (y) shall set forth the financial condition and the income and expenses for the Property owned by such Borrower for the immediately preceding calendar year, including statements of annual Net Operating Income as well as (1) a list of tenants, if any, occupying more than twenty percent (20%) of the rentable space of the Property owned by such Borrower, (2) a breakdown showing (a) the year in which each Lease then in effect expires, (b) the percentage of rentable space covered by such Lease, (c) the percentage of base rent with respect to which Leases shall expire in each such year, expressed both on a per year and a cumulative basis and (3) a comparison of the budgeted income and expenses and the actual income and expenses for each calendar quarter and year-to-date for the Property owned by such Borrower, together with a detailed explanation of any variances of the greater of (A) $10,000 and (B) ten percent (10%) or more between budgeted and actual amounts for such period and year-to-date; and (z) shall be accompanied by an Officer’s Certificate certifying (1) that such statement is true, correct, complete and accurate and presents fairly the financial condition of the Property owned by such Borrower and has been prepared in accordance with GAAP (or a tax basis of accounting consistently applied), and, to the extent required under Section 9.1 hereof, the requirements of Regulation AB, (2) whether there exists a Default or Event of Default, and if so, the nature thereof, the period of time it has existed and the action then being taken to remedy it, (3) that as of the date of such Officer’s Certificate, no litigation exists against any Borrower or any Property in which the amount involved is $350,000 (in the aggregate) or more or in which all or substantially all of the potential liability is not covered by insurance, or, if so, specifying such litigation and the actions being taking in relation thereto and (4) with respect to the annual financial statements of each Borrower, the amount by which operating expenses incurred by any Borrower for such period were greater than or less than the operating expenses reflected in the applicable Annual Budget.
6.3.3    Monthly/Quarterly Reports. Each Borrower shall furnish the following items to Lender within sixty (60) days after (x) prior to a Securitization, the end of each calendar month or (y) from and after a Securitization, the end of each calendar quarter: (i) monthly and year-to-date operating statements, noting Net Operating Income and other information necessary and sufficient under GAAP (or a tax basis of accounting consistently applied) to fairly represent the financial position and results of operation of the Property owned by such Borrower during such calendar month or quarter (as applicable), all in form satisfactory to Lender; (ii) a balance sheet for such calendar month or quarter (as applicable); (iii) a statement of the actual Capital Expenses made by such Borrower during each calendar month or quarter (as applicable) as of the last day of such calendar month or quarter (as applicable); (iv) a statement that such Borrower has not incurred any indebtedness other than Permitted Indebtedness; (v) an aged receivables report, (vii) an updated copy of the Borrower’s organizational chart identifying any Persons that hold a direct or indirect interest in Borrower of 10% or more if such organizational chart has changed since the last delivery thereof, (viii) copies of all Minor Leases not previously sent to Lender together with Borrowers’ certification that it has satisfied all of the conditions in Section 5.10.3 with respect to such Minor Leases and (ix) rent rolls for each Property in substantially the same form and including the same scope of information as included in the rent rolls delivered at closing. Each such statement shall be accompanied by an Officer’s Certificate certifying, to the signer’s knowledge, (1) that such items are true, correct, accurate, and complete and fairly present the financial condition and results of the operations of such Borrower and such Property in accordance with GAAP (or a tax basis of accounting consistently applied) (subject to normal year-end adjustments), and, to the extent required under Section 9.1 hereof, the requirements of Regulation AB, (2) on a quarterly basis only, whether there exists a Default or Event of Default, and if so, the nature thereof, the period of time it has existed and the action then being taken to remedy it, (3) on a quarterly basis only, that as of the date of such Officer’s Certificate, no litigation exists against any Borrower or any Property in which the amount involved is $350,000 (in the aggregate) or more or in which all or substantially all of the potential liability is not covered by insurance, or, if so, specifying such litigation and the actions being taking in relation thereto and (4) the amount by which operating expenses incurred by any Borrower for such period were greater than or less than the operating expenses reflected in the applicable Annual Budget. Such financial statements shall contain such other information as shall be reasonably requested by Lender for purposes of calculations to be made by Lender pursuant to the terms hereof.
6.3.4    Other Reports. Each Borrower shall furnish to Lender, within ten (10) Business Days after request, such further detailed information with respect to the operation of the Property owned by such Borrower and the financial affairs of such Borrower, Sole Member or Property Manager as may be reasonably requested by Lender or any applicable Rating Agency to the extent then in Borrower’s possession. Each Borrower shall submit to Lender the financial data and financial statements required, and within the time periods required, under clauses (f) and (g) of Section 9.1, if and when available.
6.3.5    Annual Budget.
(a)    Each Borrower shall prepare and submit (or shall cause Property Manager to prepare and submit) to Lender, by December 31st of each year during the Term, a budget for the Property owned by such Borrower for the succeeding calendar year and, promptly after preparation thereof, any revisions to such Annual Budget (such budget and any revisions being the “Annual Budget”). Upon the occurrence and during the continuance of a Cash Management Period, such Annual Budget shall be subject to the approval of Lender, which approval shall not be unreasonably withheld or delayed. Each Annual Budget submitted by such Borrower while no Cash Management Period is continuing or approved (or deemed approved pursuant to the terms of this Section 6.3.5) by Lender during the continuance of a Cash Management Period and approved (or deemed approved pursuant to the terms of this Section 6.3.5) by Lender is referred to herein as the “Approved Annual Budget”. Provided no Event of Default is continuing, Lender’s failure to approve or disapprove any Annual Budget or revision within thirty (30) days after Lender’s receipt thereof shall be deemed to constitute Lender’s approval thereof provided that Borrowers shall have complied with each of the conditions provided for in Section 6.3.5(b) below. The Annual Budget shall consist of (i) an operating expense budget showing, on a month-by-month basis, in reasonable detail, each line item of such Borrower’s anticipated operating income and operating expenses (on a cash and accrual basis), including amounts required to establish, maintain and/or increase any monthly payments required hereunder (and once such Annual Budget has , so long as no Cash Management Period is continuing, been submitted to Lender or, during a Cash Management Period been approved (or deemed approved pursuant to the terms of this Section 6.3.5) by Lender, such operating expense budget shall be referred to herein as the “Approved Operating Budget”), and (ii) a Capital Expense budget showing, on a month-by-month basis, in reasonable detail, each line item of anticipated Capital Expenses (and once such Annual Budget has , so long as no Cash Management Period is continuing, been submitted to Lender or, during a Cash Management Period been approved (or deemed approved pursuant to the terms of this Section 6.3.5) by Lender, such Capital Expense budget shall be referred to herein as the “Approved Capital Budget”). Until such time that any Annual Budget has been approved (or deemed to have been approved) by Lender, the prior Approved Annual Budget shall apply for all purposes hereunder (with such adjustments for Approved Operating Expenses not otherwise contained in such Approved Operating Budget and as otherwise reasonably determined by Lender (including increases for any non-discretionary expenses)).
(b)    Provided no Event of Default is continuing, Lender’s failure to deny any written request by such Borrower for Lender’s approval of the Annual Budget required under this Section 6.3.5 shall be deemed to constitute Lender’s consent to such Annual Budget provided such Borrower has sent written request to Lender as provided in the following sentence and Lender has failed to respond to each of the notices required therein in the time-frame specified therein. In order to comply with the foregoing notice requirements to obtain Lender’s deemed approval of the Annual Budget, Borrower shall provide a copy of such Annual Budget together with a written notice sent in accordance with Section 6.1 hereof to Lender marked “PRIORITY” and shall conspicuously state in 14 point or larger bold type “FIRST NOTICE: THIS IS A REQUEST FOR CONSENT UNDER SECTION 6.3.5 OF THE LOAN AGREEMENT, DATED AS OF DATED AS OF DECEMBER 8, 2017, AND ENTERED INTO IN CONNECTION WITH THE LOAN MADE TO ARC SMWMBFL001, LLC, ET AL. THIS IS BORROWER’S FIRST NOTICE OF REQUEST FOR APPROVAL OF THE ANNUAL BUDGET HEREIN PROVIDED. IF LENDER DOES NOT DECLINE APPROVAL IN WRITING OR REQUEST ADDITIONAL INFORMATION IN WRITING WITHIN THIRTY (30) DAYS OF ITS RECEIPT OF THIS LETTER THE ANNUAL BUDGET SHALL BE DEEMED APPROVED” and if Lender has failed to so respond by the fifteenth (15th) day, such Borrower shall send a second notice also marked “PRIORITY” and conspicuously stating in 14 point or larger bold type “SECOND AND FINAL NOTICE: THIS IS A REQUEST FOR CONSENT UNDER SECTION 6.3.5 OF THE LOAN AGREEMENT, DATED AS OF DATED AS OF DECEMBER 8, 2017, AND ENTERED INTO IN CONNECTION WITH THE LOAN MADE TO ARC SMWMBFL001, LLC, ET AL. THIS IS BORROWER’S SECOND AND FINAL NOTICE OF REQUEST FOR APPROVAL OF THE ANNUAL BUDGET HEREIN PROVIDED. IF LENDER DOES NOT DECLINE APPROVAL IN WRITING OR REQUEST ADDITIONAL INFORMATION IN WRITING WITHIN FIFTEEN (15) DAYS OF ITS RECEIPT OF THIS LETTER THE ANNUAL BUDGET SHALL BE DEEMED APPROVED.”
6.3.6    Additional Operating Expenses.
(a)    During a Cash Management Period, in the event that a Borrower incurs or will incur any operating expense, including Emergency Expenditures, that is not in the Approved Annual Budget but is otherwise an Approved Operating Expense (each an “Additional Operating Expense”), then such Borrower shall promptly (but in no event shall such Borrower be required to do so more frequently than monthly) deliver to Lender a reasonably detailed explanation of such Additional Operating Expense(s) or, with respect to any such item that is subject to Lender’s approval, such proposed Additional Operating Expense. Any Additional Operating Expense submitted to Lender (and, if required, approved by Lender) in accordance with this Agreement is referred to herein as an “Approved Additional Operating Expense”.
(b)    Any funds distributed to a Borrower for the payment of Approved Additional Operating Expenses (including any distribution to such Borrower pursuant to Section 3.11(a)(vi) hereof) shall be used by such Borrower only to pay for Approved Additional Operating Expenses or reimburse such Borrower for Approved Additional Operating Expenses, as applicable.
6.3.7    Breach. If any Borrower fails to provide to Lender or its designee any of the financial statements, certificates, reports or information (the “Required Records”) required by this Article 6 within thirty (30) days after the date upon which such Required Record is due, Borrowers shall pay to Lender, at Lender’s option and in its discretion, an amount equal to $500 for each month that one or more Required Records is not delivered; provided Lender has given Borrowers at least fifteen (15) days’ prior notice of such failure. In addition, thirty (30) days after any Borrower’s failure to deliver any Required Records, Lender shall have the option, upon fifteen (15) days’ notice to Borrowers to gain access to such Borrower’s books and records and prepare or have prepared at Borrowers’ expense, any Required Records not delivered by such Borrower.
7.    INSURANCE; CASUALTY; AND CONDEMNATION
Insurance
7.1.1    Coverage. Each Borrower, at its sole cost, for the mutual benefit of each Borrower and Lender, shall obtain and maintain or cause to be obtained and maintained during the Term the following policies of insurance with respect to the Property or Properties owned by such Borrower:
(a)    Property insurance insuring against loss or damage customarily included under so called “all risk” or “special form” policies including but not limited to: fire, lightning, windstorm/named storm, vandalism, malicious mischief, and subject to subsection (j) below, coverage for damage or destruction caused by the acts of “Terrorists” (or such policies shall have no exclusion from coverage with respect thereto) and such other insurable hazards as, under good and reasonable insurance practices for this loan type, from time to time are insured against for other property and buildings similar to the premises in nature, use, location, height, and type of construction. Each such insurance policy shall (i) be in an amount equal to 100% full replacement cost of the Improvements without deduction for depreciation, (ii) have deductibles no greater than $20,000 or with respect to windstorm/named storm and earthquake, shall not exceed five percent (5%) of the total insurable value of the Property, (iii) be paid when due and (iv) be issued on a replacement cost basis containing either no coinsurance or an agreed amount endorsement waiving any coinsurance provision, and shall cover, without limitation, all tenant improvements and betterments that Borrowers are required to insure.
(b)    Flood insurance in accordance with Federal Reserve Board Regulation H if any part of the Improvements or Personal Property is located in an area now or hereafter designated by the Federal Emergency Management Agency as Flood Zone “A” or “V,” or such other Special Hazard Flood Area if Lender so requires in its sole and reasonable discretion. Such policy shall (i) be in an amount equal to (A) the maximum amount of building and, if applicable, contents insurance available under the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended plus or (B) such additional coverage as reasonably required by Lender, and (ii) have a maximum permissible deductible of $5,000 per building.
(c)    Liability insurance with no exclusion for terrorism including (i) commercial general liability insurance; (ii) liquor liability insurance, if the Property is a hotel and liquor is sold anywhere on the premises; and (iii) excess liability/umbrella insurance. Such liability insurance referenced in 7.1.1.c(i) and (ii) shall provide minimum limits of $1,000,000 per occurrence and $2,000,000 in the aggregate for each policy year, with a maximum deductible or self-insured retention of $25,000; excess liability/umbrella insurance referenced in 7.1.1.c(iii) with a limit of not less than $100,000,000, and following form of the underlying liability policies. The policies described in this subsection shall include coverage for “Personal and Advertising Injury,” “Contractual Liability” (covering, to the maximum extent permitted by law, Borrowers’ obligation to indemnify Lender as required under this Agreement and the other Loan Documents), and “Products and Completed Operations.”.
(d)    Loss of rents or business income insurance is required (i) with loss payable to Lender , (ii) in an amount equal to the projected Gross Revenue from the Property (less non-continuing expenses) for a period of at least eighteen (18) months, for the initial period of restoration, plus a twelve (12) month extended period of indemnity which provides that after the physical loss to such Property has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or until the limit for such coverage as required above is exhausted, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. The amount of such loss of rents or business income insurance shall be reviewed each year at renewal during the Term, and adjusted accordingly as and when the estimated or actual Rents or business income exposure increases.
(e)    If applicable, equipment breakdown insurance, formerly known as boiler and machinery insurance, covering all boilers or pressure vessels, as well as any resulting physical damage to the building improvements, including all tenant improvements and betterments and loss or rents or business income that Borrowers are required to insure pursuant to the lease, on a replacement cost basis and in an amount reasonably acceptable to Lender..
(f)    If applicable, worker’s compensation coverage for any employees of each Borrower, as required by any Legal Requirement.
(g)    During any period of restoration, renovation or construction, and if such work is excluded under the “all risk” or “special form” and/or liability insurance policies, builder’s risk or course of construction insurance in form and substance and with coverages at such limits as shall be required by Lender on a so called completed value basis in an amount equal to not less than the 100% of the full replacement cost of such Property, and construction operations liability and Owner’s and Contractor’s Protective Liability (or its equivalent) on terms consistent with the coverage requirements set forth in Section 7.1.1(a) and (c) above, in form and substance reasonably acceptable to Lender.
(h)    Ordinance and law coverage, if at any time during the loan term any Property is deemed to be a legal non-conforming use or structure, covering the value of the undamaged portion (with a limit equal to replacement cost), demolition and debris removal and the increased cost of construction in amounts not to exceed 10% of the replacement cost.
(i)    Any blanket insurance Policy shall be subject to Lender approval and shall otherwise provide the same protection as would a separate Policy insuring only the Property in compliance with the provisions of Section 7.1.1(a).
(j)    Upon sixty (60) days’ notice, such other reasonable insurance and in such reasonable amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for properties similar to Property located in or around the region in which the Property is located.
(b)    Notwithstanding anything in subsections (a) and (d) above to the contrary, Borrowers shall be required to obtain and maintain or cause to be obtained and maintained coverage as part of its property insurance Policies against loss or damage by terrorist acts in an amount equal to 100% of the “Full Replacement Cost” of such Borrower’s Property plus loss of rents or business income; and there shall also be no exclusion for acts of terrorism under the general liability and excess liability/umbrella Policies, provided that such coverage is available. There shall also be no exclusion for acts of terrorism under the general liability and excess liability/umbrella Policies. In the event that such coverage with respect to terrorist acts is not included as part of the policies required by subsections (a) and (d) above and/or the general liability and excess liability/umbrella Policies required by subsection (c) above, Borrowers shall, nevertheless be required to obtain coverage for terrorism (as stand alone coverage) in an amount equal to 100% of the “Full Replacement Cost” of such Borrower’s Property under subsection (a) above, the loss of rents and/or business interruption coverage under subsection (d) and general liability and excess liability/umbrella coverage under subsection (c) above; provided that such coverage is available. Borrowers shall obtain the coverage required under this subsection (j) from a carrier which otherwise satisfies the rating criteria specified in Section 7.1.2 below (a “Qualified Carrier”) or in the event that such coverage is not available from a Qualified Carrier, Borrower shall obtain such coverage from the highest rated insurance company providing such coverage. For so long as the Terrorism Risk Insurance Program Reauthorization Act of 2015 or subsequent statute, reauthorization, extension thereof (“TRIPRA”) is in effect and continues to cover both foreign and domestic acts, Lender shall accept terrorism insurance with coverage against acts which are “certified” within the meaning of TRIPRA. Notwithstanding the foregoing, in the event TRIPRA is no longer in effect, Borrower shall be required to carry terrorism insurance throughout the term of the Loan as required herein this clause (i), but in such event Borrower shall not be required to pay any Insurance Premiums solely with respect to such terrorism coverage in excess of the Terrorism Premium Cap (hereinafter defined) and, if the cost of such terrorism coverage exceeds the Terrorism Premium Cap, Borrower shall purchase the maximum amount of terrorism coverage available with funds equal to the Terrorism Premium Cap; provided that, if the Insurance Premiums payable with respect to such terrorism coverage exceeds the Terrorism Premium Cap, Lender may, at its option (1) purchase such stand-alone terrorism Policy, with Borrower paying such portion of the Insurance Premiums with respect thereto equal to the Terrorism Premium Cap and the Lender paying such portion of the Insurance Premiums in excess of the Terrorism Premium Cap or (2) modify the deductible amounts, policy limits and other required policy terms to reduce the Insurance Premiums payable with respect to such stand-alone terrorism Policy to the Terrorism Premium Cap. As used herein, (i) “Terrorism Premium Cap” means an amount equal to two times the amount of the insurance premium that is payable in respect of the property and business income/loss of rents insurance required under the Loan Documents (without giving effect to the cost of terrorism and earthquake components of such property and business interruption/rental loss insurance) at the time that such terrorism coverage is excluded from the applicable Policy.
7.1.2    Policies. Unless otherwise approved by Lender in advance of placement, all policies of insurance (the “Policies”) required pursuant to Section 7.1.1 above shall (i) be issued by companies approved by Lender and authorized to do business in the State, with a claims paying ability rating of “A-” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the insurance companies (provided, however for multi-layered policies, (A) if four (4) or fewer insurance companies issue the Policies, then at least 75% of the insurance coverage represented by the Policies must be provided by insurance companies with a rating of “A-” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the insurance companies, with no carrier below “BBB” with S&P and “Baa2” by Moody’s, to the extent Moody’s rates the insurance companies, or (B) if five (5) or more insurance companies issue the Policies, then at least sixty percent (60%) of the insurance coverage represented by the Policies must be provided by insurance companies with a rating of “A-” or better by S&P and “A2” or better by Moody’s, to the extent Moody’s rates the insurance companies, with no carrier below “BBB” with S&P and “Baa2” by Moody’s, to the extent Moody’s rates the insurance companies), and a rating of A:VIII or better in the current Best’s Insurance Reports; (ii) name Lender and its successors and/or assigns as their interest may appear as the mortgagee and loss payee (in the case of property and business income/loss of rents insurance), l and an additional insured (in the case of liability insurance, except the policy referenced in Section 7.1(f); (iii) contain (in the case of property insurance), a non-contributory standard mortgagee clause/ lender’s loss payable endorsement, or their equivalents, naming Lender as the person to which all payments made by such insurance company shall be paid; (iv) contain a waiver of subrogation in favor of Lender, as applicable; (v) the complete copies thereof delivered to Lender upon request; (vi) contain such provisions as Lender deems reasonably necessary to protect its interest, including (A) endorsements providing that neither any Borrower, Lender nor any other party shall be a co-insurer under the Policies, (B) that Lender shall receive at least thirty (30) days’ prior written notice of any modification, reduction or cancellation of the property Policies (or ten (10) days for non-payment of premium), and the applicable Borrower or its management company as first named insured shall receive at least thirty (30) days’ prior written notice of any modification, reduction or cancellation of liability Policies (or ten (10) days for non-payment of premium), and (C) providing that Lender is permitted to make payments to effect the continuation of such policies upon notice of cancellation due to non-payment of premiums; (vii) the non-contributory standard mortgagee clause/lender's loss payable endorsement, or their equivalent shall not be invalidated by and shall insure Lender regardless of (A) any act, failure to act or negligence of or violation of warranties, declarations or conditions contained in such policy by any named insured, (B) the occupancy or use of the premises for purposes more hazardous than permitted by the terms thereof, or (C) any foreclosure or other action or proceeding taken by Lender pursuant to any provision of the Loan Documents; and (viii) be reasonably satisfactory in form and substance to Lender and approved by Lender as to amounts, form, risk coverage, deductibles, loss payees and insureds. Borrowers shall pay or cause to be paid the premiums for such Policies (the “Insurance Premiums”) as the same become due and payable and furnish to Lender evidence of the renewal of each of the Policies together with (unless such Insurance Premiums have been paid by Lender pursuant to Section 3.3 hereof) receipts for or other evidence of the payment of the Insurance Premiums reasonably satisfactory to Lender. If Borrowers do not furnish such evidence and receipts prior to the expiration of any expiring Policy, then Lender may, but shall not be obligated to, procure such insurance and pay the Insurance Premiums therefor, and Borrowers shall reimburse Lender for the cost of such Insurance Premiums promptly on demand, with interest accruing at the Default Rate. Borrowers shall deliver to Lender a complete copy of each Policy within ten (10) days after request by Lender or as soon as issued by the carrier. Borrower shall promptly forward to Lender a copy of each written notice received by Borrower of any modification, reduction or cancellation of any of the Policies or of any of the coverages afforded under any of the Policies. Within thirty (30) days after request by Lender, Borrowers shall obtain such increases in the amounts of coverage required hereunder as may be reasonably requested by Lender, taking into consideration changes in the value of money over time, changes in liability laws, changes in prudent customs and practices, and the like which are consistent with those generally required by prudent institutional commercial mortgage lenders originating comparable mortgage loans for securitization. In the event of foreclosure of the Mortgage or other transfer of title to the Property in extinguishment in whole or in part of the Indebtedness, all right, title and interest of Borrower in and to the Policies then in force with respect to the Property and all proceeds payable thereunder shall thereupon vest in the purchaser at such foreclosure or in Lender or other transferee in the event of such other transfer of title.
7.2    Casualty.
7.2.1    Notice; Restoration. If any Property is damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrowers shall give prompt notice thereof to Lender. Following the occurrence of a Casualty, Borrowers, regardless of whether insurance proceeds are available, shall promptly proceed to restore, repair, replace or rebuild the affected Property in accordance with Legal Requirements to be of at least equal value and of substantially the same character as prior to such damage or destruction.
7.2.2    Settlement of Proceeds. If a Casualty covered by any of the Policies (an “Insured Casualty”) occurs where the loss does not exceed 5% of the Allocated Loan Amount for the subject Property, provided no Event of Default has occurred and is continuing, Borrowers may settle and adjust any claim without the prior consent of Lender; provided such adjustment is carried out in a competent and timely manner, and Borrowers are hereby authorized to collect and receipt for the insurance proceeds (the “Proceeds”). In the event of an Insured Casualty where the loss equals or exceeds 5% of the Allocated Amount for the subject Property (a “Significant Casualty”), Borrowers may settle and adjust any claim with the prior consent of Lender (which consent shall not be unreasonably withheld) unless an Event of Default has occurred and is continuing, in which case Lender may, in its sole discretion, settle and adjust any claim without the consent of Borrower and agree with the insurer(s) on the amount to be paid on the loss. The Proceeds shall be due and payable solely to Lender and held by Lender in the Casualty/Condemnation Subaccount and disbursed in accordance herewith. If any Borrower or any party other than Lender is a payee on any check representing Proceeds with respect to a Significant Casualty, such Borrower shall immediately endorse, and cause all such third parties to endorse, such check payable to the order of Lender. Each Borrower hereby irrevocably appoints Lender as its attorney-in-fact, coupled with an interest, to endorse such check payable to the order of Lender. The reasonable out-of-pocket expenses incurred by Lender in the settlement, adjustment and collection of the Proceeds shall become part of the Debt and shall be reimbursed by Borrowers to Lender upon demand. Notwithstanding anything to the contrary contained herein, if in connection with a Casualty any insurance carrier makes a payment under a property insurance Policy that Borrowers propose be treated as business or rental interruption insurance, then, notwithstanding any designation (or lack of designation) by the insurance carrier as to the purpose of such payment, as between Lender and Borrowers, such payment shall not be treated as business or rental interruption insurance proceeds unless Borrowers have demonstrated to Lender's satisfaction that the remaining net Proceeds that will be received from the property insurance carriers are sufficient to pay 100% of the cost of fully restoring the Improvements or, if such net Proceeds are to be applied to repay the Debt in accordance with the terms hereof, that such remaining net Proceeds will be sufficient to pay the Debt in full.
7.3    Condemnation.
7.3.1    Notice; Restoration. Borrowers shall promptly give Lender notice of the actual or threatened commencement of any condemnation or eminent domain proceeding affecting any Property (a “Condemnation”) and shall deliver to Lender copies of any and all papers served in connection with such Condemnation. Following the occurrence of a Condemnation, Borrowers, regardless of whether an Award is available, shall promptly proceed to restore, repair, replace or rebuild the affected Property in accordance with Legal Requirements to the extent practicable to be of at least equal value and of substantially the same character (and to have the same utility) as prior to such Condemnation.
7.3.2    Collection of Award. Lender is hereby irrevocably appointed as each Borrower’s attorney-in-fact, coupled with an interest, with exclusive power to collect, receive and retain any award or payment in respect of a Condemnation (an “Award”) and to make any compromise, adjustment or settlement in connection with such Condemnation; provided, however, so long as no Event of Default has occurred and is continuing, Lender shall consult with Borrower (which consultation shall not be binding on Lender) in connection with any compromise, adjustment or settlement in connection with any Condemnation. Notwithstanding any Condemnation (or any transfer made in lieu of or in anticipation of such Condemnation), Borrowers shall continue to pay the Debt at the time and in the manner provided for in the Loan Documents, and the Debt shall not be reduced unless and until any Award shall have been actually received and applied by Lender to expenses of collecting the Award and to discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided in the Note. If any Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of such Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall be recoverable or shall have been sought, recovered or denied, to receive all or a portion of the Award sufficient to pay the Debt. Borrowers shall cause any Award that is payable to Borrower to be paid directly to Lender. Lender shall hold such Award in the Casualty/Condemnation Subaccount and disburse such Award in accordance with the terms hereof.
7.4    Application of Proceeds or Award.
7.4.1    Application to Restoration. If an Insured Casualty or Condemnation occurs where (i) the loss is in an aggregate amount less than (x) fifteen percent (15%) of the fair market value for the affected Property with respect to a Condemnation or (y) 25% of the fair market value of the affected Property with respect to a Casualty, (ii) in the reasonable judgment of Lender, the affected Property can be restored within twelve (12) months, and prior to four (4) months before the Stated Maturity Date and prior to the expiration of the rental or business interruption insurance with respect thereto, to the affected Property’s pre-existing condition and utility as existed immediately prior to such Insured Casualty or Condemnation and to an economic unit not less valuable and not less useful than the same was immediately prior to the Insured Casualty or Condemnation, and after such restoration will adequately secure the Debt; (iii) less than (x) thirty percent (30%), in the case of an Insured Casualty or (y) fifteen percent (15%), in the case of a Condemnation, of the rentable area of the affected Improvements has been damaged, destroyed or rendered unusable as a result of such Insured Casualty or Condemnation; (iv) Leases demising in the aggregate at least sixty-five percent (65%) of the total rentable space in the applicable Property and in effect as of the date of the occurrence of such Insured Casualty or Condemnation remain in full force and effect during and after the completion of the Restoration (hereinafter defined) or in lieu thereof, Lender has determined in its sole but good faith discretion that, following the exhaustion of any loss or rents insurance, the Debt Service Coverage Ratio shall equal or exceed 2.0:1.0; and (v) no Event of Default shall have occurred and be then continuing, then the Proceeds or the Award, as the case may be (after reimbursement of any expenses incurred by Lender), shall be applied to reimburse Borrowers for the cost of restoring, repairing, replacing or rebuilding the affected Property (the “Restoration”), in the manner set forth herein. Borrowers shall commence and diligently prosecute such Restoration. Notwithstanding the foregoing, in no event shall Lender be obligated to apply the Proceeds or Award to reimburse any Borrower for the cost of Restoration unless, in addition to satisfaction of the foregoing conditions, both (x) Borrowers shall pay (and if required by Lender, Borrowers shall deposit with Lender in advance) all costs of such Restoration in excess of the net amount of the Proceeds or the Award made available pursuant to the terms hereof; and (y) Lender shall have received evidence reasonably satisfactory to it that during the period of the Restoration, the Rents for such Property will be at least equal to the sum of the operating expenses and Debt Service for such Property and other reserve payments required hereunder, as reasonably determined by Lender.
7.4.2    Application to Debt.
(a)    Except as provided in Section 7.4.1 above, any Proceeds and/or Award may, at the option of Lender in its discretion, be applied to the payment of (i) accrued but unpaid interest on the Note, (ii) the unpaid Principal and (iii) other charges due under the Note and/or any of the other Loan Documents, or applied to reimburse Borrowers for the cost of any Restoration, in the manner set forth in Section 7.4.3 below. Any such prepayment of the Loan made pursuant to this Section 7.4.2 shall be without any Yield Maintenance Premium, unless an Event of Default has occurred and is continuing at the time the Proceeds are received from the insurance company or the Award is received from the condemning authority, as the case may be, in which event Borrowers shall pay to Lender an additional amount equal to the Yield Maintenance Premium, if any, that may be required with respect to the amount of the Proceeds or Award applied to the unpaid Principal. Notwithstanding anything to the contrary contained herein and provided that an Event of Default shall not then be continuing, if any Proceeds or Award are not required to be made available for a Restoration and are retained and applied by Lender toward the payment of the Debt, Borrowers shall have the right, within 120 days after Lender applies such Proceeds or Award to the Debt, to obtain the release of the affected Property from the Lien of the Mortgage encumbering such Property by paying to Lender the Release Amount for such Property (minus the amount of the Proceeds or Award applied by Lender towards the Debt) and such prepayment of the Loan shall be without any Yield Maintenance Premium.
(b)    Notwithstanding anything to the contrary set forth in this Agreement, including the provisions of this Section 7.4, if the Loan is included in a REMIC Trust and, immediately following a release of any portion of the Lien of a Mortgage following a Casualty or Condemnation (but taking into account any proposed Restoration of the remaining Property), the ratio of the unpaid principal balance of the Loan to the value of the remaining Property(ies) are greater than 125% (such value to be determined, in Lender’s reasonable) discretion, by any commercially reasonable method permitted to a REMIC Trust; and which shall exclude the value of personal property or going concern value, if any), the principal balance of the Loan must be paid down by an amount equal to the least of the following amounts: (i) the net Award (after payment of Lender’s reasonable out-of-pocket costs and expenses and any other fees and expenses that have been approved by Lender), (ii) the fair market value of the released property at the time of the release, or (iii) an amount such that the loan-to-value ratio of the Loan (as so determined by Lender) does not increase after the release, unless Lender receives an opinion of counsel that if such amount is not paid, the applicable Securitization will not fail to maintain its status as a REMIC Trust as a result of the related release of such portion of the Lien of the Mortgage. If and to the extent the preceding sentence applies, only such amount of the net Award, if any, in excess of the amount required to pay down the principal balance of the Loan may be released for purposes of Restoration or released to Borrowers as otherwise expressly provided in this Section 7.4.
7.4.3    Procedure for Application to Restoration. If any Borrower is entitled to reimbursement out of the Proceeds or an Award held by Lender, such Proceeds or Award shall be disbursed from time to time from the Casualty/Condemnation Subaccount upon Lender being furnished with (i) evidence satisfactory to Lender in its reasonable discretion of the estimated cost of completion of the Restoration, (ii) a fixed price or guaranteed maximum cost construction contract for Restoration satisfactory to Lender in its reasonable discretion, (iii) prior to the commencement of Restoration, all immediately available funds in addition to the Proceeds or Award that in Lender’s judgment are required to complete the proposed Restoration, (iv) such architect’s certificates, waivers of lien, contractor’s sworn statements, title insurance endorsements, bonds, plats of survey, permits, approvals, licenses and such other documents and items as Lender may reasonably require and approve in Lender’s reasonable discretion, and (v) all plans and specifications for such Restoration, such plans and specifications to be approved by Lender in its reasonable discretion prior to commencement of any work. Lender may, at Borrowers’ expense, retain a consultant to review and approve all requests for disbursements, which approval shall also be a condition precedent to any disbursement. No payment made prior to the final completion of the Restoration shall exceed ninety percent (90%) of the value of the work performed from time to time or, subsequent to the completion of fifty percent (50%) of the costs of the Restoration, ninety five percent (95%) of the value of the work performed from time to time; funds other than the Proceeds or Award shall be disbursed prior to disbursement of such Proceeds or Award; and at all times, the undisbursed balance of such Proceeds or Award remaining in the hands of Lender, together with funds deposited for that purpose or irrevocably committed to the reasonable satisfaction of Lender by or on behalf of Borrowers for that purpose, shall be at least sufficient in the reasonable judgment of Lender to pay for the cost of completion of the Restoration, free and clear of all Liens or claims for Lien. Provided no Event of Default then exists, any surplus that remains out of the Proceeds held by Lender after payment of such costs of Restoration shall be paid to Borrowers. Any surplus that remains out of the Award received by Lender after payment of such costs of Restoration shall, in the discretion of Lender, be retained by Lender and applied to payment of the Debt or returned to Borrowers.
8.    DEFAULTS
8.1    Events of Default. An “Event of Default” shall exist with respect to the Loan if any of the following shall occur:
(a)    (1)     any regularly scheduled portion of the Debt is not paid when due, or
(i)    Borrower shall fail to pay when due any payment required under Sections 3.3, 3.4, 3.5, 3.7 or 3.9 hereof; or
(ii)    any non-regularly scheduled payment is not paid within five (5) Business Days after written demand by Lender.
(b)    any Real Property Taxes are not paid when due (unless, if such past due Real Property Taxes are Real Estate Taxes and Lender is paying such Real Estate Taxes pursuant to Section 3.3 hereof), subject to Borrowers’ right to contest Real Property Taxes in accordance with Section 5.2 hereof; or
(c)    the Policies are not kept in full force and effect, or evidence of the Policies being in full force and effect is not delivered to Lender as required in Section 7.1.2;
(d)    a Transfer other than a Permitted Transfer occurs;
(e)    any certification, representation or warranty made by any Borrower or Guarantor herein or in any other Loan Document, or in any report, certificate, financial statement or other instrument, agreement or document furnished by any Borrower or Guarantor in connection with any Loan Document, shall be false or misleading in any material respect as of the date the certification, representation or warranty was made; provided, however, that if such false or misleading representation or warranty was not an intentional misrepresentation or warranty and is susceptible of being cured, so long as such misrepresentation does not have a Material Adverse Effect, Borrowers shall have the right to cure the underlying facts or circumstances that cause the applicable representation or warranty to have been false or misleading (as opposed to merely providing notice to Lender of such facts or circumstances) within fifteen (15) Business Days after the earlier of (i) written notice from Lender, and (ii) Borrowers’ knowledge of such false or misleading representation or warranty.
(f)    any Borrower or Guarantor shall make an assignment for the benefit of creditors, or shall generally not be paying its debts as they become due;
(g)    a receiver, liquidator or trustee shall be appointed for any Borrower or Guarantor; or any Borrower or Guarantor shall be adjudicated a bankrupt or insolvent; or any Bankruptcy Proceeding, or any other petition for bankruptcy, reorganization or arrangement pursuant to federal bankruptcy law, or any similar federal, state or foreign law, shall be filed by or against, consented to, or acquiesced in by, any Borrower or Guarantor, as the case may be; or any proceeding for the dissolution or liquidation of any Borrower or Guarantor shall be instituted; provided, however, if such appointment, adjudication, petition or proceeding was involuntary and not consented to by such Borrower or Guarantor, as the case may be, only upon the same not being discharged, stayed or dismissed within sixty (60) days;
(h)    Borrower breaches any covenant contained in Sections 5.12.1(a) 5.15, 5.22 (other than with respect to non-material breaches the covenants with respect to trade payables for which Borrower shall have fifteen (15) days to cure from the date it has knowledge of such breach), 5.25, 5.27, or 5.28 hereof;
(i)    except as expressly permitted hereunder, the alteration, improvement, demolition or removal of all or any portion of any of the Improvements by Borrower without the prior written consent of Lender;
(j)    a breach of any representation set forth in Section 4.1(b) hereof or a breach of any covenant set forth in Section 5.13 hereof (any such case, an “SPE Breach”); provided, however, that an SPE Breach shall not constitute an Event of Default if (A) it was unintentional, immaterial and non-recurring and (B) such breach is curable, and Borrowers shall promptly cure the same within ten (10) Business Days after having knowledge of the same, and (C) within fifteen (15) calendar days of the request by Lender, Borrower causes its legal counsel reasonably acceptable to Lender to render an updated or new substantive non-consolidation opinion reasonably acceptable to Lender, taking into account the SPE Breach in question and any actions taken by Borrower, Sole Member, Property Manager to cure the SPE Breach, and affirmatively concluding that such SPE Breach, after given effect to such curative actions, shall not amend in an adverse manner, impair, or negate the opinions rendered in the substantive non-consolidation opinion most recently delivered to Lender, which opinion shall be acceptable to Lender in its reasonable discretion;
(k)    an Event of Default as defined or described elsewhere in this Agreement or in any other Loan Document occurs; or any other event shall occur or condition shall exist, if the effect of such event or condition is to accelerate or to permit Lender to accelerate the maturity of any portion of the Debt;
(l)    any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or satisfaction in full of the Debt, ceases to be in full force and effect; or any Borrower or Guarantor or any other Person contests in any manner the validity or enforceability of any Loan Document; or any Borrower or Guarantor denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document;
(m)    except to the extent expressly permitted by the terms of this Agreement or any other Loan Document, Lender shall fail to have an enforceable, perfected, first priority security interest in the Mortgage;
(n)    a default occurs under any term, covenant or provision set forth herein or in any other Loan Document which specifically contains a notice requirement or grace period and such notice has been given and such grace period has expired;
(o)    any of the assumptions contained in any substantive non-consolidation opinion, delivered to Lender by Borrowers’ counsel in connection with the Loan or otherwise hereunder, were not true and correct as of the date of such opinion or thereafter became untrue or incorrect; provided, however, that no Event of Default shall be deemed to have occurred if (i) such untruth was inadvertent, immaterial and non-recurring, (ii) such untruth is curable, and Borrowers shall promptly cure the same within ten (10) Business Days after having knowledge of the same, and (iii) within fifteen (15) calendar days after having knowledge thereof, Borrower causes its counsel to deliver a revised or updated substantive non-consolidation opinion to the effect that the failure of such factual assumption to be true shall not amend in an adverse manner, impair, negate or impair or qualify the opinions rendered in the substantive non-consolidation opinion most recently delivered to Lender, which opinion shall be acceptable to Lender in its reasonable discretion; or
(p)    a default shall be continuing under any of the other terms, covenants or conditions of this Agreement or any other Loan Document not otherwise specified in this Section 8.1, for ten (10) days after notice to Borrowers (and Guarantor, if applicable) from Lender, in the case of any default which can be cured by the payment of a sum of money, or for thirty (30) days after notice from Lender in the case of any other default; provided, however, that if such non-monetary default is susceptible of cure but cannot reasonably be cured within such thirty (30)-day period, and Borrowers (or Guarantor, if applicable) shall have commenced to cure such default within such thirty (30)-day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30)-day period shall be extended for an additional period of time as is reasonably necessary for Borrowers (or Guarantor, if applicable) in the exercise of due diligence to cure such default, such additional period not to exceed one hundred twenty (120) days.
8.2    Remedies.
8.2.1    Acceleration. During the continuance of an Event of Default (other than an Event of Default described in paragraph (f) or (g) of Section 8.1 above) and at any time and from time to time thereafter, in addition to any other rights or remedies available to it pursuant to the Loan Documents or at law or in equity, Lender may take such action, without notice or demand (and each Borrower hereby expressly waives any such notice or demand), that Lender deems advisable to protect and enforce its rights against any or all Borrowers and in and to the Properties; including declaring the Debt to be immediately due and payable (including unpaid interest), Default Rate interest, Late Payment Charges, Yield Maintenance Premium and any other amounts owing by Borrowers), without notice or demand; and upon any Event of Default described in paragraph (f) or (g) of Section 8.1 above, the Debt (including unpaid interest, Default Rate interest, Late Payment Charges, Yield Maintenance Premium and any other amounts owing by Borrowers) shall immediately and automatically become due and payable, without notice or demand, and each Borrower hereby expressly waives any such notice or demand, anything contained in any Loan Document to the contrary notwithstanding.
8.2.2    Remedies Cumulative. Upon the occurrence of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrowers under the Loan Documents or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared, or be automatically, due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under any of the Loan Documents. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singly, successively, together or otherwise, at such time and in such order as Lender may determine in its discretion, to the fullest extent permitted by law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by law, equity or contract or as set forth in the Loan Documents. Without limiting the generality of the foregoing, each Borrower agrees that if an Event of Default is continuing, (i) to the extent permitted by applicable law, Lender is not subject to any “one action” or “election of remedies” law or rule, and (ii) all Liens and other rights, remedies or privileges provided to Lender shall remain in full force and effect until Lender has exhausted all of its remedies against the Properties, the Mortgages have been foreclosed, the Properties have been sold and/or otherwise realized upon in satisfaction of the Debt or the Debt has been paid in full. To the extent permitted by applicable law, nothing contained in any Loan Document shall be construed as requiring Lender to resort to any particular Property or any portion of any Property for the satisfaction of any of the Debt in preference or priority to any other portion, and Lender may seek satisfaction out of all or less than all of the Properties or any part of any Property, in its discretion.
8.2.3    Severance.
(a)    During the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose any Mortgage in any manner and for any amounts secured by any Mortgage then due and payable as determined by Lender in its sole discretion, including the following circumstances: (i) in the event any Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose any Mortgage to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose any Mortgage to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the Mortgage as Lender may elect. Notwithstanding one or more partial foreclosures, the Properties shall remain subject to the Mortgages to secure payment of the sums secured by the Mortgages and not previously recovered.
(b)    During the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, mortgages and other security documents in such denominations and priorities of payment and liens as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder that in no event shall Borrowers obligations be increased or Borrowers’ rights decreased in connection therewith. Each Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Each Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect such severance, each Borrower ratifying all that such attorney shall do by virtue thereof.
8.2.4    Delay. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default, or the granting of any indulgence or compromise by Lender shall impair any such remedy, right or power hereunder or be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default shall not be construed to be a waiver of any subsequent Default or Event of Default or to impair any remedy, right or power consequent thereon. Notwithstanding any other provision of this Agreement, Lender reserves the right to seek a deficiency judgment or preserve a deficiency claim in connection with the foreclosure of any Mortgage to the extent necessary to foreclose on all or any portion of any Property, the Rents, the Cash Management Accounts or any other collateral.
8.2.5    Lender’s Right to Perform. If any Borrower fails to perform any covenant or obligation contained herein and such failure shall continue for a period of five (5) Business Days after Borrowers’ receipt of written notice thereof from Lender, without in any way limiting Lender’s right to exercise any of its rights, powers or remedies as provided hereunder, or under any of the other Loan Documents, Lender may, but shall have no obligation to, perform, or cause performance of, such covenant or obligation, and all costs, expenses, liabilities, penalties and fines of Lender incurred or paid in connection therewith shall be payable by Borrowers to Lender within five (5) Business Days after demand and if not paid shall be added to the Debt (and to the extent permitted under applicable laws, secured by the Mortgage and other Loan Documents) and shall bear interest thereafter at the Default Rate from the date such sums are due. Notwithstanding the foregoing, Lender shall have no obligation to send notice to any Borrower of any such failure.
9.    SPECIAL PROVISIONS
9.1    Sale of Mortgage and Securitization. Subject to Section 9.4 hereof and the limitations set forth in Section 9.3 hereof:
(a)    Lender shall have the right (i) to sell, assign, syndicate or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan, or (iii) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization. (The transactions referred to in clauses (i), (ii) and (iii) are each hereinafter referred to as a “Secondary Market Transaction” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”). At Lender’s election, each note and/or component comprising the Loan may be subject to one or more Secondary Market Transactions.
(b)    If requested by Lender, Borrowers shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be required in the marketplace, by prospective investors, the Rating Agencies, applicable Legal Requirements and/or otherwise in the marketplace in connection with any Secondary Market Transactions (provided same shall not increase Borrower’s obligations or decrease Borrowers’ rights), including to:
(i)    (A) provide updated financial and other information with respect to the Properties, the business operated at the Properties, Borrowers and Property Manager, including the information set forth on Schedule 8 attached hereto, (B) provide updated budgets and rent rolls (including itemized percentage of floor area occupied and percentage of aggregate base rent for each tenant) relating to the Properties, and (C) provide updated appraisals, market studies, environmental reports (Phase Is and, if appropriate, Phase IIs), property condition reports and other due diligence investigations of the Properties (collectively, the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel acceptable to the Rating Agencies and reasonably acceptable to Lender;
(ii)    provide opinions of counsel, which may be relied upon by Lender, the trustee in any Securitization, underwriters, NRSROs and their respective counsel, agents and representatives, as to non-consolidation or any other opinion customary for borrowers to deliver in Secondary Market Transactions with respect to the Properties, the Loan Documents, and Borrowers and their Affiliates, which counsel and opinions shall be reasonably satisfactory to Lender and the Rating Agencies; and
(iii)    provide updated, as of the closing date of any Secondary Market Transaction, representations and warranties made in the Loan Documents.
(c)    If, at the time a Disclosure Document is being prepared for a Securitization, Lender expects that Borrowers alone or Borrowers and one or more Affiliates of any Borrower (including any guarantor or other Person that is directly or indirectly committed by contract or otherwise to make payments on all or a part of the Loan) collectively, or the Properties alone or the Properties and Related Properties collectively, will be a Significant Obligor, Borrowers shall furnish to Lender upon request the following financial information:
(i)    if Lender expects that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, net operating income for the Properties and the Related Properties for the most recent Fiscal Year and interim period as required under Item 1112(b)(1) of Regulation AB (or, if the Loan is not treated as a non-recourse loan under Instruction 3 for Item 1101(k) of Regulation AB, selected financial data meeting the requirements and covering the time periods specified in Item 301 of Regulation S-K and Item 1112(b)(1) of Regulation AB), or
(ii)    if Lender expects that the principal amount of the Loan together with any Related Loans, as of the cut-off date for such Securitization, may equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included in the Securitization, the financial statements required under Item 1112(b)(2) of Regulation AB (which includes, but may not be limited to, a balance sheet with respect to the entity that Lender determines to be a Significant Obligor for the two most recent Fiscal Years and applicable interim periods, meeting the requirements of Rule 3-01 of Regulation S-X, and statements of income and statements of cash flows with respect to the Properties for the three most recent Fiscal Years and applicable interim periods, meeting the requirements of Rule 3-02 of Regulation S-X (or if Lender determines that the Properties are the Significant Obligor and the Properties (other than properties that are hotels, nursing homes, or other properties that would be deemed to constitute a business and not real estate under Regulation S-X or other legal requirements) were acquired from an unaffiliated third party and the other conditions set forth in Rule 3-14 of Regulation S-X have been met, the financial statements required by Rule 3-14 of Regulation S-X)).
(d)    Further, if requested by Lender, Borrowers shall, promptly upon Lender’s request, furnish to Lender financial data or financial statements meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, for any tenant of any Property if, in connection with a Securitization, Lender expects there to be, as of the cut-off date for such Securitization, a concentration with respect to such tenant or group of Affiliated tenants within all of the mortgage loans included or expected to be included in the Securitization such that such tenant or group of Affiliated tenants would constitute a Significant Obligor. Borrowers shall furnish to Lender, in connection with the preparation of the Disclosure Documents and on an ongoing basis, financial data and/or financial statements with respect to such tenants meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, but only for so long as such entity or entities are a Significant Obligor and either (x) filings pursuant to the Exchange Act in connection with or relating to the Securitization (an “Exchange Act Filing”) are required to be made under applicable Legal Requirements or (y) comparable information is required to otherwise be “available” to holders of the Securities under Regulation AB or applicable Legal Requirements.
(e)    If Lender determines that Borrowers alone or Borrowers and one or more Affiliates of any Borrower collectively, or the Properties alone or the Properties and Related Properties collectively, are a Significant Obligor, then Borrowers shall furnish to Lender, on an ongoing basis, selected financial data or financial statements meeting the requirements of Item 1112(b)(1) or (2) of Regulation AB, as specified by Lender, but only for so long as such entity or entities are a Significant Obligor and either (x) Exchange Act Filings are required to be made under applicable Legal Requirements or (y) comparable information is required to otherwise be “available” to holders of the Securities under Regulation AB or applicable Legal Requirements.
(f)    Any financial data or financial statements provided pursuant to this Section 9.1 shall be furnished to Lender within the following time periods:
(i)    with respect to information requested in connection with the preparation of Disclosure Documents for a Securitization, within ten (10) Business Days after notice from Lender to the extent such information is in Borrower’s possession (or can reasonably be obtained by a Borrower or Sponsor at no additional cost other than de minimis costs); and
(ii)    with respect to ongoing information required under Section 9.1(d) and (e) above, (1) not later than thirty (30) days after the end of each fiscal quarter of Borrowers and (2) not later than seventy-five (75) days after the end of each Fiscal Year of Borrowers.
(g)    If requested by Lender, Borrowers shall provide Lender, promptly, and in any event within five (5) Business Days following Lender’s request therefor, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall reasonably determine to be required pursuant to Regulation S-K or Regulation S-X, as applicable, Regulation AB, or any amendment, modification or replacement thereto or other Legal Requirements relating to a Securitization or as shall otherwise be reasonably requested by Lender.
(h)    If requested by Lender, whether in connection with a Securitization or at any time thereafter during which the Loan and any Related Loans are included in a Securitization, Borrowers shall provide Lender, promptly upon request, a list of tenants of the Properties (including all affiliates of such tenants) that in the aggregate (1) occupy 10% or more (but less than 20%) of the total floor area of the improvements or represent 10% or more (but less than 20%) of aggregate base rent, and (2) occupy 20% or more of the total floor area of the improvements or represent 20% or more of aggregate base.
(i)    All financial statements provided by Borrowers pursuant to this Section 9.1(c), (d), (e) or (f) shall be prepared in accordance with GAAP (or a tax basis of accounting consistently applied), and shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and other applicable Legal Requirements. All financial statements relating to a Fiscal Year shall be audited by independent accountants in accordance with generally accepted auditing standards, Regulation S-X or Regulation S-K, as applicable, Regulation AB, and all other applicable Legal Requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation S-K or Regulation S-X, as applicable, Regulation AB, and all other applicable Legal Requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing (or comparable information is required to otherwise be available to holders of the Securities under Regulation AB or applicable Legal Requirements), all of which shall be provided at the same time as the related financial statements are required to be provided. All other financial statements shall be certified by the chief financial officer of each Borrower, which certification shall state that such financial statements meet the requirements set forth in the first sentence of this paragraph.
9.2    Securitization Indemnification.
(a)    Borrowers understand that information provided to Lender by Borrowers and their agents, counsel and representatives may be included in preliminary and final disclosure documents in connection with any Secondary Market Transaction, including a Securitization, including an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, investment banking firms, NRSROs, accounting firms, law firms and other third-party advisory and service providers relating to any Secondary Market Transaction, including a Securitization. Borrowers also understand that the findings and conclusions of any third-party due diligence report obtained by Lender, the Issuer or the Securitization placement agent or underwriter may be made publicly available if required, and in the manner prescribed, by Section 15E(s)(4)(A) of the Exchange Act and any rules promulgated thereunder.
(b)    Borrowers hereby agree to indemnify SG (whether or not it is Lender), any Affiliate of SG that has filed any registration statement relating to the Securitization or has acted as the sponsor or depositor in connection with the Securitization, any Affiliate of SG that acts as an underwriter, placement agent or initial purchaser of Securities issued in the Securitization, Lender (and for purposes of this Section 9.2, Lender shall include its officers and directors), each Person who controls SG within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act and each partner, participant, shareholder, member, managing member, agent, representative, counsel, officer, director, trustee and employee of each of the foregoing (collectively, the “SG Group”), the issuer of the Securities (the “Issuer” and for purposes of this Section 9.2, Issuer shall include its officers, director and each Person who controls the Issuer within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act), and any placement agent or underwriter with respect to the Securitization, each of their respective officers and directors and each Person who controls the placement agent or underwriter within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the SG Group, the Issuer or the Underwriter Group may become subject insofar as the Liabilities arise out of, or are based upon:
(i)    any untrue statement statement of any material fact contained in the information provided to Lender by Borrowers and their agents, counsel and representatives;
(ii)    the omission to state therein a material fact required to be stated in such information or necessary in order to make the statements in such information, in light of the circumstances under which they were made, not misleading; or
(iii)    a breach of the representations and warranties made by Borrowers in Section 4.8 of this Agreement.
Borrowers also agree to reimburse Lender, the SG Group, the Issuer and/or the Underwriter Group for any legal or other reasonable out-of-pocket expenses reasonably incurred by Lender, the SG Group, the Issuer and/or the Underwriter Group in connection with investigating or defending the Liabilities. Borrowers’ liability under this paragraph will be limited to Liability that arises out of, or is based upon, an untrue statement or omission made in reliance upon, and in conformity with, information furnished to Lender by or on behalf of Borrowers in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including financial statements of Borrower, operating statements and rent rolls with respect to the Properties. This indemnification provision will be in addition to any liability which Borrowers may otherwise have.
(c)    In connection with any Exchange Act Filing or other reports containing comparable information that is required to be made “available” to holders of the Securities under Regulation AB or applicable Legal Requirements, Borrowers agree to (i) indemnify Lender, the SG Group, the Issuer and the Underwriter Group for Liabilities to which Lender, the SG Group, the Issuer and/or the Underwriter Group may become subject insofar as the Liabilities arise out of, or are based upon, an untrue statement or omission made in reliance upon, and in conformity with, information furnished to Lender by or on behalf of Borrowers in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including financial statements of Borrower, operating statements and rent rolls with respect to the Properties, and (ii) reimburse Lender, the SG Group, the Issuer and/or the Underwriter Group for any reasonable out-of-pocket legal or other expenses reasonably incurred by Lender, the SG Group, the Issuer and/or the Underwriter Group in connection with defending or investigating the Liabilities.
(d)    Promptly after receipt by an indemnified party under this Section 9.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 9.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 9.2, such indemnified party shall pay for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to the indemnifying party. Without the prior written consent of the relevant indemnified party (which consent shall not be unreasonably withheld or delayed), no indemnifying party shall settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action, suit or proceeding in respect of which indemnification may be sought hereunder (whether or not any indemnified party is an actual or potential party to such claim, action, suit or proceeding) unless the indemnifying party shall have given the relevant indemnified party reasonable prior written notice thereof and shall have obtained an unconditional release of each indemnified party hereunder from all liability arising out of such claim, action, suit or proceedings.
(e)    In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 9.2(b) or (c) is for any reason held to be unenforceable as to an indemnified party in respect of any Liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 9.2(b) or (c), the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such Liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) the Issuer’s and Borrowers’ relative knowledge and access to information concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrowers hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.
(f)    The liabilities and obligations of both Borrowers and Lender under this Section 9.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.
9.3    Severance of Loan. Subject to Section 9.4 below, Lender, without in any way limiting Lender’s other rights hereunder, in its sole and absolute discretion, shall have the right, at any time (whether prior to, in connection with, or after any Secondary Market Transaction), with respect to all or any portion of the Loan, to modify, split and/or sever all or any portion of the Loan as hereinafter provided. Without limiting the foregoing, Lender may (i) cause the Note and the Mortgages to be split into a first and second mortgage loan, (ii) create one or more senior and subordinate notes (i.e., an A/B or A/B/C structure), (iii) create multiple components of the Note or Notes (and allocate or reallocate the principal balance of the Loan among such components), (iv) otherwise sever the Loan into two (2) or more loans secured by mortgages and by a pledge of partnership or membership interests (directly or indirectly) in any Borrower (i.e., a senior loan/mezzanine loan structure), in each such case described in clauses (i) through (iv) above, in whatever proportion and whatever priority Lender determines, and (v) modify the Loan Documents with respect to the newly created Notes or components of the Note or Notes such that the pricing and marketability of the Securities and the size of each class of Securities and the rating assigned to each such class by the Rating Agencies shall provide the most favorable rating levels and achieve the optimum rating levels for the Loan. Notwithstanding the foregoing, no such amendment described above shall (i) modify or amend any material economic term of the Loan, or (ii) materially increase the obligations, or decrease the rights, of any Borrower or Guarantor under the Loan Documents; provided, however, in each such instance the outstanding principal balance of all the Notes evidencing the Loan (or components of such Notes) after the effective date of such modification equals the outstanding principal balance of the Loan immediately prior to such modification and the weighted average of the interest rates for all such Notes (or components of such Notes) after the effective date of such modification equals the interest rate of the original Note immediately prior to such modification. In the event of a Casualty or Condemnation where the Proceeds or Award, as the case may be, are not made available for Restoration in accordance with this Agreement, such Proceeds or Award, as the case may be, may be applied to the Notes (or components thereof) in sequential order (and Borrowers’ acknowledge that such application may increase the weighted average interest rates of the Notes). In addition, upon an Event of Default, payments may be applied by Lender among the Notes (or components thereof) in such order and proportion as Lender may elect (and Borrowers’ acknowledge that such application may increase the weighted average interest rates of the Notes). If requested by Lender, Borrowers (and Borrowers’ constituent members, if applicable, and Guarantor) shall execute within ten (10) Business Days after such request, such documentation as Lender may reasonably request to evidence and/or effectuate any such modification or severance. At Lender’s election, each note comprising the Loan may be subject to one or more Securitizations. Lender shall have the right to modify the Note and/or Notes and any components in accordance with this Section 9.3 and, provided that such modification shall comply with the terms of this Section 9.3, it shall become immediately effective.
9.4    Costs and Expenses. Notwithstanding anything to the contrary contained in this Article 9, Borrowers shall not be required to incur any costs or expenses (other than to a de minimis extent) in the performance of its obligations under Sections 9.1, 9.2 (excluding the indemnity obligations set forth therein) or Section 9.3 above.
10.    MISCELLANEOUS
10.1    Exculpation. Subject to the qualifications below, Lender shall not enforce the liability and obligation of any Borrower to perform and observe the obligations contained in the Loan Documents by any action or proceeding wherein a money judgment shall be sought against such Borrower its direct or indirect partners, members, beneficiaries, principals, trustees, owners, shareholders, officers, directors and employees (other than Guarantor under the Guaranty), except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest and rights under the Loan Documents, or in all or any of the Properties, the Rents or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against a Borrower only to the extent of such Borrower’s interest in the Properties, in the Rents and in any other collateral given to Lender, and Lender shall not sue for, seek or demand any deficiency judgment against a Borrower in any such action or proceeding under or by reason of or under or in connection with any Loan Document. The provisions of this Section 10.1 shall not, however, (i) constitute a waiver, release or impairment of any obligation evidenced or secured by any Loan Document; (ii) impair the right of Lender to name one or more Borrowers as a party defendant in any action or suit for foreclosure and sale under any Mortgage; (iii) affect the validity or enforceability of any of the Loan Documents or any guaranty made in connection with the Loan or any of the rights and remedies of Lender thereunder; (iv) impair the right of Lender to obtain the appointment of a receiver; (v) impair the enforcement of the Assignments of Leases and Rents; (vi) constitute a prohibition against Lender to commence any other appropriate action or proceeding in order for Lender to fully realize the security granted by any Mortgage or to exercise its remedies against all or any of the Properties; or (vii) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrowers, by money judgment or otherwise, to the extent of any actual out-of-pocket loss, damage, cost, expense, liability, claim or other obligation reasonably incurred by Lender (including attorneys’ fees and costs reasonably incurred but in all events excluding any consequential, punitive and special exemplary damages) arising out of or in connection with the following (all such liability and obligation of Borrower for any or all of the following being referred to herein as “Borrowers’ Recourse Liabilities”):
(a)    fraud, willful misconduct, intentional misrepresentation or intentional failure to disclose a material fact by or on behalf of any Borrower, Guarantor or any Affiliate of Borrower or Guarantor, or any of their respective agents or representatives in connection with the Loan (which acted at the direction or specific knowledge of senior executive personnel of Borrower or Guarantor), including by reason of any claim under the Racketeer Influenced and Corrupt Organizations Act (RICO);
(b)    the forfeiture by any Borrower of any of the Properties, or any portion thereof, because of the conduct of criminal activity by any Borrower or Guarantor or any of their respective agents or representatives in connection therewith;
(c)    intentional physical waste of any Property or any portion thereof (it being agreed that intentional physical waste shall include any Borrower’s inaction (e.g., the failure to maintain the Property)), or after an Event of Default the removal or disposal of any portion of any Property; provided that, there shall be no recourse liability under this clause (iii) unless sufficient cash (A) is available from Property income on a current basis to prevent such physical waste (and made available to Borrower by Lender out of a reserve account or otherwise) and not so used by any Borrower to prevent such physical waste, or (B) is otherwise made available from a disbursement by Lender to any Borrower or out of funds in a reserve account then held by Lender in an amount sufficient to prevent such physical waste and not so used by Borrower to prevent such physical waste;
(d)    any Proceeds paid by reason of any Insured Casualty or any Award received in connection with a Condemnation or other sums or payments attributable to any Property not applied in accordance with the provisions of the Loan Documents (except to the extent that the applicable Borrower did not have the legal right, because of a bankruptcy, receivership or similar judicial proceeding, to direct disbursement of such sums or payments);
(e)    all Rents of any Property received or collected by or on behalf of any Borrower after an Event of Default and not applied to payment of Principal and interest due under the Note, and to the payment of actual and reasonable operating expenses of such Property, as they become due or payable (except to the extent that such application of such funds is prevented by bankruptcy, receivership, or similar judicial proceeding in which such Borrower is legally prevented from directing the disbursement of such sums);
(f)    misappropriation or conversion by or on behalf of any Borrower (including failure to turn over to Lender on demand following an Event of Default) of any gross revenues (including Rents, advance deposits, any other deposits, rents collected in advance, funds held by Borrowers for the benefit of another party and Lease Termination Payments, unless prohibited by law);
(g)    the failure to pay Real Property Taxes but only to the extent sufficient cash is available from Property income on a current basis to enable it to pay such Real Property Taxes (and made available to Borrowers by Lender), provided Borrowers shall not be liable to the extent funds to pay such amounts are available in the Tax and Insurance Subaccount and Lender failed to pay same;
(h)    the breach of any representation, warranty, covenant or indemnification in any Loan Document concerning Environmental Laws or Hazardous Substances, including Section 4.21 hereof and Section 5.8 hereof, and clauses (viii) through (xi) of Section 5.30 hereof;
(i)    the failure to pay charges for labor or materials or other charges that can create Liens on any portion of any of the Properties, but only to the extent sufficient cash is available from Property income on a current basis to enable it to pay such charges (and made available to Borrowers by Lender from a reserve account or otherwise);
(j)    any security deposits, advance deposits or any other deposits collected with respect to any of the Properties which are not delivered to Lender in accordance with the provisions of the Loan Documents unless applied to sums due under the applicable Lease (in accordance with the terms of the applicable Lease) or prohibited by law;
(k)    failure to obtain and maintain the fully paid for Policies in accordance with Section 7.1.1 hereof, but only to the extent such failure is the result of non-payment of insurance premiums and sufficient cash is available from Property income on a current basis to enable it to pay such insurance premiums (and made available to Borrower by Lender from a reserve account or otherwise);
(l)    Borrower’s indemnification of Lender set forth in Section 9.2 of the Loan Agreement;
(m)    an Event of Default described in Section 8.1(d) hereof which does not constitute a Springing Recourse Event shall have occurred;
(n)    a breach of the representations set forth in Section 4.16(b); provided that, there shall be no Borrowers’ Recourse Liabilities pursuant to this Section 10.1(n) with respect to any Missing Kohl’s Northpark Document which is received by Lender subsequent to the date hereof to the extent the representations set forth in Section 4.16(b) continue to be true and correct, as reasonably determined by Lender; and/or
(o)    a breach of any of the representations set forth in the “Recycled SPE Certificate” delivered to Lender in connection with the Loan or a breach of the representation set forth in Section 4.1(b) hereof or a breach in the covenants set forth in Section 5.13 hereof.
Notwithstanding anything to the contrary in this Agreement or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the U.S. Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt in accordance with the Loan Documents, and (B) Lender’s agreement not to pursue personal liability of Borrowers as set forth above SHALL BECOME NULL AND VOID and shall be of no further force and effect, and the Debt shall be fully recourse to Borrowers in the event that one or more of the following occurs (each, a “Springing Recourse Event”):
(i)    an Event of Default described in Section 8.1(d) hereof shall have occurred with respect to a Transfer (other than a Permitted Transfer): (i) by Borrower of the fee interest in the Property (or the granting by Borrower of a leasehold interest in all or substantially all of the Property without Lender’s consent pursuant to one or multiple related Leases) or (ii) by a direct or indirect equity owner in Borrower of any equity interest (direct or indirect) in Borrower (including by granting a pledge secured by any equity interest (direct or indirect) in any Borrower unless the Transfer effectuated by the foreclosure of any such pledge or other security interest would be a Permitted Transfer);
(ii)    or (iii) that results in a change of Control of any Borrower, in each such case, in violation of this Agreement;
(iii)    a breach of any of the representations set forth in the “Recycled SPE Certificate” delivered to Lender in connection with the Loan or a breach of the representation set forth in Section 4.1(b) hereof or a breach in the covenants set forth in Section 5.13 hereof, provided, however, the foregoing recourse shall only be triggered if in connection with a pending bankruptcy proceeding a court of competent jurisdiction has ordered the substantive consolidation of the assets and liabilities of any Borrower with any other Person and, if such court issues a judicial opinion in support of its ruling, such breach is cited by the court as a factor in such substantive consolidation (it being agreed that (a) if no such judicial opinion is issued in support of its ruling to order the substantive consolidation of the assets and liabilities of any Borrower with any other Person, then the foregoing recourse shall nonetheless be triggered and (b) if the court issues a judicial opinion in support of its ruling to order the substantive consolidation of the assets and liabilities of any Borrower with any other Person and such breach is not cited as a factor in such substantive consolidation, then the foregoing recourse shall not be triggered);
(iv)    any Borrower files a voluntary petition under the Bankruptcy Code or files a petition for bankruptcy, reorganization or similar proceeding pursuant to any other Federal or state bankruptcy, insolvency or similar law;
(v)    any Borrower is substantively consolidated with any other Person; unless such consolidation was involuntary and not consented to by any Borrower, or Guarantor or any Affiliate thereof;
(vi)    the filing of an involuntary petition against any Borrower under the Bankruptcy Code or an involuntary petition for bankruptcy, reorganization or similar proceeding pursuant to any other Federal or state bankruptcy, insolvency or similar law by any other Person in which (x) such Borrower or any Affiliate, officer, director or representative which, directly or indirectly, Controls such Borrower colludes with or otherwise assists such Person, and/or (y) any Borrower or any Affiliate, officer, director or representative which, directly or indirectly, Controls any Borrower solicits or causes to be solicited petitioning creditors for any involuntary petition against any Borrower by any Person;
(vii)    any Borrower or any Affiliate, officer, director or representative which, directly or indirectly, Controls any Borrower files an answer consenting to, or otherwise acquiescing in, or joining in, any involuntary petition filed against it by any other Person under the Bankruptcy Code or any other Federal or state bankruptcy or insolvency law provided that neither Borrowers nor Guarantor shall have liability under this clause in connection with the delivery of financial statements or any other filing required to be delivered pursuant to a subpoena or any order entered in a bankruptcy proceeding or required under applicable law or in connection with any such petition made by any Person which is not an Affiliate of a Borrower;
(viii)    any Borrower or any Affiliate, officer, director or representative which, directly or indirectly, Controls Borrower consents to, or acquiesces in, or joins in, an application for the appointment of a custodian, receiver, liquidator, trustee or examiner for Borrower or any portion of the Property provided that neither Borrowers nor Guarantor shall have liability under this clause in connection with the delivery of financial statements or any other filing required to be delivered pursuant to a subpoena or any order entered in a bankruptcy proceeding or required under applicable law in connection with any such petition made by any Person which is not an Affiliate of a Borrower;
(ix)    any Borrower makes an assignment for the benefit of creditors or admits, in writing or in any legal proceeding, its insolvency or inability to pay its debts as they become due provided that neither Borrowers nor Guarantor shall have liability under this clause in connection with the delivery of accurate financial statements or any other accurate filing required to be delivered pursuant to a subpoena or any order entered in a bankruptcy proceeding or in connection with any such petition made by any Person which is not an Affiliate of a Borrower; and/or
(x)    if Guarantor, any Borrower or any Affiliate of any of the foregoing, in connection with any enforcement action or exercise or assertion of any right or remedy by or on behalf of Lender under or in connection with the Note, the Mortgages or any other Loan Document, seeks a defense, judicial intervention or injunctive or other equitable relief of any kind in bad faith or in bad faith asserts in a pleading filed in connection with a judicial proceeding any defense against Lender or any right in connection with any security for the Loan.
10.2    Brokers and Financial Advisors.
(a)    Each Borrower hereby represents that it has dealt with no financial advisors, brokers, underwriters, placement agents, agents or finders in connection with the Loan whose fees shall be paid by Borrowers pursuant to a separate agreement. Borrowers shall indemnify and hold Lender harmless from and against any and all out-of-pocket claims, liabilities, costs and expenses (including out-of-pocket attorneys’ fees, whether incurred in connection with enforcing this indemnity or defending claims of third parties) of any kind in any way relating to or arising from a claim by any Person (including Broker) that such Person acted on behalf of Borrowers in connection with the transactions contemplated herein. The provisions of this Section 10.2 shall survive the expiration and termination of this Agreement and the repayment of the Debt.
10.3    Retention of Servicer. Lender reserves the right to retain Servicer to act as its agent hereunder with such powers as are specifically delegated to Servicer by Lender, whether pursuant to the terms of this Agreement, any Pooling and Servicing Agreement, the Deposit Account Agreement or otherwise, together with such other powers as are reasonably incidental thereto. Borrowers shall pay any customary fees and expenses of Servicer (i) in connection with a release of any Property (or any portion thereof), (ii) once the Loan becomes “specially serviced” under the terms of the Pooling and Servicing Agreement, (iii) in connection with an assumption or modification of the Loan, (iv) in connection with the enforcement of the Loan Documents or (v) in connection with any other action or approval taken by Servicer hereunder on behalf of Lender, (which shall not include ongoing regular servicing fees relating to the day-to-day servicing of the Loan, for which Borrowers shall not be charged).
10.4    Survival; Successors and Assigns. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as any of the Debt is unpaid or such longer period if expressly set forth in this Agreement. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All of Borrowers’ covenants and agreements in this Agreement shall inure to the benefit of the respective legal representatives, successors and assigns of Lender.
10.5    Lender’s Discretion; Rating Agency Review Waiver.
(a)    Whenever pursuant to this Agreement or any other Loan Document, Lender exercises any right given to it to approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Lender or is to be in Lender’s discretion, the decision of Lender to approve or disapprove, to consent or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory, or acceptable or unacceptable or in Lender’s discretion shall (except as is otherwise specifically herein provided) be in the sole and absolute but good faith discretion of Lender and shall be final and conclusive. Additionally, whenever in this Agreement or any other Loan Document, Lender exercises any right given to it to approve or disapprove, or consent or withhold consent, or any arrangement or term is to be satisfactory to Lender in Lender’s reasonable discretion, or Lender agrees to not withhold, condition or delay its consent, the decision of Lender to approve or disapprove, to consent, condition, delay or withhold consent, or to decide whether arrangements or terms are satisfactory or not satisfactory, or acceptable or unacceptable or in Lender’s discretion shall (except as is otherwise specifically herein provided) be in the sole and absolute discretion of Lender while an Event of Default is continuing unless otherwise specifically herein provided.
(b)    Whenever, pursuant to this Agreement or any other Loan Documents, a Rating Comfort Letter is required from each applicable Rating Agency, in the event that any applicable Rating Agency “declines review”, “waives review” or otherwise indicates in writing or otherwise to Lender’s or Servicer’s satisfaction that no Rating Comfort Letter will or needs to be issued with respect to the matter in question (each, a “Review Waiver”), then the Rating Comfort Letter requirement with respect to such Rating Agency shall be deemed to be satisfied with respect to such matter. It is expressly agreed and understood, however, that receipt of a Review Waiver (i) from any one Rating Agency shall not be binding or apply with respect to any other Rating Agency and (ii) with respect to one matter shall not apply or be deemed to apply to any subsequent matter for which Rating Comfort Letter is required.
(c)    Prior to a Securitization or in the event that there is a Review Waiver, if Lender does not have a separate and independent approval right with respect to the matter in question, then the term Rating Comfort Letter shall be deemed instead to require the prior written consent of Lender.
10.6    Governing Law.
(a)    THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK, AND MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, AND THE PROCEEDS OF THE NOTE DELIVERED PURSUANT HERETO WERE DISBURSED FROM THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, AND ENFORCEMENT OF THE LIENS CREATED PURSUANT TO THE LOAN DOCUMENTS SHALL BE GOVERNED BY, AND CONSTRUED ACCORDING TO, THE LAW OF THE STATE, COMMONWEALTH OR DISTRICT, AS APPLICABLE, IN WHICH THE PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, COMMONWEALTH OR DISTRICT, AS APPLICABLE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND THE DEBT. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT AND THE NOTE, AND THIS AGREEMENT AND THE NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO § 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.
(b)    ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR ANY BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN NEW YORK COUNTY, NEW YORK AND EACH BORROWER WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. EACH BORROWER AGREES THAT SERVICE OF PROCESS UPON SUCH BORROWER AT THE ADDRESS FOR SUCH BORROWER SET FORTH HEREIN AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO SUCH BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON SUCH BORROWER IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. EACH BORROWER (i) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGE IN THE ADDRESS FOR SUCH BORROWER SET FORTH HEREIN, (ii) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE AN AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (iii) SHALL PROMPTLY DESIGNATE AN AUTHORIZED AGENT IF SUCH BORROWER CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK. NOTWITHSTANDING THE FOREGOING, LENDER SHALL HAVE THE RIGHT TO INSTITUTE ANY LEGAL SUIT, ACTION OR PROCEEDING FOR THE ENFORCEMENT OR FORECLOSURE OF ANY LIEN ON ANY COLLATERAL FOR THE LOAN IN ANY FEDERAL OR STATE COURT IN ANY JURISDICTION(S) THAT LENDER MAY ELECT IN ITS SOLE AND ABSOLUTE DISCRETION, AND EACH BORROWER WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND EACH BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING.
10.7    Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement or of any other Loan Document, nor consent to any departure by any Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party or parties against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on, any Borrower shall entitle any Borrower to any other or future notice or demand in the same, similar or other circumstances. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege hereunder, or under any other Loan Document, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under any Loan Document, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under the Loan Documents, or to declare an Event of Default for failure to effect prompt payment of any such other amount. Lender shall have the right to waive or reduce any time periods that Lender is entitled to under the Loan Documents in its sole and absolute discretion.
10.8    Trial by Jury. EACH BORROWER AND LENDER HEREBY AGREE NOT TO ELECT A TRIAL BY JURY OF ANY ISSUE TRIABLE OF RIGHT BY JURY, AND WAIVE ANY RIGHT TO TRIAL BY JURY FULLY TO THE EXTENT THAT ANY SUCH RIGHT SHALL NOW OR HEREAFTER EXIST WITH REGARD TO THE LOAN DOCUMENTS, OR ANY CLAIM, COUNTERCLAIM OR OTHER ACTION ARISING IN CONNECTION THEREWITH. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS GIVEN KNOWINGLY AND VOLUNTARILY BY EACH BORROWER AND LENDER, AND IS INTENDED TO ENCOMPASS INDIVIDUALLY EACH INSTANCE AND EACH ISSUE AS TO WHICH THE RIGHT TO A TRIAL BY JURY WOULD OTHERWISE ACCRUE. EITHER PARTY IS HEREBY AUTHORIZED TO FILE A COPY OF THIS PARAGRAPH IN ANY PROCEEDING AS CONCLUSIVE EVIDENCE OF THIS WAIVER BY THE OTHER.
10.9    Headings/Schedules. The Article and/or Section headings and the Table of Contents in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose. The Schedules attached hereto, are hereby incorporated by reference as a part of this Agreement with the same force and effect as if set forth in the body hereof.
10.10    Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
10.11    Preferences. During the continuance of an Event of Default, Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrowers to any portion of the Debt. To the extent Borrowers make a payment to Lender, or Lender receives proceeds of any collateral, which is in whole or part subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state, or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the Debt or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender. This provision shall survive the expiration or termination of this Agreement and the repayment of the Debt.
10.12    Waiver of Notice. No Borrower shall be entitled to any notices of any nature whatsoever from Lender except with respect to matters for which this Agreement or any other Loan Document specifically and expressly requires the giving of notice by Lender to such Borrower and except with respect to matters for which such Borrower is not, pursuant to applicable Legal Requirements, permitted to waive the giving of notice. Each Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which no Loan Document specifically and expressly requires the giving of notice by Lender to such Borrower.
10.13    Remedies of Borrower. If a claim or adjudication is made that Lender or any of its agents, including Servicer, has acted unreasonably or unreasonably delayed acting in any case where by law or under any Loan Document, Lender or any such agent, as the case may be, has an obligation to act reasonably or promptly, Borrowers agree that, other than arising from Lender’s willful misconduct, illegal acts or gross negligence, neither Lender nor its agents, including Servicer, shall be liable for any monetary damages, and Borrowers’ sole remedy shall be to commence an action seeking injunctive relief or declaratory judgment. Any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Each Borrower specifically waives any claim against Lender and its agents, including Servicer, with respect to actions taken by Lender or its agents on Borrowers’ behalf. To the fullest extent permitted by applicable law, Borrowers shall not assert, and hereby waive, any claim against Lender, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, the Loan, or the use of the proceeds thereof.
10.14    Prior Agreements. This Agreement and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements, understandings and negotiations among or between such parties, whether oral or written, are superseded by the terms of this Agreement and the other Loan Documents.
10.15    Offsets, Counterclaims and Defenses. Each Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against one or more Borrowers by Lender or its agents, including Servicer, or otherwise offset any obligations to make payments required under the Loan Documents. Any assignee of Lender’s interest in and to the Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which one or more Borrowers may otherwise have against any assignor of such documents, and no such offset, counterclaim or defense shall be interposed or asserted by one or more Borrowers in any action or proceeding brought by any such assignee upon such documents, and any such right to interpose or assert any such offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrowers.
10.16    Publicity. All news releases, publicity or advertising by any Borrower or its Affiliates through any media intended to reach the general public, which refers to the Loan Documents, the Loan, Lender or any of Lender’s Affiliates, a Loan purchaser, Servicer or the trustee in a Secondary Market Transaction, shall be subject to the prior written approval of Lender. Lender shall have the right to issue any of the foregoing without any Borrower’s approval.
10.17    No Usury. Borrowers and Lender intend at all times to comply with applicable state law or applicable United States federal law (to the extent that it permits Lender to contract for, charge, take, reserve or receive a greater amount of interest than under state law) and that this Section 10.17 shall control every other agreement in the Loan Documents. If the applicable law (state or federal) is ever judicially interpreted so as to render usurious any amount called for under the Note or any other Loan Document, or contracted for, charged, taken, reserved or received with respect to the Debt, or if Lender’s exercise of the option to accelerate the maturity of the Loan or any prepayment by Borrowers results in Borrowers having paid any interest in excess of that permitted by applicable law, then it is Borrowers’ and Lender’s express intent that all excess amounts theretofore collected by Lender shall be credited against the unpaid Principal and all other Debt (or, if the Debt has been or would thereby be paid in full, refunded to Borrowers), and the provisions of the Loan Documents immediately be deemed reformed and the amounts thereafter collectible thereunder reduced, without the necessity of the execution of any new document, so as to comply with applicable law, but so as to permit the recovery of the fullest amount otherwise called for thereunder. All sums paid or agreed to be paid to Lender for the use, forbearance or detention of the Loan shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Debt does not exceed the maximum lawful rate from time to time in effect and applicable to the Debt for so long as the Debt is outstanding. Notwithstanding anything to the contrary contained in any Loan Document, it is not the intention of Lender to accelerate the maturity of any interest that has not accrued at the time of such acceleration or to collect unearned interest at the time of such acceleration.
10.18    Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and any of the other Loan Documents, the provisions of this Agreement shall control. The parties hereto acknowledge that each is represented by separate counsel in connection with the negotiation, drafting, execution and delivery of the Loan Documents and that the Loan Documents shall not be subject to the principle of construing their meaning against the party that drafted them. Borrowers acknowledge that, with respect to the Loan, Borrowers shall rely solely on its own judgment and advisors in entering into the Loan, without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under any of the Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or affiliate of Lender of any equity interest any of them may acquire in Borrowers, and Borrowers hereby irrevocably waive the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrowers acknowledge that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse to or competitive with the business of Borrowers or its Affiliates.
10.19    No Joint Venture or Partnership; No Third Party Beneficiaries.
(a)    Borrowers and Lender intend that the relationships created under the Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, fiduciary, advisor, tenancy-in-common or joint tenancy relationship between Borrowers and Lender (or any of Lender’s Affiliates) nor to grant Lender (or any of Lender’s Affiliates) any interest in any of the Properties other than that of mortgagee, beneficiary or lender.
(b)    The Loan Documents are solely for the benefit of Lender and Borrowers and nothing contained in any Loan Document shall be deemed to confer upon anyone other than Lender and Borrowers any right to insist upon or to enforce the performance or observance of any of the obligations contained therein.
10.20    Yield Maintenance Premium. Borrowers acknowledge that (a) Lender is making the Loan in consideration of the receipt by Lender of all interest and other benefits intended to be conferred by the Loan Documents and (b) if payments of Principal are made to Lender prior to the Stated Maturity Date, for any reason whatsoever, whether voluntary, as a result of Lender’s acceleration of the Loan after an Event of Default, by operation of law or otherwise, Lender will not receive all such interest and other benefits and may, in addition, incur costs. For these reasons, and to induce Lender to make the Loan, each Borrower agrees that, except as expressly provided in Article 7 hereof, all prepayments, if any, whether voluntary or involuntary, will be accompanied by the Yield Maintenance Premium; provided, however, that the foregoing shall not be deemed to imply that the Loan may be voluntarily prepaid in any manner or under any circumstance other than as expressly set forth in this Agreement. Such Yield Maintenance Premium shall be required whether payment is made by one or more Borrowers, by a Person on behalf of one or more Borrowers, or by the purchaser at any foreclosure sale, and may be included in any bid by Lender at such sale. Each Borrower further acknowledges that (A) it is a knowledgeable real estate developer and/or investor; (B) it fully understands the effect of the provisions of this Section 10.20, as well as the other provisions of the Loan Documents; (C) the making of the Loan by Lender at the Interest Rate and other terms set forth in the Loan Documents are sufficient consideration for Borrowers’ obligation to pay a Yield Maintenance Premium (if required); and (D) Lender would not make the Loan on the terms set forth herein without the inclusion of such provisions. Each Borrower also acknowledges that the provisions of this Agreement limiting the right of prepayment and providing for the payment of the Yield Maintenance Premium and other charges specified herein were independently negotiated and bargained for, and constitute a specific material part of the consideration given by Borrowers to Lender for the making of the Loan except as expressly permitted hereunder.
10.21    Assignments and Participations. In addition to any other rights of Lender hereunder, the Loan, the Note, the Loan Documents and/or Lender’s rights, title, obligations and interests therein may be sold, assigned, participated or otherwise transferred by Lender and any of its successors and assigns to any Person at any time in its sole and absolute discretion, in whole or in part, whether by operation of law (pursuant to a merger or other successor in interest) or otherwise without notice to or consent from Borrower or any other Person. Upon any assignment permitted hereunder, all references to Lender in this Agreement and in any Loan Document (or to an individual assigning Co-Lender in the event an individual Co-Lender make such assignment rather than an assignment in whole by Lender) shall be deemed to refer to such assignee or successor in interest and such assignee or successor in interest shall thereafter stand in the place of Lender (or in the case of an individual assigning Co-Lender in the event an individual Co-Lender make such assignment rather than an assignment in whole by Lender, such assignee of or successor in interest to such Co-Lender) in all respects. Except as expressly permitted herein, Borrower may not assign its rights, title, interests or obligations under this Agreement or under any of the Loan Documents.
10.22    Waiver of Marshalling of Assets. To the fullest extent permitted by law, each Borrower, for itself and its successors and assigns, waives all rights to a marshalling of the assets of such Borrower, such Borrower’s members or partners, as applicable, and others with interests in such Borrower, and of the Property owned by such Borrower, and shall not assert any right under any laws pertaining to the marshalling of assets, the sale in inverse order of alienation, homestead exemption, the administration of estates of decedents, or any other matters whatsoever to defeat, reduce or affect the right of Lender under the Loan Documents to a sale of the Property owned by such Borrower for the collection of the Debt without any prior or different resort for collection, or of the right of Lender to the payment of the Debt out of the net proceeds of the Property in preference to every other claimant whatsoever.
10.23    Creation of Security Interest. Notwithstanding any other provision set forth in this Agreement, the Note, the Mortgages or any of the other Loan Documents, Lender may at any time create a security interest in all or any portion of its rights under this Agreement, the Note, the Mortgages and any other Loan Document (including the advances owing to it) in favor of any Person, including any central bank or Federal Reserve Bank in accordance with Regulation A of the Board of Governors of the Federal Reserve System.
10.24    Cross Default; Cross Collateralization. Each Borrower acknowledges that Lender has made the Loan to Borrowers upon the security of its collective interest in the Properties and in reliance upon the aggregate of the Properties taken together being of greater value as collateral security than the sum of the Properties taken separately. Each Borrower agrees that the Mortgages are and will be cross-collateralized and cross-defaulted with each other so that (i) an Event of Default under any of the Mortgages shall constitute an Event of Default under each of the other Mortgages which secure the Note; (ii) an Event of Default under the Note or this Agreement shall constitute an Event of Default under each Mortgage; and (iii) each Mortgage shall constitute security for the Note as if a single blanket lien were placed on all of the Properties as security for the Note.
10.25    Contribution Among Borrowers. Notwithstanding that Borrowers are jointly and severally liable to Lender for payment of the Loan, as among Borrowers, each shall be liable only for such Borrower’s Allocated Amount (as hereinafter defined) and, accordingly, each Borrower whose Property or other assets are, from time to time, utilized to satisfy a portion of the Debt in excess of such Borrower’s Allocated Loan Amount, shall be entitled, commencing 95 days after payment in full of the Debt, to contribution from each of the other Borrowers pro-rata in accordance with their respective liabilities in accordance with this Agreement. The “Allocated Amount” for each Borrower shall equal the Allocated Loan Amount for the Property owned by such Borrower.
10.26    Joint and Several. Each Borrower shall be jointly and severally liable for payment of the Debt and performance of all other obligations of Borrowers (or any of them) under this Agreement or any other Loan Document.
10.27    Intentionally Omitted.

10.28    Acknowledgement and Consent to Bail-In of EEA Financial Institutions.
(a)    Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among the respective parties thereto, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(i)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and
(ii)    the effects of any Bail-in Action on any such liability, including, if applicable:
(A)    a reduction in full or in part or cancellation of any such liability;
(B)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or
(C)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.
(b)    As used in this Section 10.28 the following terms have the following meanings ascribed thereto: (i) “Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution; (ii)“Bail-In Legislation” means, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule; (iii) “EEA Financial Institution” means (x) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority; (y) any entity established in an EEA Member Country which is a parent of an institution described in clause (x) of this definition, or (x) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (x) or (y) of this definition and is subject to consolidated supervision with its parent; (iv) “EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway; (v) “EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution; (vi) “EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time; and (vii) “Write-Down and Conversion Powers” means, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.
10.29    Set-Off. In addition to any rights and remedies of Lender provided by this Agreement and by law, Lender shall have the right in its sole discretion, without prior notice to any Borrower, any such notice being expressly waived by each Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by any Borrower hereunder (whether at the stated maturity, by acceleration or otherwise) to set-off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Lender or any Affiliate thereof to or for the credit or the account of Borrowers. Lender agrees promptly to notify Borrowers after any such set-off and application made by Lender; provided that the failure to give such notice shall not affect the validity of such set-off and application.
10.30    Negation of Implied Right to Cure Events of Default. Notwithstanding anything contained in this Agreement or any of the other Loan Documents providing that certain rights, remedies or privileges are only available to Lender during the “continuance” of an Event of Default (or words of similar import), Borrower expressly acknowledges and agrees that it does not have the right to cure an Event of Default once the same has occurred under this Agreement or any other Loan Document, in each case without the consent of Lender, which consent may be withheld, delayed or denied by Lender in its discretion.
10.31    Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.
10.32    Co-Lenders
(a)    Each Co-Lender agrees that, prior to the Securitization of the entire Loan, (i) any Letter of Credit delivered to Lender in accordance with the terms of this Agreement shall name SG as the sole beneficiary thereunder for the benefit of the Lenders, and (ii) each Co-Lender authorizes SG to, and SG hereby agrees to, act as its agent with regard to the servicing and administration of all such Letters of Credit, and in the event SG draws upon any such Letter of Credit, each Co-Lender authorizes SG to, and SG hereby agrees to, deposit the proceeds into the Cash Management Account (or into one or more of the Cash Management Accounts) in the manner set forth herein. Upon the Securitization of the entire Loan, each Co-Lender authorizes SG to, and SG hereby agrees to, assign to the trustee of such Securitization all of SG’s right, title and interest in and to each Letter of Credit issued in accordance with the terms of this Agreement that is then in SG’s possession, whereupon without any further action by any of the Co-Lenders SG shall be released from any and all liability relating in any way to such Letter(s) of Credit.
(b)    (i) The liabilities of Lender shall be several and not joint, (ii) no Co-Lender shall be responsible for the obligations of any other Co-Lender, and (iii) each Co-Lender shall be liable to Borrowers only for its respective Ratable Share of the Loan. Notwithstanding anything to the contrary herein, all indemnities by Borrowers and obligations for costs, expenses, damages or advances set forth herein shall run to and benefit each Co-Lender in accordance with its Ratable Share.
(c)    Each Co-Lender agrees that it has, independently and without reliance on any other Co-Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrowers, Guarantor and their respective Affiliates and decision to enter into this Agreement and that it will, independently and without reliance upon any other Co-Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document.
10.33    Registered Obligations.
(a)    Notwithstanding anything to the contrary contained in this Agreement or any other Loan Document, the Note is, and any other promissory notes issued under the Loan Documents shall be, registered as to both principal and any stated interest.
(b)    If Lender sells a participation interest in the Loan, such Lender shall, acting solely for this purpose as a non-fiduciary agent of Borrowers, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Department of Treasury regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.
(c)    Lender or its designee, acting for this purpose solely as a non-fiduciary agent of Borrowers, shall maintain a register (the “Register”) for the recordation of the name and address of each Lender, the outstanding Principal, accrued and unpaid interest and other fees due it hereunder (any such amount a “Borrower Obligation”) and whether such Lender is the original Lender or an assignee pursuant to an assignment under Section 10.21 hereof. The Register shall be made available for inspection by Borrower or Lender at any reasonable time and from time to time upon reasonable prior notice. The entries in the Register shall be conclusive, absent manifest error, and Borrower and Lender shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as the owner of any Borrower Obligation held by such holder, as indicated in the Register, for all purposes of this Agreement.
10.34    Confidentiality. Lender shall use any information supplied by or on behalf of Borrower under this Agreement only in connection with the Loan, including, without limitation, in connection with the servicing of the Loan and the exercise and enforcement of Lender of any rights and remedies hereunder or under any other Loan Document. Lender agrees to keep, all rent rolls and other information supplied by Borrower under this Agreement or the other Loan Documents that Borrower, in its reasonable discretion, deems to be proprietary in nature (collectively, the “Confidential Information”) confidential; provided, however, that nothing contained herein shall prohibit distribution of the Confidential Information to auditors, regulatory authorities or any Persons that may be entitled by law to such information; provided further, however, that Lender shall inform the recipients of such information described in this sentence (other than the regulatory authorities and other Persons that are entitled by law to the Confidential Information) that such recipients considered to be subject to the same confidentiality obligations as is set forth herein applicable to Bank. Notwithstanding the foregoing, (i) Lender may disclose the tax treatment and tax structure of the Loan and all materials of any kind including, without limitation, opinions or other tax analysis, that are provided to Lender relating to such tax treatment or tax structure and (ii) Lender may disclose such information to the extent necessary in connection with a Secondary Market Transaction in accordance with Article 9 hereof.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.
BORROWERS:
ARC SMWMBFL001, LLC,
ARC NLLKLFL001, LLC,
ARC JCLOUKY001, LLC,
ARC CPFAYNC001, LLC,
ARC RBASHNC001, LLC,
ARC RGCHRNC001, LLC,
ARC MCLVSNV001, LLC,
ARC BBLVSNV001, LLC,
ARC NPHUBOH001, LLC,
ARC CPOKCOK001, LLC,
ARC ASANDSC001, LLC and
ARC SPSANTX001, LLC, each a Delaware limited liability company

By:      American Finance Operating Partnership, L.P.,
a Delaware limited partnership, its sole member

By:    American Finance Trust Inc.,
a Maryland corporation, its general partner

By:    /s/ Michael Anderson
Name:    Michael Anderson
Title:    Authorized Signatory

[signatures continue on following page]

LENDER:
SOCIETE GENERALE
By:    /s/ Kevin Kelley
    Name: Kevin Kelley
    Title:    Director

[signatures continue on following page]

UBS AG
By:    /s/ Jared Randall
    Name:    Jared Randall
    Title:    Executive Director

By:    /s/ Racquel A.C. Small
    Name:    Racquel A.C. Small
    Title:    Executive Director

Schedule 1

List of Borrowers/Location of Properties

Sch. 1 - 1

	Borrower Entity	Property Name	Address	City	State	County	Zip Code
1	ARC SMWMBFL001, LLC	Shoppes at West Melbourne	1501 West New Haven Avenue	West Melbourne	FL	Brevard	32904
2	ARC NLLKLFL001, LLC	North Lakeland Plaza	4241 US Highway 98 North	Lakeland	FL	Polk	33809
3	ARC JCLOUKY001, LLC	Jefferson Commons	4901 Outer Loop	Louisville	KY	Jefferson	40219
4	ARC CPFAYNC001, LLC	Cross Pointe Centre	5075 Morganton Road	Fayetteville	NC	Cumberland	28314
5	ARC RBASHNC001, LLC	Riverbend Marketplace	129 Bleachery Boulevard	Asheville	NC	Buncombe	28803
6	ARC RGCHRNC001, LLC	Shops at Rivergate South	13450 & 13610 Hoover Creek Blvd and 14310 & 14318 Rivergate Drive	Charlotte	NC	Mecklenburg	28273
7	ARC MCLVSNV001, LLC	Montecito Crossing	6610-6750 North Durango Drive	Las Vegas	NV	Clark	89149
8	ARC BBLVSNV001, LLC	Best on the Boulevard	3810-3910 South Maryland Parkway	Las Vegas	NV	Clark	89119
9	ARC NPHUBOH001, LLC	Northpark Center	8221 Old Troy Pike	Huber Heights (Dayton)	OH	Montgomery	45424
10	ARC CPOKCOK001, LLC	Centennial Plaza	2900 & 2930 NW 59th St. 5801 & 5901 N. May Ave.	Oklahoma City	OK	Oklahoma	73112
11	ARC ASANDSC001, LLC	Anderson Station	108 Station Drive	Anderson	SC	Anderson	29621
12	ARC SPSANTX001, LLC	San Pedro Crossing	303-333 Northwest Loop 410	San Antonio	TX	Bexar	78216

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Schedule 2

Required Repairs

Schedule 3

Exceptions to Representations and Warranties

With respect to the representations set forth in Section 4.16 (ii)
See attached aged delinquencies report.

With respect to the representations set forth in Section 4.16 (xii):
At Jefferson Commons Aldi    Tenant has 60 days from handover to terminate (1/5/18)

With respect to the representation set forth in Section 4.16(xvi):
At the Montecito Property, the Lease to Jay Inc. (d/b/a Brows Art) has been assigned to Ananya, LLC;
At the Montecito Property, the Lease to Hoang Van Nguyen (d/b/a Haute Nails) has been assigned to Katherin Van Nguyen;
At the Jefferson Commons, the Lease to Jenny’s Deli, LLC (d/b/a Firehouse Subs) has been assigned to Vrisha Inc.

With respect to the representation set forth in Section 4.16(xvi):
See attached aged brokerage commission schedule.

With respect to the representation set forth in Section 4.16 as to the fact that Borrower has delivered true and complete copies of each Lease:
The Estoppel Certificate received from Kohl’s with respect to the Northpark Property identifies the following documents which have not been provided to Lender:

1. Letter Agreement dated May 3, 1994 between Kohl’s Department Stores, Inc. and Wildcat Development Limited Partnership regarding Section 4.2 of Lease (bid submittal).
2. Letter dated February 5, 1995 from Architrend Associates certifying and taking responsibility for the structural roof system, associated bracing and suspension components.
3. Notice of Change of Property Manager dated December 18, 1998.
4. Letter Agreement dated August 26, 1999 between KRC Acquisition Corp. and Kohl’s Department Stores, Inc. regarding repainting building by Landlord.
5. Letter dated January 24, 2001 from Kohl’s Department Stores, Inc. approving the parking ratio reduction for the Outparcel.
6. Notice of Change of Rent Payment Address from KIR Huber Heights, LP dated December 1, 2011.
7. Approval Letter from KIR Huber Heights LP dated March 19, 2012 to approve revisions to Kohl’s 2012 Remodel.
(collectively, the “Missing Kohl’s Northpark Documents”)

Schedule 4

Organization of Borrower
(See Attached)

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Schedule 5
Definition of Special Purpose Bankruptcy Remote Entity
(I)    A “Special Purpose Bankruptcy Remote Entity” means (x) a limited liability company that is a Single Member Bankruptcy Remote LLC or (y) a corporation, limited partnership or limited liability company which at all times since its formation and at all times thereafter:
(i)    was and will be organized solely for the purpose of (A) owning, operating, leasing and maintaining the Property or (B) acting as a general partner of the limited partnership that owns the Property or member of the limited liability company that owns the Property;
(ii)    has not engaged and will not engage in any business unrelated to (A) the ownership of the Property, (B) acting as general partner of the limited partnership that owns the Property or (C) acting as a member of the limited liability company that owns the Property, as applicable;
(iii)    has not had and will not have any assets other than those related to the Property or its partnership or member interest in the limited partnership or limited liability company that owns the Property, as applicable;
(iv)    has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, asset sale (except as expressly permitted by this Agreement), transfer of partnership or membership interests or the like, or amendment of its limited partnership agreement, articles of incorporation, articles of organization, certificate of formation or operating agreement (as applicable);
(v)    if such entity is a limited partnership, has and will have, as its only general partners, Special Purpose Bankruptcy Remote Entities that are corporations;
(vi)    if such entity is a corporation, has and will have at least two (2) Independent Directors, and has not caused or allowed and will not cause or allow the board of directors of such entity to take any action requiring the unanimous affirmative vote of 100% of the members of its board of directors unless all of the directors and all Independent Directors shall have participated in such vote, and the organizational documents of such entity shall provide that no Independent Director may be removed or replaced without Cause and unless such entity provides Lender with not less than three (3) Business Days’ prior written notice of (a) any proposed removal of an Independent Director, together with a statement as to the reasons for such removal, and (b) the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director;
(vii)    if such entity is a limited liability company other than a single member limited liability company, has and will have at least one (1) member that has been and will

Sch. 5 - 1

be a Special Purpose Bankruptcy Remote Entity that has been and will be a corporation and such corporation is the managing member of such limited liability company;
(viii)    if such entity is a limited liability company, has and will have articles of organization, a certificate of formation and/or an operating agreement, as applicable, providing that (A) such entity will dissolve only upon the bankruptcy of the managing member, (B) the vote of a majority-in-interest of the remaining members is sufficient to continue the life of the limited liability company in the event of such bankruptcy of the managing member and (C) if the vote of a majority-in-interest of the remaining members to continue the life of the limited liability company following the bankruptcy of the managing member is not obtained, the limited liability company may not liquidate the Property without the consent of the applicable Rating Agencies for as long as the Loan is outstanding;
(ix)    has not, and without the unanimous consent of all of its partners, directors or members (including all Independent Directors), as applicable, will not, with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest (A) file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection of debtors generally, (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such entity or for all or any portion of such entity’s properties, (C) make any assignment for the benefit of such entity’s creditors or (D) take any action that might cause such entity to become insolvent;
(x)    has remained and intends to remain solvent and has maintained and intends to maintain adequate capital in light of its contemplated business operations, provided, however, the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower;
(xi)    has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;
(xii)    has maintained and will maintain its accounts, books and records separate from any other Person (other than another Borrower) and will file its own tax returns (except to the extent that it has been or is required to file consolidated tax returns by law or is treated as a disregarded entity);
(xiii)    has maintained and will maintain its books, records, resolutions and agreements as official records;
(xiv)    has not commingled and will not commingle its funds or assets with those of any other Person;
(xv)    has held and will hold its assets in its own name;
(xvi)    has conducted and will conduct its business in its name;

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(xvii)    has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person;
(xviii)    has paid and intends to pay its own liabilities, including the salaries of its own employees, out of its own funds and assets, provided, however, the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower;
(xix)    has observed and will observe all partnership, corporate or limited liability company formalities, as applicable;
(xx)    has maintained and will maintain an arm’s-length relationship with its Affiliates;
(xxi)    (a) if such entity owns the Property, has not and will not have any indebtedness other than Permitted Indebtedness, or (b) if such entity acts as the general partner of a limited partnership which owns the Property, has not and will not have any indebtedness other than unsecured trade payables in the ordinary course of business relating to acting as general partner of the limited partnership which owns the Property which (1) do not exceed, at any time, $10,000 and (2) are paid within thirty (30) days of the date incurred, or (c) if such entity acts as a managing member of a limited liability company which owns the Property, has and will have no indebtedness other than unsecured trade payables in the ordinary course of business relating to acting as a member of the limited liability company which owns the Property which (1) do not exceed, at any time, $10,000 and (2) are paid within thirty (30) days of the date incurred;
(xxii)    has not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except for the Loan;
(xxiii)    has not and will not acquire obligations or securities of its partners, members or shareholders;
(xxiv)    has allocated and will allocate fairly and reasonably shared expenses, including shared office space, and uses separate stationery, invoices and checks;
(xxv)    except in connection with the Loan, has not pledged and will not pledge its assets for the benefit of any other Person;
(xxvi)    has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person;
(xxvii)    has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

Sch. 5 - 3

(xxviii)    has not made and will not make loans to any Person;
(xxix)    has not identified and will not identify its partners, members or shareholders, or any Affiliate of any of them, as a division or part of it;
(xxx)    has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;
(xxxi)    has and will have no obligation to indemnify its partners, officers, directors, members or Special Members, as the case may be, or has such an obligation that is fully subordinated to the Debt and will not constitute a claim against it if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation;
(xxxii)    has and will have an express acknowledgment in its organizational documents that Lender is an intended third-party beneficiary of the “special purpose” provisions of such organizational documents; and
(xxxiii)    will consider the interests of its creditors in connection with all corporate, partnership or limited liability company actions, as applicable.
(II)    “Single Member Bankruptcy Remote LLC” means a limited liability company organized under the laws of the State of Delaware which at all times since its formation and at all times thereafter:
(i)    was and will be organized solely for the purpose of owning, operating, leasing and maintaining the Property;
(ii)    has not engaged and will not engage in any business unrelated to the ownership of the Property;
(iii)    has not had and will not have any assets other than those related to the Property;
(iv)    has not engaged, sought or consented to and will not engage in, seek or consent to any dissolution, winding up, liquidation, consolidation, merger, asset sale (except as expressly permitted by this Agreement), transfer of partnership or membership interests or the like, or amendment of its limited liability company agreement or certificate of formation;
(v)    has not, and without the unanimous consent of all of directors (including all Independent Directors), as applicable, will not, with respect to itself or to any other entity in which it has a direct or indirect legal or beneficial ownership interest (A) file a bankruptcy, insolvency or reorganization petition or otherwise institute insolvency proceedings or otherwise seek any relief under any laws relating to the relief from debts or the protection

Sch. 5 - 4

of debtors generally, (B) seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian or any similar official for such entity or for all or any portion of such entity’s properties, (C) make any assignment for the benefit of such entity’s creditors or (D) take any action that might cause such entity to become insolvent;
(vi)    has remained and intends to remain solvent and has maintained and intends to maintain adequate capital in light of its contemplated business operations, provided, however, the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower;
(vii)    has not failed and will not fail to correct any known misunderstanding regarding the separate identity of such entity;
(viii)    has maintained and will maintain its books, records, resolutions and agreements as official records;
(ix)    has not commingled and will not commingle its funds or assets with those of any other Person (other than other Borrowers party to this Agreement);
(x)    has held and will hold its assets in its own name;
(xi)    has conducted and will conduct its business in its name;
(xii)    has maintained and will maintain its financial statements, accounting records and other entity documents separate from any other Person (other than another Borrower) except as permitted by GAAP or tax basis accounting; provided, however, that any such consolidated financial statement shall contain a note indicating that its separate assets and liabilities are neither available to pay the debts of the consolidated Person nor constitute obligations of the consolidated Person;
(xiii)    has paid and intends to pay its own liabilities, including the salaries of its own employees, out of its own funds and assets, provided, however, the foregoing shall not require any direct or indirect member, partner or shareholder of Borrower to make any additional capital contributions to Borrower;
(xiv)    has observed and will observe all limited liability company formalities;
(xv)    has maintained and will maintain an arm’s-length relationship with its Affiliates;
(xvi)    has not and will not have any indebtedness other than Permitted Indebtedness;
(xvii)    has not and will not assume or guarantee or become obligated for the debts of any other Person or hold out its credit as being available to satisfy the obligations of any other Person except for the Loan;

Sch. 5 - 5

(xviii)    has not and will not acquire obligations or securities of its partners, members or shareholders;
(xix)    has allocated and will allocate fairly and reasonably shared expenses, including shared office space, and uses separate stationery, invoices and checks;
(xx)    except in connection with the Loan, has not pledged and will not pledge its assets for the benefit of any other Person;
(xxi)    has held itself out and identified itself and will hold itself out and identify itself as a separate and distinct entity under its own name and not as a division or part of any other Person;
(xxii)    has maintained and will maintain its assets in such a manner that it will not be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;
(xxiii)    has not made and will not make loans to any Person;
(xxiv)    has not identified and will not identify its members or any Affiliate of any of them, as a division or part of it;
(xxv)    has not entered into or been a party to, and will not enter into or be a party to, any transaction with its partners, members, shareholders or Affiliates except in the ordinary course of its business and on terms which are intrinsically fair and are no less favorable to it than would be obtained in a comparable arm’s-length transaction with an unrelated third party;
(xxvi)    has and will have no obligation to indemnify its partners, officers, directors, members or Special Members, as the case may be, or has such an obligation that is fully subordinated to the Debt and will not constitute a claim against it if cash flow in excess of the amount required to pay the Debt is insufficient to pay such obligation;
(xxvii)    has and will have an express acknowledgment in its organizational documents that Lender is an intended third-party beneficiary of the “special purpose” provisions of such organizational documents;
(xxviii)    will consider the interests of its creditors in connection with all limited liability company actions;
(xxix)    has maintained and will maintain its accounts, books and records separate from any other person;
(xxx)    has and will have an operating agreement which provides that the business and affairs of Borrower shall be managed by or under the direction of a board of one or more directors designated by Sole Member, and at all times there shall be at least two (2) duly appointed Independent Directors on the board of directors, and the board of directors

Sch. 5 - 6

will not take any action requiring the unanimous affirmative vote of 100% of the members of its board of directors unless, at the time of such action there are at least two (2) members of the board of directors who are Independent Directors, and all of the directors and all Independent Directors shall have participated in such vote;
(xxxi)    has and will have an operating agreement which provides that, as long as any portion of the Debt remains outstanding, (A) upon the occurrence of any event that causes Sole Member to cease to be a member of Borrower (other than (x) upon an assignment by Sole Member of all of its limited liability company interest in Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of Borrower and the Loan Documents, or (y) the resignation of Sole Member and the admission of an additional member of Borrower, if permitted pursuant to the organizational documents of Borrower and the Loan Documents), the person acting as an Independent Director of Borrower shall, without any action of any Person and simultaneously with Sole Member ceasing to be a member of Borrower, automatically be admitted as the sole member of Borrower (the “Special Member”) and shall preserve and continue the existence of Borrower without dissolution, (B) no Special Member may resign or transfer its rights as Special Member unless (x) a successor Special Member has been admitted to Borrower as a Special Member, and (y) such successor Special Member has also accepted its appointment as an Independent Director, (C) no Independent Director may be removed or replaced without Cause and unless the company provides Lender with not less than three (3) Business Days’ prior written notice of (a) any proposed removal of an Independent Director, together with a statement as to the reasons for such removal, and (b) the identity of the proposed replacement Independent Director, together with a certification that such replacement satisfies the requirements set forth in the organizational documents for an Independent Director, and (D) except as expressly permitted pursuant to the terms of this Agreement, Sole Member may not resign and no additional member shall be admitted to Borrower; and
(xxxii)    has and will have an operating agreement which provides that, as long as any portion of the Debt remains outstanding, (A) Borrower shall be dissolved, and its affairs shall be wound up only upon the first to occur of the following: (x) the termination of the legal existence of the last remaining member of Borrower or the occurrence of any other event which terminates the continued membership of the last remaining member of Borrower in Borrower unless the business of Borrower is continued in a manner permitted by its operating agreement or the Delaware Limited Liability Company Act (the “Delaware Act”) or (y) the entry of a decree of judicial dissolution under Section 18‑802 of the Delaware Act; (B) upon the occurrence of any event that causes the last remaining member of Borrower to cease to be a member of Borrower or that causes Sole Member to cease to be a member of Borrower (other than (x) upon an assignment by Sole Member of all of its limited liability company interest in Borrower and the admission of the transferee, if permitted pursuant to the organizational documents of Borrower and the Loan Documents, or (y) the resignation of Sole Member and the admission of an additional member of Borrower, if permitted pursuant to the organizational documents of Borrower and the Loan Documents), to the fullest extent permitted by law, the personal representative of such member shall be authorized to, and shall, within 90 days after the occurrence of the event that terminated the

Sch. 5 - 7

continued membership of such member in Borrower, agree in writing to continue the existence of Borrower and to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of Borrower, effective as of the occurrence of the event that terminated the continued membership of such member in Borrower; (C) the bankruptcy of Sole Member or a Special Member shall not cause such member or Special Member, respectively, to cease to be a member of Borrower and upon the occurrence of such an event, the business of Borrower shall continue without dissolution; (D) in the event of dissolution of Borrower, Borrower shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of Borrower in an orderly manner), and the assets of Borrower shall be applied in the manner, and in the order of priority, set forth in Section 18‑804 of the Delaware Act; and (E) to the fullest extent permitted by law, each of Sole Member and the Special Members shall irrevocably waive any right or power that they might have to cause Borrower or any of its assets to be partitioned, to cause the appointment of a receiver for all or any portion of the assets of Borrower, to compel any sale of all or any portion of the assets of Borrower pursuant to any applicable law or to file a complaint or to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of Borrower.
(III)     “Cause” shall mean, with respect to an Independent Director or Independent Manager, (i) acts or omissions by such Independent Director or Independent Manager, as applicable, that constitute willful disregard of, or gross negligence with respect to such Independent Director’s or Independent Manager’s, as applicable, duties, (ii) such Independent Director or Independent Manager, as applicable, has engaged in or has been charged with or has been indicted or convicted for any crime or crimes of fraud or other acts constituting a crime under any law applicable to such Independent Director or Independent Manager, as applicable, (iii) such Independent Director or Independent Manager, as applicable, has breached its fiduciary duties of loyalty and care as and to the extent of such duties in accordance with the terms of Borrower’s organizational documents, (iv) there is a material increase in the fees charged by such Independent Director or Independent Manager, as applicable, or a material change to such Independent Director’s or Independent Manager’s, as applicable, terms of service, (v) such Independent Director or Independent Manager, as applicable, is unable to perform his or her duties as Independent Director or Independent Manager, as applicable, due to death, disability or incapacity, or (vi) such Person no longer meets the criteria provided in the definition of Independent Director or Independent Manager, as applicable.
(IV)    “Independent Director” or “Independent Manager” means a natural person selected by Borrower (a) with prior experience as an independent director, independent manager or independent member, (b) with at least three (3) years of employment experience, (c) who is provided by a Nationally Recognized Service Company (defined below), (d) who is duly appointed as an Independent Director or Independent Manager and is not, will not be while serving as Independent Director or Independent Manager (except pursuant to an express provision in Borrower’s operating agreement providing for the appointment of such Independent Director or Independent Manager to become a “special member” upon Sole Member ceasing to be a member of Borrower) and shall not have been at any time during the preceding five (5) years, any of the following:

Sch. 5 - 8

(i)    a stockholder, director (other than as an Independent Director), officer, employee, partner, attorney or counsel of Borrower, any Affiliate of Borrower or any direct or indirect parent of Borrower;
(ii)    a customer, supplier or other Person who derives any of its purchases or revenues from its activities with Borrower or any Affiliate of Borrower;
(iii)    a Person or other entity Controlling or under Common Control with any such stockholder, partner, customer, supplier or other Person; or
(iv)    a member of the immediate family of any such stockholder, director, officer, employee, partner, customer, supplier or other Person.
A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the Independent Director or Independent Manager of a “special purpose entity” affiliated with Borrower shall be qualified to serve as an Independent Director or Independent Manager of Borrower, provided that the fees that such individual earns from serving as Independent Director or Independent Manager of affiliates of Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual's annual income for that year.
A natural person who satisfies the foregoing definition other than clause (ii) shall not be disqualified from serving as an Independent Director or Independent Manager of Borrower if such individual is an independent director, independent manager or special manager provided by a Nationally Recognized Service Company that provides professional independent directors, independent managers and special managers and also provides other corporate services in the ordinary course of its business.
(V)    “Nationally Recognized Service Company” means any of CT Corporation, Corporation Service Company, National Registered Agents, Inc., National Corporate Research, Ltd., Wilmington Trust Company or such other nationally recognized company that provides independent director, independent manager or independent member services and that is reasonably satisfactory to Lender, in each case that is not an Affiliate of Borrower and that provides professional independent directors and other corporate services in the ordinary course of its business.

Schedule 6

Allocated Loan Amounts and Release Amount Percentages

Property	Release Price	Allocated Loan Amount
Montecito Crossing	120.0%	$33,040,000
Best on the Boulevard	120.0%	$24,350,000
Jefferson Commons	120.0%	$24,440,000
Riverbend Marketplace	115.0%	$14,120,000
Shops at Rivergate South	115.0%	$14,090,000
San Pedro Crossing	115.0%	$15,670,000
Centennial Plaza	115.0%	$13,360,000
Northpark Center	115.0%	$20,350,000
Shoppes of West Melbourne	110.0%	$12,480,000
North Lakeland Plaza	110.0%	$6,510,000
Cross Pointe Center	110.0%	$15,730,000
Anderson Station	110.0%	$15,860,000
Total	114.583%	$210,000,000

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Schedule 7

Rent Rolls

(See Attached)

Schedule 8
Secondary Market Transaction Information

(A)	Any proposed program for the renovation, improvement or development of the Properties, or any part thereof, including the estimated cost thereof and the method of financing to be used.

(B)	The general competitive conditions to which the Properties are or may be subject.

(C)	Management of the Properties.

(D)	Occupancy rate expressed as a percentage for each of the last five years.

(E)	Principal business, occupations and professions carried on in, or from the Properties.

(F)
Number of tenants occupying 10% or more of the total rentable square footage of any of the Properties and principal nature of business of such tenant, and the principal provisions of the Leases with those tenants including, but not limited to: rental per annum, expiration date, and renewal options.

(G)	The average effective annual rental per square foot or unit for each of the last three years prior to the date of filing.

(H)
Schedule of the Lease expirations for each of the ten years starting with the year in which the registration statement is filed (or the year in which the prospectus supplement is dated, as applicable), stating:

(1)    The number of tenants whose Leases will expire.
(2)    The total area in square feet covered by such Leases.
(3)    The annual rental represented by such Leases.
(4)    The percentage of gross annual rental represented by such Leases.

Schedule 9

Intellectual Property/Websites

None
Schedule 10

REA
1.Anderson Station, Anderson, South Carolina

A.	Agreement Concerning Easements and Restrictions between D&D Development Inc. and GMRI, Inc. recorded September 22, 2003 in Book 5745, Page 67 of the Anderson County Registry.

B.
Agreement of Covenants, Conditions and Restrictions and Grant of Easement dated June 17, 2003 by AIG Baker Anderson, LLC and recorded on January 5, 2006 in Book 7142, Page 194 of the Anderson County Registry, as amended by that certain Amendment to Agreement of Covenants, Conditions and Restrictions and Grant of Easement, dated December 30, 2005, between SCI Anderson Station Fund, LLC and SCI Fund Anderson, LLC, recorded January 5, 2006 in Book 7142, Page 258

2.    Best On The Boulevard, Las Vegas, Nevada

A.
Best on the Boulevard Shopping Center Grant of Reciprocal Easement and Declaration of Covenants, dated November 30, 1994, by Best on the Boulevard Limited Partnership, recorded on December 9, 1994 in Book 941209 as Instrument No. 01660 in the Office of the County Recorder of Clark County, Nevada.

3.    Centennial Plaza, Oklahoma City, Oklahoma

A.	Mutual Access Easement and Parking Agreement dated June 9, 1993 by Centennial Plaza Limited Partnership, recorded in Book 6444, Page 1456, Oklahoma County Registry.

4.    Cross Pointe Centre, Fayetteville, North Carolina

A.	Declaration of Rights, Restrictions and Easements, dated January 1, 1986, by Fayetteville Morganton Road Associates, recorded in Book 3135, Page 272, Cumberland County Registry.

B.	Declaration of Restrictions dated April 3, 1987 by Fayetteville Morganton Road Associates, recorded in Book 3272, Page 825, Cumberland County Registry.

5.    Jefferson Commons, Louisville, Kentucky

A.
Declaration of Restrictive Covenants and Reciprocal Access Easement Agreement, dated as of February 24, 2014, by and among Jefferson Investment Partners, LLC, Academy Outer Loop Partners, GP and Academy, Ltd., recorded on February 28, 2014 in Deed Book 10209, Page 663, in the Office of the Clerk of Jefferson County, Kentucky.

6.    Montecito Crossing, Las Vegas, Nevada

A.
Operation and Easement Agreement, dated as of March 2003, between Kohl’s Department Stores, Inc. and Durango 215, L.L.C., recorded on March 17, 2003, in Book 20030317 as Document No. 02449, of the Official Records of Clark County, Nevada (the “Official Records”), and re-recorded on June 3, 2004, in Book 20040603 as Document No. 03827, of the Official Records, and as amended by First Amendment to Re-Recorded Operation and Easement Agreement, dated as of July 25, 2005, between Kohl’s Department Stores, Inc. and 36 Acre, L.L.C. (successor-in-interest to Durango 215, L.L.C.), recorded on October 12, 2005, in Book 20051012 as Document No. 04756, of the Official Records, which Operation and Easement Agreement was assigned by: (1) an Assignment and Assumption of Operation and Easement Agreement, dated as of March 2003, between Durango 215, L.L.C, as assignor, and 36 Acre, L.L.C., as assignee, recorded on April 2, 2003, in Book 20030402 as Document No. 02472, of the Official Records, which instrument was re-recorded on April 24, 2003, in Book 20030424 as Document No. 00273 of the Official Records; (2) Assignment and Assumption of Operation and Easement Agreement, dated as of October 1, 2005, between 36 Acre, L.L.C., as assignor, and Inland Western Las Vegas Montecito, L.L.C., as assignee, recorded on October 12, 2005, in Book 20051012 as Document No. 04757, of the Official Records; and (3) Assignment and Assumption of Operation and Easement Agreement, dated as of September 29, 2015, by and among RPAI Las Vegas Montecito, L.L.C. (formerly known as Inland Western Las Vegas Montecito, L.L.C.) and RPAI Las Vegas Montecito Outlot, L.L.C., collectively, as assignor, and ARC MCLVSNV001, LLC, as assignee, recorded on October 1, 2015, in Book 20151001 as Document No. 01784, of the Official Records.

B.
Declaration of Restrictive Covenants, dated as of October 4, 2005, between 36 Acre, L.L.C. and Inland Western Las Vegas Montecito, L.L.C., recorded on October 12, 2005, in Book 20051012 as Document No. 0004759, of the Official Records.

7.    North Lakeland Plaza, Lakeland, Florida

A.
Declaration of Restrictions and Easements, by North Lakeland Plaza, dated August 12, 1985, recorded in Official Records Book 2350, Page 778, as affected by Supplemental Declaration of Restrictions and Easements by Agree Limited Partnership, dated September 22, 201, recorded in Official Records Book 9633, Page 1182, Public Records of Polk County, Florida.

8.    Northpark Center, Huber Heights, Ohio

A.
Reciprocal Easement Agreement, dated September 1, 1998, between Wildcat Development Limited Partnership and Dapor LLC, recorded on September 2, 1998 in DMF 98-597 A01 of the Montgomery County Records, Ohio (“Montgomery County Records”), as amended by: (1) Amendment to Reciprocal Easement Agreement, dated December 4, 1998, between Wildcat Development Limited Partnership and Dapor LLC, recorded on December 22, 1998 in DMF 98-858-C06 of the Montgomery County Records; (2) Amendment to Reciprocal Easement Agreement, dated October 27, 2004, between Wildcat Development Limited Partnership and KIR Huber Heights, L.P., recorded on December 17, 2004 in EASE-04-141400 of the Montgomery County Records; and (3) Easement Relocation Agreement, dated as of June 23, 2010, by and among Wildcat Development Limited Partnership, KTJ Limited Partnership One Hundred Seven, Robin G. Dayton, LLC and KIR Huber Heights, L.P., recorded on June 24, 2010 in EASE-10-036956 of the Montgomery County Records.

B.	Reciprocal Easement Agreement, dated January 13, 2000, between Dapor II LLC and KIR Huber Heights, L.P., recorded on January 21, 2000 in DMF 00-42 D11 of the Montgomery County Records.

C.
Reciprocal Access and Storm Drainage Easement, dated as of February 28, 1994 between Meijer, Inc. and Wildcat Development Limited Partnership, recorded on March 1, 1994 in DMF 94-123 B03 of the Montgomery County Records.

D.
Non-Compete/Restrictive Covenants and Maintenance Fee Agreement, dated August 30, 1994, between Wildcat Development Limited Partnership and Elizabeth M. Adler, recorded on August 30, 1994 in DMF 94-542 A01 of the Montgomery County Records.

E.
Restrictive Covenants and Maintenance Fee Agreement, dated August 28, 1995, between Wildcat Development Limited Partnership and Steak N Shake, Inc., recorded on September 12, 1995 in DMF 95-549 A01 of the Montgomery County Records.

F.
Restrictive Covenants and Maintenance Fee Agreement, dated June 6, 1996, between Wildcat Development Limited Partnership and Cincinnati Lubes, Inc., recorded on June 12, 1996 in DMF 96-390 A01 of the Montgomery County Records.

9.    Riverbend Marketplace, Asheville, North Carolina

A.
Easements with Covenants and Restrictions Affecting Land (“ECR”), dated January 7, 2004 between Wal-Mart Real Estate Business Trust and Horne Properties-Asheville, LLC and Horne Development-River Bend, LLC, recorded in Book 3539, Page 283, Buncombe County Registry.

10.    San Pedro Crossing, San Antonio, Texas

A.
Mutual Cross Access Easement Agreement dated June 27, 1996 by and between Circuit City Stores, Inc. and S.A.P. Associates, L.L.C. recorded under County Clerk’s File No. 96-0108504 (Volume 6821, Page 1457) amended by that certain First Amendment to Mutual Cross Access Easement Agreement and Estoppel Certificate dated April 22, 1998 by and between BB Fonds International 1 USA, L.P. f/k/a BB-Lincoln-US-Properties, L.P. and DDRA Community Centers Four, L.P. recorded under County Clerk’s File No. 98-0069319 (Volume 7445, Page 717) of the Real Property records of Bexar County, Texas.

B.
Easement Agreement dated May 11, 1992 by and between The Price Company and J.J. Barshop Et Al Properties recorded in Volume 5335, Page 709, amended by (i) Amendment to Easement dated November 3, 1994 by and between Circuit City Stores, Inc. and Southwest Leisure, Inc. recorded under County Clerk’s File No. 94-0199663 (Volume 6256, Page 1984); (ii) Second Amendment to Easement Agreement and Estoppel Certificate dated January 10, 1995 by and between Circuit City Stores, Inc. and S.A.P. Associates, L.L.C. recorded under County Clerk’s File No. 96-0019783 (Volume 6665, Page 892) and (iii) Third Amendment to Estoppel Agreement and Estoppel Certificate dated April 22, 1998 by and between DDRA Community Centers Four, L.P. and BB Fonds International 1 USA, L.P. recorded under County Clerk’s File No. 98-0069320 (Volume 7445, Page 724) of the Real Property records of Bexar County, Texas

11.    Shops At Rivergate South, Charlotte, North Carolina

A.
Declaration of Easements and Maintenance Obligations by and among CK Steele, LLC, Crosland Entity and Steele Creek (1997) Limited Partnership, dated December 15, 1998 and recorded on June 28, 2002 in Book 13757, Page 100 in the Mecklenburg County Register of Deed.

B.
Operation and Easement Agreement among Target Corporation, Home Depot U.S.A., Inc., CK Rivergate Shopping Center, LLC and Steele Creek (1997) Limited Partnership dated June (undated), 2015 and recorded on June 15, 2005 in Book 18888, Page 123 in the Mecklenburg County Register of Deed.

12.    Shoppes at West Melbourne, Melbourne, Florida

A.
Easement Restriction Agreement by and between Melbourne Associated Ltd., a Florida limited partnership, and Walgreen Co., an Illinois corporation, recorded in Official Records Book 2541, Page 2229, re-recorded in Official Records Book 2547, Page 2719; as affected by Easement Agreement recorded in Official Records Book 2955, Page 2989 and Deed of Correction to Easement and Restriction Agreement recorded in Official Records Book 3477, Page 1847.

B.
Easement Agreement by and between Volume Shoe Corporation, a Missouri corporation, and First Capital Income Properties Ltd., - Series IX, a Florida limited partnership, made as of October 17, 1988, recorded in Official Records Book 2955, Page 974; as affected by Amendment of Easement Agreement made as of November 6, 1989 recorded in Official Records Book 3032, Page 2975.

Schedule 11
List of Management Agreements
Prime Management Agreements

1.	Property Management Agreement, made as of December 8, 2017, by and between American Finance Properties, LLC, and ARC SPSANTX001, LLC;

2.	Property Management Agreement, made as of December 8, 2017, by and between American Finance Properties, LLC, and ARC ASANDSC001, LLC;

3.	Property Management Agreement, made as of December 8, 2017, by and between American Finance Properties, LLC, and ARC CPOKCOK001, LLC;

4.	Property Management Agreement, made as of December 8, 2017, by and between American Finance Properties, LLC, and ARC NPHUBOH001, LLC;

5.	Property Management Agreement, made as of December 8, 2017, by and between American Finance Properties, LLC, and ARC BBLVSNV001, LLC;

6.	Property Management Agreement, made as of December 8, 2017, by and between American Finance Properties, LLC, and ARC MCLVSNV001, LLC;

7.	Property Management Agreement, made as of December 8, 2017, by and between American Finance Properties, LLC, and ARC RGCHRNC001, LLC;

8.	Property Management Agreement, made as of December 8, 2017, by and between American Finance Properties, LLC, and ARC RBASHNC001, LLC;

9.	Property Management Agreement, made as of December 8, 2017, by and between American Finance Properties, LLC, and ARC CPFAYNC001, LLC;

10.	Property Management Agreement, made as of December 8, 2017, by and between American Finance Properties, LLC, and ARC JCLOUKY001, LLC;

11.	Property Management Agreement, made as of December 8, 2017, by and between American Finance Properties, LLC, and ARC NLLKLFL001, LLC;

12.	Property Management Agreement, made as of December 8, 2017, by and between American Finance Properties, LLC, and ARC SMWMBFL001, LLC.

Sub-Management Agreements

1.
Amended and Restated Property Management Agreement, dated as of April 13, 2017, between American Finance Properties, LLC, and Lincoln Retail REIT Services, LLC as amended by the First Amendment to Restated Property Management Agreement dated as of December 8. 2017, relating to property owned by ARC SPSANTX001, LLC;

2.
Amended and Restated Property Management Agreement, dated as of April 13, 2017, between American Finance Properties, LLC, and Lincoln Retail REIT Services, LLC as amended by the First Amendment to Restated Property Management Agreement dated as of December 8. 2017, relating to property owned by ARC ASANDSC001, LLC;

3.
Amended and Restated Property Management Agreement, dated as of April 13, 2017, between American Finance Properties, LLC, and Lincoln Retail REIT Services, LLC as amended by the First Amendment to Restated Property Management Agreement dated as of December 8. 2017, relating to property owned by ARC CPOKCOK001, LLC;

4.
Amended and Restated Property Management Agreement, dated as of April 13, 2017, between American Finance Properties, LLC, and Lincoln Retail REIT Services, LLC as amended by the First Amendment to Restated Property Management Agreement dated as of December 8. 2017, relating to property owned by ARC NPHUBOH001, LLC;

5.
Amended and Restated Property Management Agreement, dated as of April 13, 2017, between American Finance Properties, LLC, and Lincoln Retail REIT Services, LLC as amended by the First Amendment to Restated Property Management Agreement dated as of December 8. 2017, relating to property owned by ARC BBLVSNV001, LLC;

6.
Amended and Restated Property Management Agreement, dated as of April 13, 2017, between American Finance Properties, LLC, and Lincoln Retail REIT Services, LLC as amended by the First Amendment to Restated Property Management Agreement dated as of December 8. 2017, relating to property owned by ARC MCLVSNV001, LLC;

7.
Amended and Restated Property Management Agreement, dated as of April 13, 2017, between American Finance Properties, LLC, and Lincoln Retail REIT Services, LLC as amended by the First Amendment to Restated Property Management Agreement dated as of December 8. 2017, relating to property owned by ARC RGCHRNC001, LLC;

8.
Amended and Restated Property Management Agreement, dated as of April 13, 2017, between American Finance Properties, LLC, and Lincoln Retail REIT Services, LLC as amended by the First Amendment to Restated Property Management Agreement dated as of December 8. 2017, relating to property owned by ARC RBASHNC001, LLC;

9.
Amended and Restated Property Management Agreement, dated as of April 13, 2017, between American Finance Properties, LLC, and Lincoln Retail REIT Services, LLC as amended by the First Amendment to Restated Property Management Agreement dated as of December 8. 2017, relating to property owned by ARC CPFAYNC001, LLC;

10.
Amended and Restated Property Management Agreement, dated as of April 13, 2017, between American Finance Properties, LLC, and Lincoln Retail REIT Services, LLC as amended by the First Amendment to Restated Property Management Agreement dated as of December 8. 2017, relating to property owned by ARC JCLOUKY001, LLC;

11.
Amended and Restated Property Management Agreement, dated as of April 13, 2017, between American Finance Properties, LLC, and Lincoln Retail REIT Services, LLC as amended by the First Amendment to Restated Property Management Agreement dated as of December 8. 2017, relating to property owned by ARC NLLKLFL001, LLC;

12.
Amended and Restated Property Management Agreement, dated as of April 13, 2017, between American Finance Properties, LLC, and Lincoln Retail REIT Services, LLC as amended by the First Amendment to Restated Property Management Agreement dated as of December 8. 2017, relating to property owned by ARC SMWMBFL001, LLC.

Schedule 12
Physical Conditions Reports

1.
Property Condition Report, prepared by EBI Consulting as EBI Project No. 1117006148, dated as of November 3, 2017 for Shoppes at West Melbourne located at 1501 West New Haven Avenue, West Melbourne, FL.

2.	Property Condition Report, prepared by EBI Consulting as EBI Project No. 1117006152, dated as of November 2, 2017 for North Lakeland Plaza, located at 4241 US Highway 98 North Lakeland, FL.

3.	Property Condition Report, prepared by EBI Consulting as EBI Project No. 1117006156, dated as of October 31, 2017 for Jefferson Commons located at 4901 Outer Loop, Louisville, KY.

4.	Property Condition Report, prepared by EBI Consulting as EBI Project No. 1117006147, dated as of November 3, 2017 for Cross Pointe Centre located at 5075 Morganton Road, Fayetteville, NC.

5.	Property Condition Report, prepared by EBI Consulting as EBI Project No. 1117006149, dated as of October 30, 2017 for Riverbend Marketplace located at 129 Bleachery Boulevard, Asheville, NC.

6.	Property Condition Report, prepared by EBI Consulting as EBI Project No. 1117006155, dated as of November 6, 2017 for Shops at Rivergate South located at 128078 South Tryon Street, Charlotte, NC.

7.	Property Condition Report, prepared by EBI Consulting as EBI Project No. 1117006146, dated as of November 2, 2017 for Montecito Crossing located at 6610-6750 North Durango Drive, Las Vegas, NV.

8.	Property Condition Report, prepared by EBI Consulting as EBI Project No. 1117006154, dated as of November 4, 2017 for Best on the Boulevard located at 3810-3910 South Maryland Parkway, Las Vegas, NV.

9.	Property Condition Report, prepared by EBI Consulting as EBI Project No. 1117006145, dated as of November 2, 2017 for Northpark Center located at 8221 Old Troy Pike, Huber Heights (Dayton), OH.

10.
Property Condition Report, prepared by EBI Consulting as EBI Project No. 1117006151, dated as of November 6, 2017 for Centennial Plaza located at 2900 & 2930 NW 59th St., 5801 & 5901 N. May Ave., Oklahoma City, OK.

11.	Property Condition Report, prepared by EBI Consulting as EBI Project No. 1117006150, dated as of November 1, 2017 for Anderson Station located at 108 Station Drive, Anderson, SC.

12.	Property Condition Report, prepared by EBI Consulting as EBI Project No. 1117006153, dated as of November 2, 2017 for San Pedro Crossing located at 303-333 Northwest Loop 410, San Antonio, TX.

Schedule 13
Ratable Share
SOCIETE GENERALE: 53.33%

UBS AG, BY AND THROUGH ITS BRANCH OFFICE AT 1285 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK: 46.67%

Schedule 14

Free Rent Schedule

Free Rent
Tenant	Amount	Period
Aldi (1)	$154,430	12-8-17 through 7-4-18

Total	$154,430
Monthly	$22,061

(1) Aldi has free rent from the 1/4/18 lease commencement date through the 7/4/18 rent commencement date. An additional month was also reserved to account for the period from the 12/8/17 loan closing date to the 1/4/18 lease commencement date.

Schedule 15
Tenants Paying Taxes Directly to Taxing Authority

Property
Tenant
Taxing Authority
Parcel #
Centennial Plaza
Home Depot
Oklahoma County Treasurer
R146091120
Cross Pointe
Development Corp (Ground Leasee)
Cumberland County
0417-09-5820
Jefferson Commons
Academy
Jefferson County
0643-0198-0000
North Lakeland
Beall's
Polk County
23-27-36-000000-033020
Riverbend
Kohl's
Buncombe County Tax Dept
9658-52-3708-00000
Best on the Blvd
Best Buy
Clark County
162-14-315-013

Schedule 16
Zoning Reports

1.
Zoning Report, prepared by The Planning & Zoning Resource Company as PZR Site Number 107906-2, dated as of December 8, 2017 for Shoppes at West Melbourne located at 1501 West New Haven Avenue, West Melbourne, FL.

2.	Zoning Report, prepared by The Planning & Zoning Resource Company as PZR Site Number 107906-8, dated as of December 6, 2017 for North Lakeland Plaza, located at 4241 US Highway 98 North Lakeland, FL.

3.	Zoning Report, prepared by The Planning & Zoning Resource Company as PZR Site Number 107906-5, dated as of November 30, 2017 for Jefferson Commons located at 4901 Outer Loop, Louisville, KY.

4.	Zoning Report, prepared by The Planning & Zoning Resource Company as PZR Site Number 107906-3, dated as of November 30, 2017 for Cross Pointe Centre located at 5075 Morganton Road, Fayetteville, NC.

5.	Zoning Report, prepared by The Planning & Zoning Resource Company as PZR Site Number 107906-9, dated as of December 8, 2017 for Riverbend Marketplace located at 129 Bleachery Boulevard, Asheville, NC.

6.
Zoning Report, prepared by The Planning & Zoning Resource Company as PZR Site Number 107906-12, dated as of December 8, 2017 for Shops at Rivergate South located at 128078 South Tryon Street, Charlotte, NC.

7.
Zoning Report, prepared by The Planning & Zoning Resource Company as PZR Site Number 107906-10, dated as of December 5, 2017 for Montecito Crossing located at 6610-6750 North Durango Drive, Las Vegas, NV.

8.
Zoning Report, prepared by The Planning & Zoning Resource Company as PZR Site Number 107906-11, dated as of December 4, 2017 for Best on the Boulevard located at 3810-3910 South Maryland Parkway, Las Vegas, NV.

9.
Zoning Report, prepared by The Planning & Zoning Resource Company as PZR Site Number 107906-6, dated as of December 4, 2017 for Northpark Center located at 8221 Old Troy Pike, Huber Heights (Dayton), OH.

10.
Zoning Report, prepared by The Planning & Zoning Resource Company as PZR Site Number 107906-1, dated as of December 7, 2017 for Centennial Plaza located at 2900 & 2930 NW 59th St., 5801 & 5901 N. May Ave., Oklahoma City, OK.

11.	Zoning Report, prepared by The Planning & Zoning Resource Company as PZR Site Number 107906-7, dated as of December 8, 2017 for Anderson Station located at 108 Station Drive, Anderson, SC.

12.
Zoning Report, prepared by The Planning & Zoning Resource Company as PZR Site Number 107906-4, dated as of December 8, 2017 for San Pedro Crossing located at 303-333 Northwest Loop 410, San Antonio, TX.

Schedule 17
Qualified Replacement Manager
CBRE
Cushman & Wakefield

Sch. 7 - 1

Schedule 18
Major Leases

	Property	Tenant	SF
1	Cross Pointe Center	DEVELOPERS REALTY CORP (and related subleases)	104,155
2	Centennial Plaza	HOME DEPOT	102,962
3	Northpark Center	N ELDER BEERMAN	101,840
4	Riverbend Marketplace	Kohl's	88,408
5	North Lakeland Plaza	Beall's Department Store	84,146
6	Northpark Center	KOHL'S	80,731
7	Jefferson Commons	ACADEMY	71,914
8	Best on the Boulevard	Best Buy	57,726
9	Anderson Station	Hobby Lobby	55,000
10	North Lakeland Plaza	Best Buy Stores, L.P.	51,868

Sch. 18 - 1

Sch. 18 - 2

Schedule 19
Environmental Reports

1.
Phase I Environmental Site Assessment Report, prepared by EBI Consulting as EBI Project No. 1117006148, dated as of November 3, 2017 for Shoppes at West Melbourne located at 1501 West New Haven Avenue, West Melbourne, FL.

2.
Phase I Environmental Site Assessment Report, prepared by EBI Consulting as EBI Project No. 1117006152, dated as of November 2, 2017 for North Lakeland Plaza, located at 4241 US Highway 98 North Lakeland, FL.

3.	Phase I Environmental Site Assessment Report, prepared by EBI Consulting as EBI Project No. 1117006156, dated as of November 1, 2017 for Jefferson Commons located at 4901 Outer Loop, Louisville, KY.

4.
Phase I Environmental Site Assessment Report, prepared by EBI Consulting as EBI Project No. 1117006147, dated as of November 3, 2017 for Cross Pointe Centre located at 5075 Morganton Road, Fayetteville, NC.

5.
Phase I Environmental Site Assessment Report, prepared by EBI Consulting as EBI Project No. 1117006149, dated as of November 1, 2017 for Riverbend Marketplace located at 129 Bleachery Boulevard, Asheville, NC.

6.
Phase I Environmental Site Assessment Report, prepared by EBI Consulting as EBI Project No. 1117006155, dated as of November 3, 2017 for Shops at Rivergate South located at 128078 South Tryon Street, Charlotte, NC.

7.
Phase I Environmental Site Assessment Report, prepared by EBI Consulting as EBI Project No. 1117006146, dated as of November 2, 2017 for Montecito Crossing located at 6610-6750 North Durango Drive, Las Vegas, NV.

8.
Phase I Environmental Site Assessment Report, prepared by EBI Consulting as EBI Project No. 1117006154, dated as of November 2, 2017 for Best on the Boulevard located at 3810-3910 South Maryland Parkway, Las Vegas, NV.

9.
Phase I Environmental Site Assessment Report, prepared by EBI Consulting as EBI Project No. 1117006145, dated as of November 2, 2017 for Northpark Center located at 8221 Old Troy Pike, Huber Heights (Dayton), OH.

10.
Phase I Environmental Site Assessment Report, prepared by EBI Consulting as EBI Project No. 1117006151, dated as of November 6, 2017 for Centennial Plaza located at 2900 & 2930 NW 59th St., 5801 & 5901 N. May Ave., Oklahoma City, OK.

11.	Phase I Environmental Site Assessment Report, prepared by EBI Consulting as EBI Project No. 1117006150, dated as of November 3, 2017 for Anderson Station located at 108 Station Drive, Anderson, SC.

12.
Phase I Environmental Site Assessment Report, prepared by EBI Consulting as EBI Project No. 1117006153, dated as of November 2, 2017 for San Pedro Crossing located at 303-333 Northwest Loop 410, San Antonio, TX.

Schedule 20

At Closing TILC

Tenant Improvements		Estimated	Leasing Commissions		Estimated
Tenant	Amount	Payout Month	Tenant	Amount	Payout Month
Affordable Dentures	$10,000	12/17	The Container Store	$30,369	2/18
Metro Diner	$153,850	12/17	Best Buy	$21,161	2/18
Ulta	$300,000	8/18	Bed Bath & Beyond	$9,823	2/18
H&R Block	$15,000	12/17	Scottrade	$588	12/17
			Sport Clips	$1,836	2/18
			Vitamin Shoppe	$12,549	11/18
			Ulta	$37,800	8/18
			Aldi	$166,062	7/18
			Marshall's	$22,715	6/19
			Glamour Nails	$2,520	12/17
			Haute Nails	$1,935	2/18
			Wingstop	$11,988	2/18
Total	$478,850		Total	$319,346

Sch. 19 - 1

Schedule 21
Notes

1.	$25,000,000 Promissory Note A-1, dated December 8, 2017, by Borrowers in favor of Societe Generale as payee;

2.	$25,000,000 Promissory Note A-2, dated December 8, 2017, by Borrowers in favor of Societe Generale as payee;

3.	$20,000,000 Promissory Note A-3, dated December 8, 2017, by Borrowers in favor of Societe Generale as payee;

4.	$12,000,000 Promissory Note A-4, dated December 8, 2017, by Borrowers in favor of Societe Generale as payee;

5.	$10,000,000 Promissory Note A-5, dated December 8, 2017, by Borrowers in favor of Societe Generale as payee;

6.	$10,000,000 Promissory Note A-6, dated December 8, 2017, by Borrowers in favor of Societe Generale as payee;

7.	$5,000,000 Promissory Note A-7, dated December 8, 2017, by Borrowers in favor of Societe Generale as payee;

8.	$5,000,000 Promissory Note A-8, dated December 8, 2017, by Borrowers in favor of Societe Generale as payee;

9.
$20,000,000 Promissory Note A-9, dated December 8, 2017, by Borrowers in favor of UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York, by and through its branch as payee;

10.	$20,000,000 Promissory Note A-10, dated December 8, 2017, by Borrowers in favor of UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York e as payee;

11.	$15,000,000 Promissory Note A-11, dated December 8, 2017, by Borrowers in favor of UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York as payee;

12.	$15,000,000 Promissory Note A-12, dated December 8, 2017, by Borrowers in favor of UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York as payee;

Sch. 21 - 1

13.	$10,000,000 Promissory Note A-13, dated December 8, 2017, by Borrowers in favor of UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York as payee;

14.	$8,000,000 Promissory Note A-14, dated December 8, 2017, by Borrowers in favor of UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York as payee;

15.	$5,000,000 Promissory Note A-15, dated December 8, 2017, by Borrowers in favor of UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York as payee;

16.	$5,000,000 Promissory Note A-16, dated December 8, 2017, by Borrowers in favor of UBS AG, by and through its branch office at 1285 Avenue of the Americas, New York, New York as payee.

Sch. 21 - 2

Schedule 22
Environmental Insurance Policy

Sch. 21 - 3